UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
The Meridian Resource Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of The Meridian Resource Corporation (“Common Stock”)
(2)	Aggregate number of securities to which transaction applies:
92,475,527 shares of Common Stock, options to purchase 449,000 shares of Common Stock, and warrants to purchase 1,872,998 shares of Common Stock, all as of January 22, 2010
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.0000713 by the sum of (a) the product of 92,475,527 issued and outstanding shares of Common Stock on January 22, 2010 and the per share merger consideration of $0.29, plus (b) the product of 449,000 (the aggregate number of shares of Common Stock that could be issued and outstanding immediately prior to the effective time as a result of the exercise of options to purchase Common Stock that were outstanding on January 22, 2010) and $0 (since the exercise price per share of all such options exceeds the per share merger consideration of $0.29), plus (c) the product of 1,872,998 (the aggregate number of shares of Common Stock that could be issued and outstanding immediately prior to the effective time as a result of the exercise of warrants to purchase Common Stock that were outstanding as of January 22, 2010) and $0.19 (which is the difference between $0.29 and $0.10, which is the exercise price per share of such warrants).
(4)	Proposed maximum aggregate value of transaction: $27,173,773

(5)	Total fee paid: $1,938

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE MERIDIAN RESOURCE CORPORATION
1401 Enclave Parkway, Suite 300
Houston, Texas 77077

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

          , 2010

To our Shareholders:

After careful consideration, the board of directors of The Meridian Resource Corporation, a Texas corporation, which we refer to as “Meridian,” “we,” “our,” or “us,” has unanimously approved a merger agreement providing for Meridian’s acquisition by Alta Mesa Holdings, LP, or “Alta Mesa.”

If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alta Mesa, Alta Mesa Acquisition Sub, LLC or any other subsidiary of Alta Mesa or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised and perfected statutory appraisal rights) will be converted into the right to receive $0.29 in cash, without interest and less any applicable withholding tax. Each outstanding option or warrant for Meridian common stock will be canceled in exchange for (A) the excess, if any, of $0.29 over the per share exercise price of the option or warrant, as applicable, multiplied by (B) the number of shares of common stock subject to the option or warrant, as applicable, net of any applicable withholding taxes.

If the merger is completed, Meridian will no longer be a publicly traded company, our stock will not be traded on the New York Stock Exchange and you will not participate in our future earnings or growth.

At a special meeting of our shareholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on          , 2010, at  :   a.m. Houston time, at the          , Houston, Texas 77  . Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Our board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Meridian and its shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. The board of directors also recommends that you vote “FOR” the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for approval and adoption of the merger agreement at the special meeting.

Your vote is very important. We cannot complete the merger without the affirmative vote in favor of the adoption of the merger agreement of the holders of at least two-thirds of the outstanding shares of Meridian common stock entitled to vote. The failure of any shareholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

/s/  Paul D. Ching
Chairman and Chief Executive Officer

          , 2010

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated          , 2010 and is first being mailed to shareholders of Meridian on or about          , 2010.

THE MERIDIAN RESOURCE CORPORATION
1401 Enclave Parkway, Suite 300
Houston, Texas 77077

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On          , 2010

To the Shareholders of The Meridian Resource Corporation:

We will hold a special meeting of shareholders of The Meridian Resource Corporation, which we refer to as “Meridian,” “we,” “our,” or “us,” at          , Houston, Texas 77   on          , 2010 at   :00 a.m. local time, for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, or the “merger agreement,” dated as of December 22, 2009, by and among Meridian, Alta Mesa Holdings, LP, a Texas limited partnership, or “Alta Mesa,” and Alta Mesa Acquisition Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Alta Mesa, or “Merger Sub.” A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Meridian will merge with and into Merger Sub and Merger Sub will continue as the surviving company, which we refer to as the “merger.” Upon completion of the merger, each share of our common stock, par value $.01 per share, or the “common stock,” issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alta Mesa, Merger Sub or any other subsidiary of Alta Mesa or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised and perfected statutory appraisal rights) will be converted into the right to receive $0.29 in cash, without interest and less any applicable withholding tax.

•	To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

These items of business are described in the attached proxy statement. Only our shareholders of record at the close of business on          , 2010, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote.

Your vote is very important. If you do not vote on the proposal to adopt the merger agreement, it will have the same effect as a vote against it.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting. If you are a shareholder of record, voting in person at the meeting will revoke any proxy previously submitted. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to be sure such firm votes those shares in accordance with your instructions. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card in a timely manner will ensure your shares are represented at the special meeting. Please review the instructions in the accompanying proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding the voting of your shares.

Shareholders who vote against the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if the merger is completed, but only if they deliver a written demand for appraisal before the vote is taken on the merger agreement and comply with all applicable requirements of Texas law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

/s/  Paul D. Ching
Chairman and Chief Executive Officer

Houston, Texas
          , 2010

i

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

References to “Meridian,” “we,” “our” or “us” in this proxy statement refer to The Meridian Resource Corporation and its subsidiaries unless the context indicates otherwise.

•	The Parties to the Merger (page )

The Meridian Resource Corporation, a Texas corporation, is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through our wholly owned subsidiaries, we hold interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico. Meridian is headquartered in Houston, Texas.

Alta Mesa Holdings, LP, which we refer to as “Alta Mesa,” is a privately held Texas limited partnership that explores for, acquires and develops oil and natural gas properties.

Alta Mesa Acquisition Sub, LLC, which we refer to as “Merger Sub,” is a wholly owned subsidiary of Alta Mesa and is a Texas limited liability company. It was formed solely for the purpose of effecting the merger, has no assets, and has conducted no business operations.

•	The Merger (page )

You are being asked to consider and vote upon the adoption of the merger agreement. If the merger agreement is adopted by our shareholders, the other conditions to closing are satisfied or waived and the merger agreement is not terminated prior to the effective time of the merger, Meridian will merge with and into Merger Sub, Merger Sub will continue as the surviving company, we will no longer be a publicly traded company, we will not be required to file reports with the Securities and Exchange Commission, or the “SEC,” our stock will not be traded on the New York Stock Exchange, or the “NYSE,” and you will not participate in our future earnings or growth. Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alta Mesa, Merger Sub or any other subsidiary of Alta Mesa or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised and perfected statutory appraisal rights) will be converted into the right to receive $0.29 in cash, without interest and less any applicable withholding tax. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.” The surviving company will be a wholly owned subsidiary of Alta Mesa.

The merger agreement provides that the parties will close the merger no later than the business day after the satisfaction or waiver of the conditions described under “The Merger Agreement — Conditions to the Completion of the Merger.”

We currently anticipate that the merger will be completed in the first half of 2010. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in the first half of 2010. We are currently in default under our credit facility and other lending arrangements, including a payment default under our credit facility resulting from a borrowing base redetermination that became effective on April 30, 2009 (causing a borrowing base deficiency of $35.0 million at the time of such redetermination and $26.4 million as of January 4, 2010), and are subject to forbearance agreements with our lenders that they may terminate on or after February 28, 2010 if the merger is not completed by that date. If the merger is not completed, you will remain subject to all of the risks you are currently subject to as a holder of our common stock, including the risk that the forbearance agreements with our lenders and certain others would terminate, that our lenders and other parties would then take action to enforce their rights with respect to the outstanding obligations owed to them and that we may be forced to liquidate or to otherwise seek protection under federal bankruptcy laws. We can give you no assurance that in a bankruptcy proceeding you would receive any value for your shares. See “The Merger — Effects on Meridian if the Merger is Not Completed.”

Alta Mesa or Meridian may terminate the merger agreement under certain circumstances. In addition, Alta Mesa may terminate the merger agreement for any reason at any time prior to the effective time of the merger in its sole and absolute discretion. See “The Merger — Termination of the Merger Agreement.”

•	The Special Meeting (page )

Time, Place and Date (page   )

The special meeting of our shareholders will be held on          , 2010 at          , Houston, Texas 77  , at  :   a.m. local time.

Purpose (page   )

You will be asked

•	to consider and vote upon the adoption of the merger agreement, pursuant to which Meridian will merge with and into Merger Sub, and Merger Sub will survive and will remain a wholly owned subsidiary of Alta Mesa, and

•	to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

Record Date and Quorum (page   )

You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on          , 2010, the record date for the special meeting. You will have one vote for each share of common stock that you owned on the record date. As of January   , 2010, there were [92,475,527] shares of common stock entitled to be voted.

A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Vote Required to Approve the Merger Agreement (page   )

The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote. A failure to vote your shares of common stock, an abstention or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Common Stock Ownership of Directors and Executive Officers; Voting Agreements (page   )

Exclusive of options and warrants, our directors and executive officers beneficially owned, and had the right to vote an aggregate of [3,997,363] shares of common stock, or approximately [4.32]% of our outstanding shares of common stock on the record date. Each of our directors and executive officers has entered into an agreement with Alta Mesa and Merger Sub to vote all shares of our common stock owned or controlled by them in favor of the approval of the merger agreement.

Voting and Proxies (page   )

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail, by telephone, by the Internet or by voting in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares of common stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Revocability of Proxy (page   )

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by delivering to our Corporate Secretary, Lloyd V. DeLano, at The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy — you must vote in person at the meeting to revoke a prior proxy);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting at a later time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

•	Treatment of Stock Options and Warrants (page )

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase our common stock will become fully vested pursuant to our long-term incentive plans and, pursuant to the merger agreement, will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price of common stock subject to such option multiplied by (B) the number of shares of common stock covered by such option, the payment of which will be without interest and subject to applicable withholding tax. The per share exercise price for all of our outstanding options exceeds the Merger Consideration. Therefore, the holders of outstanding options will not receive any consideration for the cancellation of their outstanding options held by them, except that certain holders of options will receive $10 consideration in exchange for the execution of an option waiver, cancellation and release agreement.

Joseph A. Reeves, Jr. and Michael J. Mayell, who are directors of Meridian, each own warrants to purchase 936,499 shares of our common stock. The exercise price of the warrants is $0.10 per share. At the effective time of the merger, each such outstanding warrant will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price per share of common stock subject to such warrant multiplied by (B) the number of shares of common stock covered by such warrant, the payment of which will be without interest and subject to applicable withholding tax. Mr. Reeves and Mr. Mayell will receive $355,870 in the aggregate for their warrants.

•	Interests of Meridian’s Directors and Executive Officers in the Merger (page )

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests include:

•	existing change of control arrangements between us and our executive officers providing for, among other things, severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of Meridian, such as the merger, which change in control arrangements include:

•	an employment agreement between us and our Chairman and Chief Executive Officer, Paul D. Ching, providing for the payment to Mr. Ching of all accrued and unpaid salary through the date of termination and his monthly salary for the remainder of the term of his employment agreement if his employment is terminated following a “change in control”; and

•	participation of Messrs. Lloyd V. DeLano, Allen D. Breaux, Steven G. Ives and Alan S. Pennington, who are officers of Meridian, in The Meridian Resource & Exploration LLC Change in Control and Severance Plan, which could result in potential change in control benefits to such officers of an aggregate of $ .

•	conversion of outstanding warrants held by two of our directors, Messrs. Reeves and Mayell, into the right to receive the Merger Consideration, less the exercise price of the warrants, which, assuming a closing on , 2010, and based on the number of warrants held as of January , 2010, would result in an aggregate cash payment to them of $355,870;

•	indemnification provisions in the merger agreement in favor of our directors and officers;

•	maintenance of a six-year “tail” directors’ and officers’ liability insurance policy to cover directors and officers currently covered by our directors’ and officers’ liability insurance policy; and

•	potential employment arrangements between Alta Mesa or any of its affiliates, on the one hand, and one or more executive officers of Meridian, on the other hand, although there are no such arrangements as of the date of this proxy statement.

•	Opinion of Our Financial Advisor (page )

Morgan Keegan & Company, Inc., which we refer to as “Morgan Keegan”, delivered its opinion to our board of directors that, as of December 22, 2009 and based upon and subject to the factors and assumptions set forth therein, the $0.29 per share in cash to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders.

The full text of the written opinion of Morgan Keegan, dated December 22, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Morgan Keegan provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Morgan Keegan opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction. Pursuant to an engagement letter between us and Morgan Keegan, we have agreed to pay Morgan Keegan a fee of $300,000, plus reasonable out-of-pocket expenses.

•	Recommendation of Our Board of Directors (page )

Our board of directors unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and declared the merger agreement advisable and in the best interests of Meridian and its shareholders and recommended that the shareholders adopt the merger agreement and directed that the matter be submitted for consideration of our shareholders at the special meeting. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.”

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

•	Financing of the Merger (page )

The amount of funds necessary to pay the aggregate merger consideration to our shareholders and holders of options and warrants is anticipated to be approximately $27.2 million, assuming:

•	a purchase price of $0.29 per share (net of the exercise price for warrants); and

•	none of our shareholders validly exercises and perfects its appraisal rights.

In addition, Alta Mesa will assume our outstanding indebtedness, which was approximately $92.4 million as of January 4, 2010. Alta Mesa has informed us that it will pay for the acquisition through a combination of cash on hand and financing obtained under its credit facility or contributions from its partners. Alta Mesa’s obligation to complete the merger is not contingent on its obtaining financing.

•	Material United States Federal Income Tax Consequences (page )

The exchange of shares of common stock for cash in the merger will be a taxable transaction for United States federal income tax purposes, and possibly for state, local and foreign tax purposes as well. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders.” You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

•	Conditions to the Completion of the Merger (page )

Conditions to the Obligations of Each Party.  The merger agreement contains important conditions to each party’s obligation to consummate the merger, including the following:

•	the adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote;

•	the absence of any action, suit or proceeding instituted by any governmental authority and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or governmental authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by the merger agreement; and

•	each of the parties to the merger agreement shall have obtained all material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of governmental authorities required to consummate the transactions contemplated by the merger agreement.

Conditions to Alta Mesa’s and Merger Sub’s Obligations.  The merger agreement contains important conditions to Alta Mesa’s and Merger Sub’s obligations to consummate the merger, including the following:

•	the representations and warranties that Meridian made in the merger agreement are true and correct as of the date of the merger agreement and as of closing date of the merger as though made on such dates (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a material adverse effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Meridian’s performance in all material respects of our obligations under the merger agreement;

•	since the date of the merger agreement, there shall not have occurred a material adverse effect;

•	certain consents, waivers and approvals necessary to consummate the merger shall have been obtained;

•	Meridian’s execution of a settlement agreement with Shell Oil Company and SWEPI LP (together, “Shell”) on terms that are materially similar to the terms previously disclosed to Alta Mesa relating to the pending arbitration proceeding in which Shell has demanded contractual indemnity and defense from us arising from certain environmental claims (we entered into a settlement agreement on such terms with Shell on January 11, 2010);

•	no more than five percent of the holders of our common stock shall have notified us of their intent to exercise rights of dissent and appraisal;

•	Morgan Keegan’s fairness opinion shall not have been withdrawn;

•	except for our well bonus plans and any other employee incentive plans being assumed by the surviving company, all employee incentive plans shall terminate on or prior to the effective time of the merger;

•	all of Meridian’s payment and other obligations under our engagement letters with our financial advisors shall have terminated, except for the indemnity and confidentiality provisions thereunder; and

•	waivers from certain of Meridian’s option holders for the cancellation of options held by them shall have been obtained.

Conditions to Meridian’s Obligations.  The merger agreement contains important conditions to our obligations to consummate the merger, including the following:

•	the representations and warranties that Alta Mesa and Merger Sub made in the merger agreement are true and correct as of the date of the merger agreement and as of closing date of the merger as though made on such dates (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or any material adverse effect on the ability of Alta Mesa or Merger Sub to timely consummate the merger and the transactions contemplated by the merger agreement) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Alta Mesa or Merger Sub to timely consummate the merger and the transactions contemplated by the merger agreement; and

•	Alta Mesa and Merger Sub shall have performed in all material respects their respective obligations under the merger agreement.

•	Restrictions on Solicitations of Other Offers (page )

The merger agreement provides that Meridian will not, nor will we authorize or permit any of our subsidiaries or authorize any of our directors, officers, employees, representatives or agents to, directly or indirectly:

•	solicit, initiate, encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal for Meridian;

•	enter into or engage in any discussions or negotiations regarding, or that could reasonably be expected to lead to, any acquisition proposal for Meridian, furnish to any third party any information in connection with, or in furtherance of, any acquisition proposal for Meridian, or afford access to the business, properties, assets, books or records of Meridian or any of our subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made, is seeking to make or has informed us of any intention to make, or has publicly announced an intention to make, an acquisition proposal for Meridian;

•	subject to certain limited exceptions, fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify our board’s recommendation that the merger agreement be approved by our shareholders, or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an acquisition proposal for us, or take any action or make any statement inconsistent with such recommendation;

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a third party becoming an “affiliated shareholder” under, Section 21.606 of the Texas Business Organizations Code, referred to in this proxy statement as the TBOC), or any restrictive provision of any applicable anti- takeover provision in our articles of incorporation or bylaws, inapplicable to any transactions contemplated by an acquisition proposal;

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract or instrument constituting or relating to an acquisition proposal for Meridian, or any contract or agreement in principle compelling us to abandon, terminate or breach any of our obligations under the merger agreement;

•	enter into any confidentiality or similar agreement with any third party which prohibits us from providing or making available to Alta Mesa any of the information to be provided to such third party in accordance with the no solicitation provisions of the merger agreement; or

•	grant or permit any third party any waiver or release under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement with respect to any class of securities of Meridian or any of our subsidiaries.

Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to a third party acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement — Covenants — No Solicitation.”

See “The Merger Agreement — Covenants — No Solicitation” for the definitions of the terms “acquisition proposal” and “superior proposal” as used above.

•	Termination of the Merger Agreement (page )

Alta Mesa has the option to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, whether before or after approval by our shareholders, provided that, if Alta Mesa elects to exercise this option to terminate, Alta Mesa must pay a $3.0 million termination fee to Meridian concurrently with such termination. Under the terms of our forbearance agreement with our credit facility lenders, if we receive a termination fee from Alta Mesa, we would be required to use the termination fee to reduce our indebtedness under our credit facility, and we would not otherwise have the use of such fee for working capital or capital expenditures.

In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our shareholders under several other circumstances including, without limitation:

•	by either Meridian or Alta Mesa if the effective time of the merger has not occurred by 11:59 p.m. central time on May 31, 2010, which we sometimes call the “termination date,” except the right to terminate the merger agreement shall not be available to a party whose breach of its obligations under the merger agreement in any material respect shall have proximately contributed to the failure to consummate the merger on or before the termination date;

•	by Meridian, at any time prior to the time at which we receive the approval of our shareholders, if our board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the no solicitation provisions of the merger agreement, provided that we pay to Alta Mesa $3.0 million, as a termination fee, concurrently with such termination and up to $1.0 million of Alta Mesa’s expenses incurred by it in connection with the transactions contemplated by the merger agreement; and

•	by Alta Mesa if

•	a change in our board’s recommendation that the merger agreement be approved by our shareholders shall have occurred;

•	following the date of any bona fide acquisition proposal by a third party for Meridian or any material modification thereto is first publicly announced, disclosed or otherwise made known prior to the time at which we receive the approval of our shareholders, we fail to issue a press release that expressly reaffirms our board’s recommendation that the merger agreement be approved by our shareholders within ten business days following Alta Mesa’s written request to do so;

•	any tender offer or exchange offer constituting an acquisition proposal for Meridian is commenced or materially modified by any third party with respect to our outstanding common stock prior to the time at which we receive the approval of our shareholders, and our board of directors shall not have recommended that our shareholders reject such tender offer or exchange offer and not tender their common stock into such tender offer or exchange offer within ten business days after commencement or material modification of such tender offer or exchange offer, unless we have issued a press release that expressly reaffirms our board’s recommendation that the merger agreement be approved by our shareholders within such ten business day period;

•	Meridian or our board of directors approves, endorses, recommends, adopts or enters into any acquisition proposal by a third party for Meridian or any agreement relating to an acquisition proposal for Meridian (other than a confidentiality agreement permitted by the no solicitation provisions of the merger agreement); or

•	Meridian shall have materially breached our obligations under the nonsolicitation provisions of the merger agreement; or

•	Meridian’s lenders shall have exercised their right, upon unanimous written consent of all of the lenders party to our credit facility, to terminate the forbearance period under our credit facility forbearance agreement without cause on or after February 28, 2010.

•	Termination Fee and Expenses (page )

If the merger agreement is terminated under specified circumstances, we may be required to pay to Alta Mesa a $3.0 million termination fee and up to $1.0 million of Alta Mesa’s expenses incurred by it in connection with the transactions contemplated by the merger agreement.

If the merger agreement is terminated under other specified circumstances, Alta Mesa may be required to pay to Meridian a $3.0 million termination fee. Under the terms of our forbearance agreement with our credit facility lenders, if we receive a termination fee from Alta Mesa, we would be required to use the termination fee to reduce our indebtedness under our credit facility, and we would not otherwise have the use of such fee for working capital or capital expenditures.

•	Rights of Dissent and Appraisal (page )

If you vote against adopting the merger agreement, and you otherwise comply with the applicable statutory procedures and requirements of the TBOC, summarized elsewhere in this proxy statement, you will be entitled to seek appraisal of the fair value of your shares as set forth in Chapter 10, Subchapter H of the TBOC. You must precisely follow these specific procedures to exercise and perfect your rights of dissent and appraisal, or you may lose your appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Meridian shareholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information.”

Q.	What is the proposed transaction?

A.	The proposed transaction is Meridian’s acquisition by Alta Mesa Holdings, LP, a Texas limited partnership, or “Alta Mesa.” If the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of December 22, 2009, by and among Meridian, Alta Mesa and Alta Mesa Acquisition Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Alta Mesa that we refer to as “Merger Sub,” is adopted by our shareholders, the other closing conditions in the merger agreement are satisfied or waived and the merger agreement is not terminated prior to the effective time of the merger, Meridian will merge with and into Merger Sub, which we refer to as the “merger.” Merger Sub will be the surviving company and will continue to be wholly owned after the merger by Alta Mesa.

Q.	Why am I receiving this proxy statement and proxy card?

A.	We are sending you these materials to help you decide how to vote your shares of Meridian common stock with respect to the merger. The merger cannot be completed unless the Meridian shareholders adopt the merger agreement. Meridian is holding a special meeting of shareholders to vote on the proposal to adopt the merger agreement. Information about the special meeting, the merger and the other business to be considered by Meridian shareholders is contained in this proxy statement.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting you will be asked

• to consider and vote upon the adoption of the merger agreement, pursuant to which Meridian will merge with and into Merger Sub, and Merger Sub will continue as the surviving company and remain a wholly owned subsidiary of Alta Mesa, and

• to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and any updates to those risks and uncertainties set forth in our subsequent Quarterly Reports on Form 10-Q, including risks and uncertainties associated with our default under our credit facility and other lending arrangements. If we remain an independent public company, we cannot assure you that our shares would continue to be traded on the NYSE. See “The Merger — Effects on Meridian if the Merger is Not Completed.” Under specified circumstances, we may be required to pay Alta Mesa a termination fee and expenses as described under the caption “The Merger Agreement — Termination Fee and Expenses.” Additionally, if the merger is not completed, forbearance agreements with our lenders and certain others would terminate and our lenders and other parties would then take action to enforce their rights with respect to the outstanding obligations owed to them. Because substantially all of our assets are pledged as collateral under our credit facility, if our lenders declare an event of default, they would be entitled to foreclose on and take possession of our assets. If the merger is not completed, we may be forced to liquidate or to otherwise seek protection under federal bankruptcy laws, and we can give you no assurance that in a bankruptcy proceeding you would receive any value for your shares.

Q.	Why is my vote important?

A.	If you fail to vote or fail to instruct your broker or other nominee how to vote on the merger, your failure to vote will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. If you respond with an “abstain” vote, your proxy will have the same effect as voting “AGAINST” such proposal.

Q.	What will I receive in the merger?

A.	If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alta Mesa, Merger Sub or any other subsidiary of Alta Mesa or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised and perfected statutory appraisal rights) will be converted into the right to receive $0.29 in cash, without interest and less any applicable withholding tax. The closing sale price of our common stock on the NYSE on December 22, 2009, the last trading day prior to announcement of the execution of the merger agreement, was $0.26 per share. The $0.29 per share to be paid for each share of common stock in the merger represents a premium of approximately 12% to the closing sale price on December 22, 2009.

The exercise price of our outstanding stock options exceeds the Merger Consideration, so holders of our options will not receive any consideration, except that certain holders of options will receive $10 consideration in exchange for the execution of an option waiver, cancellation and release agreement. All outstanding warrants will be converted into the right to receive a cash payment at the effective time of the merger of an amount equal to the Merger Consideration for the underlying shares, reduced by the exercise price, and subject in all cases to applicable withholding tax. Two of our directors, Messrs. Reeves and Mayell, will receive $355,870 in the aggregate for their warrants.

Q.	Will the proceeds I receive for my shares in the merger be taxable to me?

A.	The exchange of shares of common stock for cash in the merger will be a taxable transaction for United States federal income tax purposes, and possibly for state, local and foreign tax purposes as well. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders.” You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Q.	When and where is the special meeting?

A.	The special meeting of our shareholders will be held on , 2010 at , Houston, Texas 77 , at :00 a.m. local time.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of our common stock at the close of business on , 2010, the record date for the special meeting, are entitled to vote.

Q.	What constitutes a quorum?

A.	Shareholders who hold a majority of the outstanding shares of our common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the special meeting.

Q.	What vote is required for Meridian shareholders to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote.

Q.	How many votes do I have?

A.	You have one vote for each share of common stock that you owned at the close of business on , 2010, the record date for the special meeting.

Q.	How does Meridian’s board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting. You should read “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	How do Meridian’s executive officers and directors intend to vote?

A.	Each of our directors and executive officers has entered into an agreement with Alta Mesa and Merger Sub to vote all shares of our common stock owned or controlled by them in favor of the approval of the merger agreement.

Exclusive of options and warrants, our directors and executive officers beneficially owned, and had the right to vote an aggregate of [3,997,363] shares of common stock, or approximately [4.32]% of our outstanding shares of common stock on the record date.

Q.	What effects will the merger have on Meridian?

A.	As a result of the merger, if completed, we will be wholly owned by Alta Mesa and our common stock will cease to be publicly traded. You will no longer have any interest in our future earnings or growth.

Following consummation of the merger, the registration of our common stock under the Securities Exchange Act of 1934, or the “Exchange Act,” will be terminated upon application to the SEC, we will no longer be required to file reports with the SEC, we will no longer be a publicly traded company and you will not participate in our earnings or growth. In addition, upon completion of the merger, shares of our common stock will no longer be listed on the NYSE.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the annexes hereto and the other documents referred to or incorporated by reference in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by submitting your proxy by telephone or the Internet. If you hold your shares in “street name,” please follow the instructions on the voting form provided by your broker, bank or other nominee. You can also attend the special meeting and vote. Do NOT send your stock certificate(s) with your proxy.

Q.	How do I vote?

A.	You may vote:

• by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• by using the telephone number printed on your proxy card;

• by using the Internet voting instructions printed on your proxy card;

• in person by appearing at the special meeting; or

• if you hold your shares in “street name,” by following the procedures provided by your broker, bank or other nominee.

If you are voting by telephone or via the Internet, your voting instructions must by received by p.m., time, on , 2010.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares in “street name,” directly as a record holder or in multiple accounts, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting by taking any of the following actions:

• by delivering to our Corporate Secretary, Lloyd V. DeLano, at The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy — you must vote in person at the meeting to revoke a prior proxy);

• by submitting a later-dated proxy card;

• if you voted by telephone or the Internet, by voting a later time by telephone or Internet; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	Will any other business be conducted at the meeting?

A.	Our board of directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which a proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger, if approved, is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold shares upon completion of the merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A.	Yes. As a holder of our common stock, you are entitled to appraisal rights under Texas law in connection with the merger if you meet certain conditions and follow certain required procedures. See “Rights of Dissent and Appraisal.”

Q.	When is the merger expected to be completed if approved by Meridian shareholders?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed during the first half of 2010. However, the exact timing of the completion of the merger cannot be predicted. To complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — The Merger and Effective Time” and “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	How long after the effective date of the merger will I receive the Merger Consideration?

A:	We expect the paying agent to distribute letters of transmittal within five business days after the effective date of the merger. You should expect payment for your shares approximately days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged to assist in the solicitation of proxies for the special meeting. We will pay approximately $ plus reasonable out-of-pocket expenses for their assistance.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send your certificates in now. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares after completion of the merger in exchange for the Merger Consideration.

Q.	What if I have lost a stock certificate?

A.	If any certificate is lost, stolen or destroyed, upon making an affidavit of that fact posting a bond in the form required by Merger Sub, as the surviving company, as indemnity against any claim that may be made against Merger Sub against any claim that may be made against it with respect to such certificate, the exchange agent will pay you the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

Q.	Who is soliciting my vote?

A.	Meridian is soliciting your vote.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact , our proxy solicitor, at or call ( ) - .

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. These forward-looking statements, including without limitation, those relating to future actions, effects of the merger on us if the merger is not completed, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the SEC. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	we may be unable to obtain the required shareholder approval for the merger at the special meeting;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing, which would, in some cases, require payment of a $3.0 million termination fee;

•	Alta Mesa may exercise its option to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, whether before or after approval by our shareholders, provided that, if Alta Mesa elects to exercise this option to terminate, Alta Mesa must pay a $3.0 million termination fee to Meridian concurrently with such termination, which Meridian would be required to use to reduce our indebtedness under our credit facility;

•	disruptions and uncertainty resulting from our proposed merger may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the effects of litigation filed in connection with the proposed merger;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	the right of Meridian’s lenders, upon unanimous written consent of all of the lenders party to our credit facility, to terminate the forbearance period under our credit facility forbearance agreement without cause on or after February 28, 2010;

•	the merger may involve unexpected costs or unexpected liabilities;

•	we may not have sufficient cash to continue our operations and to conduct our business until the conditions to the merger can be satisfied and the merger can be completed; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, under the headings “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” and as such factors were updated in our subsequent Quarterly Reports on Form 10-Q.

See “Where You Can Find More Information.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

THE PARTIES TO THE MERGER

Meridian

The Meridian Resource Corporation
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
(281) 597-7000

The Meridian Resource Corporation, a Texas corporation, is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through our wholly owned subsidiaries, we hold interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.

For more information about us, please visit our website at www.tmrx.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information.” Our common stock is publicly traded on the NYSE under the symbol “TMR.”

Alta Mesa

Alta Mesa Holdings, LP
15415 Katy Freeway, Suite 800
Houston, Texas 77094
Telephone: (281) 530-0991

Alta Mesa Holdings, LP is a privately held Texas limited partnership that explores for, acquires and develops oil and natural gas properties.

Merger Sub

Alta Mesa Acquisition Sub, LLC
15415 Katy Freeway, Suite 800
Houston, Texas 77094
Telephone: (281) 530-0991

Alta Mesa Acquisition Sub, LLC is a wholly owned subsidiary of Alta Mesa and is a Texas limited liability company. It was formed solely for the purpose of effecting the merger, has no assets, and has conducted no business operations.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          , 2010, starting at  :00 a.m. local time, at          , or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement (and to approve any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting). A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about          , 2010.

Record Date and Quorum

We have fixed the close of business on          , 2010 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. On

January   , 2010, there were [92,475,527] shares of common stock entitled to be voted. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including “broker non-votes” and shares of common stock for which we have received proxies indicating that the submitting shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval of the Merger Agreement

The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Exclusive of options and warrants, our directors and executive officers beneficially owned, and had the right to vote an aggregate of [3,997,363] shares of common stock, or approximately [4.32]% of our outstanding shares of common stock on the record date. Each of our directors and executive officers has entered into an agreement with Alta Mesa and Merger Sub to vote all shares of our common stock owned or controlled by them in favor of the approval of the merger agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of any adjournment or postponement of the special meeting referred to above, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If you abstain, your shares of common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business; however, your shares will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by delivering to our Corporate Secretary, Lloyd V. DeLano, at The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy — you must vote in person at the meeting to revoke a prior proxy);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting at a later time by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your Meridian stock certificates.

Adjournments and Postponements

If the requisite shareholder vote approving the merger proposal has not been received at the time of the special meeting, holders of our common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. The affirmative vote of the holders of the majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the adjournment proposal at the special meeting is required to approve the adjournment proposal. Our board of directors recommends that you vote “FOR” the approval of any such adjournment or postponement of the meeting, if necessary.

Rights of Dissent and Appraisal

The Texas Business Organizations Code, or TBOC, provides you with rights of dissent and appraisal in connection with the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the fair value of your shares of common stock determined by a Texas court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your rights of dissent and appraisal, you must deliver a written objection to the merger before the merger agreement is voted on at the special meeting and you must vote against the approval of the merger agreement. Your failure to follow exactly the procedures specified under Texas law will result in the loss of your rights of dissent and appraisal.

See “Rights of Dissent and Appraisal” and the text of Subchapter H of Chapter 10 of the Texas Business Organizations Code reproduced in its entirety as Annex C to this proxy statement, which relates to your rights of dissent and appraisal. We encourage you to read these provisions carefully and in their entirety.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we have retained           to assist in the solicitation. We will pay          approximately $      plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Other Matters

Our board of directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which your proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact          , our proxy solicitor, at           or call (     )  -  .

THE MERGER

At the special meeting we will ask our shareholders to vote on a proposal to adopt the merger agreement that provides for the merger of us with and into Merger Sub, with Merger Sub being the surviving corporation. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

Historically, our board of directors and management have periodically reviewed our long-term strategies and objectives. In mid-2008, our board again concluded that it would be in our best interests and the best interests of our shareholders to re-evaluate our business strategy and long-term prospects. The board recognized that there were many dynamic factors and uncertainties to consider, many beyond our control, that would impact any given specific strategy to attain value for our shareholders. In the past, our board and management had, from time to time, sought advice from financial advisors to help evaluate our assets, business plans and strategic alternatives relative to the economic and market conditions that affect us and the oil and gas industry. In keeping with this policy and in recognition of the uncertainties that existed in the market, including the volatility of commodities prices, at its July 22, 2008 meeting, our board agreed to engage J.P.Morgan Securities, Inc. (“JPMorgan”) to advise and assist in evaluating strategic alternatives given our financial, technical and operational aspects relative to the prevailing economic and market conditions and outlook. Our board also appointed a special committee of independent and non-independent directors comprised of Paul D. Ching, Michael J. Mayell, C. Mark Pearson and John B. Simmons to monitor, review and help the board understand the ongoing work of JPMorgan and the management team and to screen any resulting offers from third parties. Mr. Ching served as chair of the special committee.

We were also undergoing transitions in management during the same period. In April 2008, Joseph A. Reeves, Jr. stepped down as our Chairman of the Board, but remained as our Chief Executive Officer. Our board appointed Mr. Ching to serve as the new Chairman of the Board. Both Mr. Reeves and Mr. Mayell, then President of Meridian, had also agreed to relinquish their respective officer positions at the end of 2008 when their employment agreements ended, but would remain on the board.

JPMorgan advised our board that our Gulf Coast portfolio carried exploitation and exploration risks that were difficult to predict. Our acreage portfolio included mostly gas, with a low reserves-to-production ratio, while the market seemed to be giving more credit to those companies that had diversified their portfolios to include longer-lived properties, such as tight gas sands and shale gas. Our board and management believed that we might be able to take advantage of the high commodity price environment at the time and enhance shareholder value by creating a more diversified portfolio of properties with a strategic partner. JPMorgan identified a preliminary list of potential strategic partners (public, private, financial sponsors and small cap resource players) to contact and seek to engage in initial discussions regarding a strategic transaction. By late August 2008, we had entered into confidentiality agreements with several companies and we began providing them with information.

Over the next few months, there was an unprecedented and widespread deterioration in financial markets and commodities prices. By late October 2008, oil and gas prices also continued to deteriorate. Our market value had fallen more than 60% since late June 2008. Our board and JPMorgan believed that achieving a strategic transaction had become much more difficult, as many potential strategic partners were looking to preserve liquidity in order to carry out their own near term plans. The market for exploration and production properties quickly changed from a “seller’s” to a “buyer’s” market.

At a board meeting held on November 5, 2008, Mr. Reeves reported that, as a result of the recent price declines in commodities prices and resulting reductions in cash flow, Meridian would seek to reduce its general and administrative expenses in 2009 by approximately one-third, sell its interests in certain non-developed prospects and schedule the development of other properties in a manner intended to achieve maximum cash flow with the capital available. He also reported that about ten companies had signed confidentiality agreements with Meridian and were reviewing the data we had provided to them. Our board considered the advantages and disadvantages of asset sales, raising additional capital or a stock-for-stock transaction and indicated a preference for a stock-for-stock strategic transaction.

In late November 2008, we received from Company “A” a cash offer for our Turtle Bayou and Weeks Island fields. The special committee of the board and management reviewed the offer and determined that the offer price significantly undervalued the assets. Given the continued interest from other parties, we made a decision not to pursue the sale of those assets to Company A, and we informed Company A of our decision.

Our board met again in early December 2008 and reviewed the status of ongoing discussions with potential transaction parties. The special committee reported to the board that, although several companies were conducting due diligence reviews, management considered about six or seven of them to be seriously considering making some sort of firm offer.

Over the previous several years, various landowners and/or regulators had asserted claims against Meridian (along with numerous other oil companies) concerning several fields in which Meridian had operations. In those claims, the landowners or regulators sought, through litigation, injunctive and other relief, including unspecified amounts in both actual and punitive damages, for alleged breaches of mineral leases and alleged failure to restore the plaintiffs’ lands from alleged contamination and otherwise from Meridian’s oil and natural gas operations. In some of the lawsuits, Shell Oil Company and SWEPI LP (together, “Shell”) had demanded contractual indemnity and defense from Meridian based upon the terms of the two acquisition agreements related to the fields, under which Meridian had originally acquired those fields from Shell in the late 1990s. On December 9, 2008, Shell sent Meridian a letter reiterating its demand for indemnity. Shell did not at that time produce supporting documentation for its claim and Meridian denied that it owed any indemnity under the acquisition agreements; however, the amounts claimed by Shell were substantial in nature and, if adversely determined, would have had a material adverse effect on Meridian. Our board and management believed that Shell’s claim could be a substantial barrier to any successful strategic transaction with another party. Management arranged for a meeting with Shell representatives in the first week of January 2009 for Meridian to understand Shell’s position in this matter. On many occasions throughout the first half of 2009, management continued to meet with Shell representatives to try to reach a resolution satisfactory to both parties.

On December 19, 2008, Meridian and its lenders amended our credit facility. Among other things, the amendment redetermined our borrowing base from $110.0 million to $95.0 million, which was the amount of borrowings outstanding under the credit facility at that time, and increased the interest rates accruing on the borrowings. The borrowing base was governed by a number of factors including, but not limited to, the reserve volumes associated with our proved oil and gas properties (particularly proved developed producing reserves) and the future net cash flows associated with the reserves, determined utilizing the lenders’ assumptions regarding commodity prices. Our resulting lack of liquidity put further pressure on our ability to create cash flow by drilling oil and gas wells and turning non-producing properties into producing properties.

On December 22, 2008, our board met again to get updates from JPMorgan on the status of ongoing discussions with potential transaction parties. JPMorgan indicated that they expected that any further indications of interest would be forthcoming by the end of January 2009. In light of pending management changes, our board appointed Mr. Ching to serve as interim Chief Executive Officer and President, effective December 30, 2008.

As of December 29, 2008, Mr. Reeves stepped down as our Chief Executive Officer and Mr. Mayell stepped down as our President. Both continued to serve on our board.

In early 2009, with the approval of our board, Mr. Ching and management implemented a strategy to:

•	achieve a strategic transaction by a merger, sale of assets or an infusion of capital;

•	work with our lenders to gain time to achieve a strategic transaction;

•	reduce both general and administrative costs and field operations costs;

•	focus on production optimization;

•	preserve cash;

•	attempt to reduce obligations in order to strengthen our balance sheet and improve Meridian’s attractiveness to a potential strategic partner, including settlement of the Shell claim and restructuring of our drilling rig contract obligations;

•	re-prioritize existing exploration opportunities; and

•	sell certain South Texas and East Texas acreage positions to improve our cash position.

Our board met again on February 3, 2009 and reviewed the status of ongoing discussions. Management reported to the board that six parties still indicated an interest in doing a transaction, but we had received no offers.

On February 6, 2009, Company “B” submitted a letter of intent outlining a proposal to acquire Meridian in a stock transaction. The offer was, however, subject to the agreement by our credit facility lenders to accept payment for substantially less than the full amount of our outstanding loans. Our lenders declined anything less than full repayment of our outstanding debt and we were forced to reject the offer.

Later in February 2009, Company “C” made an oral offer to Meridian for a stock-for-stock merger. Our board and management, with the assistance of JPMorgan, analyzed the offer and concluded that Meridian at that time was a stronger company on a stand-alone basis when compared with the combination of Company C and Meridian. Management, with agreement of the special committee, decided to terminate further discussions with Company C.

At the March 10, 2009 board meeting, management reported that some additional potentially interested parties had entered into confidentiality agreements with Meridian and we had provided evaluation information to them. Our board reviewed our final 2008 financial statements, 2009 strategy and projected 2009 budget and expenditures, which included reductions in both general and administrative costs and field operating costs. Management updated the board on the status of negotiations with potential acquirors and discussions with our lenders related to the April 2009 borrowing base redetermination under our credit facility. One key aspect of the discussion was that we did not have sufficient cash to continue drilling any of our oil and gas prospects and develop our reserve base, nor did we expect to have sufficient cash to repay any borrowing base deficiency that could occur if our lenders further reduced our borrowing base. Based on our December 31, 2008 balance sheet, we had financial covenant defaults under our credit facility, specifically, the requirement that the ratio of current assets to current liabilities, as adjusted in accordance with the credit facility, be one to one or higher. Management reported that our independent auditors were most likely going to issue their audit report on our 2008 financial statements with a going concern modification, which would constitute an additional covenant default under our credit facility. The going concern modification was expected to provide that the financial covenant defaults under our credit facility and other debt agreements raised substantial doubt about our ability to continue as a going concern. In addition, we had two long-term dayrate contracts with Orion Drilling Company LLC (“Orion”) to utilize two drilling rigs. Although our capital expenditure plans could no longer accommodate use of these rigs, we remained obligated for the dayrate regardless of whether the rigs were working or idle. Consequently, our obligations under the rig contracts were becoming increasingly significant. Our board approved management’s proposed 2009 budget, subject to resolution of the borrowing base redetermination issues with our credit facility lenders and subject to resolution of issues under our drilling rig contracts.

In February and March 2009, Company “D” had indicated an interest in a transaction with Meridian. The companies exchanged due diligence information and the management for the companies met. Mr. Ching sent a proposal to Company D in late March 2009. Mr. Ching held further discussions with them, but Company D decided not go forward.

In the first part of 2009, Company “E” had indicated an interest in a merger transaction with Meridian. Company E’s chief executive officer and Mr. Ching had several conversations during that time and each exchanged due diligence materials. In early March 2009, Company E made an indicative offer to Meridian for a stock-for-stock merger between the two companies. The offer, however, was subject to Company E being able to restructure its existing credit facility and senior notes. In mid-April 2009, Company E withdrew its offer, citing prohibitive financing issues and higher potential plugging and abandonment liabilities than they had expected on the Meridian properties.

On April 15, 2008, our credit facility lenders notified Meridian that, effective April 30, 2009, our borrowing base would be reduced from $95.0 million to $60.0 million. The credit facility provided that the $35.0 million of outstanding borrowings in excess of the borrowing base must be repaid within 90 days after the redetermination. We did not have sufficient cash available to repay the shortfall. The value of proved reserves had been significantly reduced during the previous several months due primarily to continuing decreases in the prices of oil and natural gas. Management continued discussions with the lenders regarding alternative repayment terms, including consideration of amortization payments from cash flow, obtaining waivers for non-compliance with covenants creating events of default, providing additional security and the potential for a forbearance agreement. Management and our board also considered other options for repayment, including the sale of strategic and nonstrategic assets and attempting to obtain capital from other lenders or investors. We asked our lenders to forbear from exercising remedies under the credit facility in order to give Meridian more time to pursue a strategic transaction. Over the next four months, Meridian and its lenders negotiated a forbearance agreement. A forbearance agreement was finally agreed to between the parties on September 3, 2009.

On May 8, 2009, Mr. Ching provided an update to the special committee of the board on strategic alternatives. Meridian continued to discuss options with several companies who indicated an interest in our company or its assets, but had not been successful in achieving a transaction due to many factors, including the collapse of the financial markets and precipitous declines in oil and gas commodity prices. Most discussions of the significant issues with completing the transactions that had been proposed related to the interested parties’ ability to obtain appropriate financing. Mr. Ching advised the special committee that we had been forced to stop all drilling, minimize capital spending and continue to cut costs. We had been able to keep production essentially flat, had made progress in renegotiating the drilling rig contracts, but had not been able to negotiate a settlement on the Shell claim. We also believed that the Shell claim continued to have a negative impact on any potential transaction. As a precaution, Mr. Ching, another member of the board and members of management met with bankruptcy counsel to understand the bankruptcy process and the ramifications if we were eventually forced to seek protection under federal bankruptcy laws.

On May 11, 2009, Shell initiated formal arbitration proceedings regarding its environmental claims against us. In early June 2009, we and Shell reached an agreement in principle for a settlement. We would convey to Shell approximately 4,300 acres of fee land near Houma, Louisiana and pay $5.0 million over five years to Shell in return for Shell releasing us from all claims. The fee land had no hydrocarbon exploration or development opportunities, but it had the potential to be classified as a mitigation bank for environmental mitigation matters. By the end of August 2009, the final form of agreement was ready for execution, but restrictions under our credit facility precluded us from conveying the fee land or making any payments to Shell until we had a definitive strategic transaction, such as the merger, in place. We executed the final agreement with Shell, which is subject to the closing of the merger, on January 11, 2010.

In mid-April 2009, we held an introductory meeting with Rivington Securities LLC, a subsidiary of Rivington Capital Advisors, LLC (“Rivington”), to discuss the possibility of Rivington assisting Meridian in raising debt or equity capital. Initially, Rivington analyzed the feasibility of raising junior capital in the form of second lien debt. Proceeds would be used to repay Meridian’s borrowing base deficiency under its existing credit facility. After consultation with our management, Rivington ultimately concluded that it would be difficult for us to raise second lien debt due mainly to the continued instability of global capital markets, lower commodity prices and our other substantial long-term liabilities, including the existing credit facility, drilling rig loan and dayrate contract obligations and the Shell claim. We asked Rivington to seek other strategic alternatives.

On April 23, 2009, Rivington met with Company “F” about the possibility of investing capital in Meridian in the form of convertible preferred stock. On May 13, 2009, Company “F” delivered a letter to Meridian indicating an interest in making a convertible preferred equity investment in Meridian. On May 14, 2009, Meridian and Rivington executed an engagement letter. Discussions with Company F and analysis of the proposal continued for the next several weeks. On July 17, 2009, Company F held an investment committee meeting with its equity capital providers to discuss the proposed transaction. Following that review, Company F decided to not proceed further with the possible transaction.

On May 21, 2009, Company “G” submitted an offer to purchase all of our interest in the Weeks Island field for cash. Discussions continued for several weeks, but our board ultimately concluded that the sale of the Weeks Island field, which was one of Meridian’s most valuable assets, would help in the short run as a means to eliminate part of the borrowing base deficiency, but would be detrimental to us in the long run. Cash flow would be significantly reduced, and we would still have no liquidity for drilling additional wells. Our board decided to pursue other options.

On June 11, 2009, we received a proposal from Company “H”, which had conducted a preliminary review of Meridian’s data. The proposal indicated that Company H would issue 25.0 million Company H shares in exchange for all of Meridian’s common stock. Based on share prices at that time, the preliminary proposal indicated a value of approximately $0.44 per share for Meridian stock. Company H would assume all of our debt outstanding. The proposal was subject to due diligence of Meridian’s data, which Company H conducted over the following two weeks. On June 26, 2009, Company H notified Mr. Ching that the proposal would be revised such that Company H would issue only 7.5 million Company H shares in exchange for all of Meridian’s common stock, indicating a value of about $0.10 per share for Meridian stock. Company H would assume our debt and immediately pay $10.0 million to $15.0 million to reduce the borrowing base deficiency, but would expect our credit facility lenders to accept further payments only when natural gas prices increased.

At the June 26, 2009 board meeting, Mr. Ching reported that Meridian and its credit facility lenders had reached a tentative agreement on the terms of a forbearance agreement. The lenders would forbear from exercising remedies under the credit facility in exchange for:

•	certain milestone dates being met, including execution by July 31, 2009 of a merger agreement, capital infusion agreement or asset sale agreement sufficient to cover the borrowing base deficiency, which dates could be extended at the discretion of the lenders;

•	assurances that we were making progress on a settlement with Shell, with the lenders agreeing to allow conveyance of the Louisiana acreage and payment of the cash settlement amount upon consummation of a strategic transaction;

•	our payment of a forbearance fee based on the outstanding loan value;

•	additional mortgages for up to 95% of our oil and gas properties; and

•	certain amortization payments, cash flow sweeps and cash account control agreements.

Mr. Ching also reported that we were still engaged in discussions with Companies F and H and had resumed discussions with Company A. Our board supported management’s recommendations to move quickly to document the Shell agreement, finalize the forbearance agreement, sell non-core acreage and pursue multiple avenues to a strategic transaction so as to maintain competitive tension among the potential transaction parties.

On June 26, 2009, JPMorgan received an e-mail with another proposal from Company B to acquire our shares and assume our debt, but the proposal was vague. Company B followed up with an e-mail to Mr. Ching on June 30, but the proposal was not significantly clarified. Mr. Ching asked Company B for a more specific proposal in writing, but did not receive one.

On July 7, 2009, the chief executive officer of Company H came to Meridian’s office and presented a letter proposing a merger between Company H and Meridian. The key proposed terms were:

•	an exclusivity period to negotiate only with Company H until August 15;

•	acquisition of all of our outstanding shares in consideration for 7.5 million shares of Company H common stock;

•	Company H would provide cash to reduce our current bank debt by a minimum of $15.0 million and enter into a restructured agreement with our credit facility lenders;

•	as a condition to closing, our outstanding indebtedness under our credit facility would be restructured on terms reasonably acceptable to Company H;

•	a representation by Company H that it had sufficient sources of additional capital to effect the transaction, as well as to finance the operations of the combined entity following completion of the transaction;

•	confirmatory due diligence; and

•	approvals from Company H’s board, Company H’s preferred shareholders, our board and our lenders.

We began work to develop a response to the Company H proposal.

On July 8, 2009, we received from Company “I” an indication of interest with respect to the purchase of substantially all of our assets through a proposed “pre-packaged” bankruptcy proceeding. The asset purchase agreement would be negotiated prior to any filing by Meridian under Chapter 11 of the federal bankruptcy code, and a motion requesting approval of the agreement would be filed concurrently with Meridian’s bankruptcy petition. The aggregate purchase price for our assets would be between $50.0 million and $80.0 million, subject to additional due diligence and discussions with our principal creditors. The purchase price would be paid from Company I’s cash on hand and available financing commitments. The ability of Company I to obtain such financing commitments would be a condition to consummation of the sale.

On July 14, 2009, we received from Company “J” an offer to purchase certain of our oil and gas properties in Texas for $14.6 million. Management analyzed the offer and determined that it undervalued the assets. Mr. Ching discussed the offer with the special committee on July 21. The committee recommended that Mr. Ching go back to Company J with the request that they improve the offer price as we would not accept the current offer. Mr. Ching also discussed the offer with the full board on July 28, who supported the committee’s recommendation. Mr. Ching called the Company J chief executive officer and requested an improved offer price. Company J indicated they would review the request with their investors, but Company J offered no further proposals.

On July 16, 2009, Company I notified us that, if the Shell claim and claims under the drilling rig contracts could be resolved, Company I would be interested in a transaction resulting in a substantial direct equity investment in Meridian rather than the asset purchase proposed on July 8. Restructuring of our credit facility would be a condition to such investment.

On July 17, 2009, we met with representatives of our credit facility lenders for a status update and to seek additional support for a forbearance period until such time as we were able to consummate a strategic transaction.

The special committee of our board met on July 21, 2009 to discuss our current situation. Among other things, Mr. Ching reported that it was increasingly clear, based on continuing analysis and advice from JPMorgan and Rivington, that a “go it alone” strategy continued to be very difficult due to cash flow and debt repayment requirements. Selling key assets would not remedy our debt problems, since the remaining assets, with a higher percentage of non-producing properties, would not generate the cash flows required to service the debt and fund a program to convert non-producing assets to producing assets.

On July 23, 2009, Company “K” contacted Mr. Ching and outlined the general terms of a proposal under which Company K would merge into Meridian. The proposal involved an extensive capital restructuring of the combined company, including a capital injection of between $50.0 million and $60.0 million. On July 24, the chief executive officer of Company K called Mr. Ching to withdraw the offer, citing Company K’s inability to obtain the proposed financing.

Our board met again on July 28, 2009. Mr. Ching had invited the chief executive officer of Company H to attend the first part of the meeting and provide to our board additional background information on Company H and the status of their due diligence review of Meridian. The Company H chief executive officer outlined for our board Company H’s proposal to acquire us. He indicated that they placed a total value on Meridian of $105.0 million and was prepared to offer 7.5 million shares of Company H stock for all of our shares (which translated to a value of about $0.10 per Meridian share) and assume Meridian’s $95.0 million of bank loans. The Company H chief executive officer said he was prepared to pay $35.0 million to our credit facility lenders, but he preferred to use that money to drill wells. He pointed out that Company H had a substantial amount of cash on its books and no debt obligations due for some years. Members of our board asked the Company H chief executive officer a number of questions regarding cash, cash flow, net asset value and other financial and operational matters. Our board also inquired further about Company H’s proposed exclusivity period with Meridian. Going forward, Company H’s chief executive officer stated that he wished to have further discussions with our credit facility lenders.

The Company H chief executive officer left the meeting and Mr. Ching updated the board regarding the status of our operations, production levels, cost reductions, forbearance negotiations with lenders, other potential strategic transactions, settlement negotiations with Orion on the drilling rig contracts and Shell settlement negotiations. Mr. Ching also noted that, by the end of June 2009, our efforts to reduce costs had resulted in significant reductions in general and administrative costs and field operating costs.

Mr. Ching summarized that to date we had executed confidentiality agreements for the exchange of data with more than 20 entities. Eleven companies had made indicative offers and nine companies had elected not to proceed beyond preliminary discussions. Three (Companies A, G and J) of the eleven were offers for specific assets. Selling the two specific assets wanted by those companies would remove greater than 30% of our reserve base, about 44% of our production and between 50% and 60% of our net operating cash flow. Mr. Ching reiterated that the management team, its advisors and the board had analyzed selling specific assets and had come to the conclusion each time that selling these key properties and then remaining independent was not viable. Being left with a smaller asset base, which had mostly non-producing gas reserves, would not allow us to borrow any additional capital and the remaining cash flow would not support the servicing of the debt plus the funding of a drilling or recompletion program that would enable Meridian to sustain itself. Therefore, we would not pursue the sale of specific assets.

Mr. Ching further summarized that, for reasons stated earlier, we had decided not to pursue any further discussions with Company C. Five companies (Companies B, D, E, F and K) either made a decision for various reasons not to pursue Meridian any further or had not come back to Meridian with any explicit decision. We continued to consider two proposals (Companies H and I). At the conclusion of the meeting, our board took the following actions:

•	approved entering into an exclusivity period until August 15 with Company H (proposed stock for stock merger) and continuing due diligence;

•	supported management’s position to continue to consider Company I’s proposal (pre-packaged bankruptcy offer or, if major liabilities are resolved, a capital infusion of preferred stock and restructured bank debt) as a viable option depending on negotiations with Company H;

•	supported management’s position to reject offers for specific assets;

•	approved entering into the forbearance agreement with our credit facility lenders on substantially the terms presented earlier to the board;

•	approved entering into the Shell settlement agreement on substantially the terms presented earlier to the board;

•	supported the position that the “go-it-alone” strategy was not a viable option, given the reasons previously discussed; and

•	supported maintaining awareness of the advantages and disadvantages of a bankruptcy proceeding.

On July 29, 2009, we and Company H entered into an exclusivity agreement for the period commencing July 29 and ending August 15, and Company H and Meridian initiated a detailed due diligence process. Several days later, Company H asked to extend the exclusivity period to August 31. Mr. Ching had ongoing discussions with individual members of the special committee and the board regarding Company H’s request. The board was not comfortable with the extension, as the offer from Company H valued Meridian at about $0.10 per share, the market price at that time was about $0.30 per share and Company H had not indicated any interest in improving their offer. Mr. Ching related this concern to the Company H chief executive officer on September 8 and requested that they re-evaluate their offer. The Company H chief executive officer agreed to re-evaluate their offer.

On August 17, 2009, our management and Rivington met to re-evaluate various strategic alternatives, including raising capital and potential business combinations. Due to some improvement in the credit and capital markets, management and Rivington developed a plan to approach a select group of private equity firms and private equity-backed companies who might have an interest in either merging with or investing in Meridian. Rivington contacted several private equity firms and oil and gas exploration and development companies that were backed by private equity firms. In late August, Rivington received indications of interest from two of the exploration and development companies and both signed confidentiality agreements with us and began to review our data. Representatives from one of the exploration and development companies visited Meridian’s offices on August 27, where our management presented an overview of Meridian and provided additional information to them. On September 1, representatives from the second exploration and development company, which was Alta Mesa, visited Meridian’s offices, where our management presented an overview of Meridian and provided additional information to them.

On September 2, 2009, the first exploration and development company notified us that it had decided not to proceed further with a transaction with us. No other private equity firm decided to explore further any possible transaction with us.

During August 2009, negotiations had continued with our creditors on the forbearance agreements. On September 3, 2009, we entered into forbearance agreements with certain of our creditors who agreed to forbear from exercising any right or remedy arising as a result of existing events of default for specified periods of time. Specifically, we entered into forbearance agreements with:

•	our credit facility lenders, provided that the forbearance period would end on September 30, 2009 if, by that date, we had not entered into (i) a merger agreement pursuant to which we would merge with or into or be acquired by or transfer all or substantially all of our assets to another person; (ii) a capital infusion agreement in an amount sufficient to enable us to pay to the credit facility lenders an amount equal to the borrowing base deficiency; or (iii) a purchase and sale agreement pursuant to which we would agree to sell one or more oil and gas properties for net proceeds sufficient to enable us to pay to the credit facility lenders an amount equal to the borrowing base deficiency, plus any incremental borrowing base deficiency resulting from such sales. In each case, the transaction needed to be consummated by October 30, 2009, unless such date was extended with the consent of the credit facility lenders, but in no event later than December 31, 2009;

•	our hedging agreement counterparties;

•	CIT Group/Equipment Financing, Inc. (“CIT”), the lenders who financed the purchase of our drilling rig in 2008; and

•	Orion, who leased another drilling rig to us and with whom we have rig usage contracts on two drilling rigs.

On September 3, 2009, we received another offer from Company A to acquire our Weeks Island field for cash. In light of our board’s decision not to pursue sales of individual assets, and management’s view that the offer did not reflect the value of that property, we rejected the offer.

Also on September 3, 2009, Mr. Ching received a letter from Mr. Reeves asserting claims relating to various amounts allegedly owed to Mr. Reeves and his affiliates under Mr. Reeves’ existing net profits interest agreements and master participation agreements with Meridian.

On September 11, 2009, Mr. Harlan Chappelle, chief executive officer of Alta Mesa, sent us a draft letter of intent proposing a “no shop” period while the parties negotiated a $50 million investment in Meridian by Alta Mesa in exchange for voting convertible preferred stock. The preferred stock would receive mandatory dividends equal to 7% per annum payable quarterly either in cash or in kind with additional preferred stock. The preferred stock would participate in any dividends paid on Meridian’s common stock on an “as converted” basis. At any time after closing, the preferred stock would be convertible into Meridian’s common stock at a conversion price of $0.35 per share. Each share of preferred stock would have the right to a number of votes equal to the number of shares of common stock issuable upon conversion of each such share of preferred stock. The proceeds from the sale of the preferred stock would be used for continued drilling, work-over and recompletion activities of Meridian, to pay transaction fees and expenses, and reduce outstanding borrowings under our credit facility. After closing, Meridian would be managed by Alta Mesa under a management services agreement. Over the following week, Mr. Ching and representatives of Rivington met with Mr. Chappelle and Alta Mesa’s chief financial officer to discuss the proposal and exchanged drafts of a revised letter of intent.

On September 21, 2009, our board met and Mr. Ching outlined the status of discussions with Company H, Company I and Alta Mesa. He provided the current draft of the Alta Mesa letter of intent to the board and informed the board that Company H was meeting with our credit facility lenders the next day. The board supported moving forward with each of the companies.

On September 22, 2009, Company H’s chief financial officer and other representatives, along with our management, had a teleconference call with the agent bank for our credit facility lenders, Fortis Capital Corp. The Company H chief financial officer provided some background information about Company H and outlined their proposal for restructuring our debt. They proposed reducing our debt by paying our lenders $15.0 million at the closing of the merger, requested that the lenders forgive an additional $15.0 million of debt and then standstill for one year, at which time Company H would restructure the entire debt of the combined company. Company H expressed the desire to put money into drilling Meridian’s properties to increase reserves and production. Fortis agreed to take the proposal under advisement and discuss it later that day with all the members of our bank group.

On September 23, 2009, Fortis advised us that the bank group was not willing to discount or forgive any of our outstanding debt. Mr. Ching informed Company H of the bank group’s decision and asked Company H if they would consider increasing their offer. Company H indicated that they would not.

Later on September 23, Mr. Ching met with the board to inform them of the status of discussions with Company H and Alta Mesa. The board engaged in a discussion of Alta Mesa’s proposal, including the “no shop” provision and what effect that provision would have; the effect that the letter of intent would have on Meridian’s forbearance agreements with its lenders; and the proposed conversion price of the preferred stock and the resulting dilution to Meridian’s current shareholders. Some members of the Board expressed concern over how Meridian would be run post-closing and how conflicts of interest would be managed. Mr. Ching also reported on Company H’s discussions with the agent bank. The banks’ decision not to discount any debt also negatively affected Company I’s position, who also wanted to approach our lenders for a discount in restructuring our debt. Our board supported continuing to move forward with Alta Mesa.

On September 29, Alta Mesa informed us that they were withdrawing their preferred stock investment proposal, but would consider making an offer for Meridian’s stock.

Since July 2009, when the period to repay our borrowing base deficiency under our credit facility had expired, our credit facility lenders had continued to put increasing pressure on us to enter into a strategic transaction. On September 30, 2009, the date on which the forbearance period would have otherwise terminated without a strategic transaction in place, our credit facility lenders agreed to extend to October 2, and on October 2 agreed to extend to October 7, the date by which the forbearance period would end if we had not entered into an agreement for a strategic transaction.

On October 1, 2009, Meridian received a proposal from Company “L” for a capital infusion, although the exact nature of the proposal was not entirely clear. Mr. Ching contacted the president of Company L to obtain clarity on the offer but after discussions the proposal was still vague. A second proposal letter was received within a few days and again it was vague as to terms and conditions. Mr. Ching called the president of Company L and was told that Meridian should disregard Company L’s written proposals, as they only wanted to use those proposals to demonstrate their interest in Meridian. After several discussions, no clear proposal was forthcoming and Mr. Ching recommended to the board that Company L not be considered as a serious possibility for a transaction. The board supported that position.

On October 7, 2009, our credit facility lenders agreed to extend to October 14 the date by which the forbearance period would end if we had not entered into an agreement for a strategic transaction.

Also on October 7, 2009, the board met again to receive an update from Mr. Ching. He reported that:

•	Alta Mesa was still working on submitting another offer to Meridian;

•	we were receiving a substantial amount of pressure from the credit facility lenders to show concrete progress towards a strategic transaction;

•	the NYSE had expressed concern that Meridian’s lenders would not continue to extend the forbearance period, and the NYSE was considering suspending trading in Meridian stock for the reasons described in “The Merger — Effects on Meridian if the Merger is Not Completed”;

•	Mr. Ching had urged Company H to enhance its offer, but Company H had not done so and was still concerned about Meridian’s position with its lenders; and

•	management and bankruptcy counsel were continuing with contingency plans for a bankruptcy filing as a last resort.

Mr. Ching recommended that the board accept the Company H offer, as it was the best offer available. It provided for positive equity value, as opposed to bankruptcy, which Meridian’s analyses had indicated would likely wipe out any remaining equity, and a transaction with Company H would most likely convince the credit facility lenders to extend the forbearance period.

The board then discussed our options and our bargaining position with our lenders. At the end of the discussion, the board voted to accept the Company H offer if Alta Mesa had not made an alternative offer by 9:00 a.m. the following day.

Mr. Ching called the board together again on October 8. Mr. Ching reported that there was no change in the terms proposed by Company H and that Company H’s proposal would expire at the end of the day. The Company H chief executive officer had indicated that the expiration date of the offer would not be extended. Mr. Ching also reported that he had received a draft letter of intent from Alta Mesa proposing a merger transaction with Meridian, under which each share of Meridian common stock would be converted into the right to receive $0.40 in cash. The proposal included a “no shop” provision until November 15, except that

Alta Mesa would, on or before October 17, provide Meridian sufficient information to demonstrate to Meridian’s satisfaction Alta Mesa’s ability to consummate the transaction. If Alta Mesa failed to provide such information on or before October 17, or if such information was not satisfactory to Meridian, then the “no shop” period would terminate. If Meridian received any unsolicited proposals during the “no shop” period and subsequently entered into a transaction with that third party, then Meridian would pay $500,000 to Alta Mesa as liquidated damages. After discussion, the board voted unanimously in favor of accepting Alta Mesa’s letter of intent, and Mr. Ching executed the letter of intent on behalf of Meridian later that day.

On October 12, 2009, representatives from Meridian and its counsel, Fulbright & Jaworski L.L.P. (“Fulbright”), and representatives from Alta Mesa and its counsel, Haynes and Boone, LLP (“Haynes and Boone”) met to discuss Alta Mesa’s continuing due diligence review and assignment of responsibilities toward reaching a definitive merger agreement.

On October 17, 2009, Mr. Ching and Mr. Chappelle agreed to extend to October 19 the expiration of the “no shop” provision of the letter of intent, so Alta Mesa could complete the information required to demonstrate to Meridian’s satisfaction Alta Mesa’s ability to consummate the transaction. Upon satisfaction of the information requirement on October 19, the “no shop” provision was automatically extended.

On November 1, 2009, Haynes and Boone submitted the first draft of the definitive agreement.

On November 2, 2009, we engaged Morgan Keegan & Company, Inc. (“Morgan Keegan”) to render an opinion to our board as to the fairness, from a financial point of view, to our shareholders of the consideration to be received in connection with the merger, since Rivington had a policy of not rendering fairness opinions in capital raising engagements, and JPMorgan believed that rendering a fairness opinion in this transaction might limit their ability to participate in financings for other transactions.

From November 2, 2009 through November 8, 2009, our senior management and representatives of Rivington and Fulbright held several discussions regarding the terms proposed by Alta Mesa in its initial draft of the merger agreement. Meridian and its representatives drafted comments and proposed changes to the initial draft of the merger agreement to address terms and conditions contained in the initial draft of the merger agreement that were not acceptable to us. The comments and proposed changes were intended to:

•	narrow the type of events that would constitute a “Target Material Adverse Effect”;

•	make certain changes to the representations and warranties of Meridian, including adding exceptions to certain representations and warranties for matters disclosed in reports filed by Meridian with the SEC and appropriate materiality qualifiers;

•	add representations and warranties to be made by Alta Mesa and Merger Sub;

•	provide us with greater flexibility to operate our business prior to the closing of the merger;

•	provide our board with more flexibility in responding to competing and superior proposals;

•	remove and revise certain closing conditions to increase the likelihood of closing (assuming our shareholders voted in favor of adopting the merger agreement);

•	narrow Alta Mesa’s termination rights and remove Alta Mesa’s right to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, whether before or after approval by our shareholders; and

•	reduce the proposed termination fee of $5.0 million and minimize the circumstances in which we would pay a termination fee and reimburse expenses to Alta Mesa.

On November 8, 2009, Mr. Chappelle informed Mr. Ching of his belief that one of the critical elements in negotiating a definitive merger agreement was whether our lenders would be willing to extend a commitment to allow for the hedging of our natural gas and oil production during a period of time following the signing of the merger agreement. Later that day, Fulbright sent a revised draft of the merger agreement to Haynes and Boone.

During this period, Mr. Ching and Mr. Reeves had been in discussions to settle certain claims that Mr. Reeves had asserted against Meridian relating to various amounts allegedly owed to Mr. Reeves and his affiliates under Mr. Reeves’ existing net profits interest agreements and master participation agreements with Meridian.

On November 11, 2009, Mr. Ching and other representatives from Meridian, Mr. Chappelle and other representatives from Alta Mesa, and representatives from Rivington, Haynes and Boone and Fulbright met to further negotiate the terms of the merger agreement. The material negotiated changes included the following:

•	the parties narrowed the type of events that would constitute a “Target Material Adverse Effect” and agreed to exclude certain events customarily excluded from such a definition, such as general business or economic conditions;

•	Alta Mesa accepted Meridian’s proposed definition of “superior proposal”;

•	the parties structured the merger as a forward merger in which Meridian would merge with and into Merger Sub, resulting in Merger Sub as the surviving entity;

•	the parties agreed to certain changes proposed by us to the representations and warranties and certain changes to the provisions relating to our conduct of our business prior to the closing of the merger; and

•	the parties agreed to certain additional representations and warranties to be made by Alta Mesa and Merger Sub.

During the meeting, the parties discussed the non-solicitation provisions, the provisions regarding fiduciary responsibilities to consider other offers, and the termination and remedies provisions of the merger agreement, including the size of the termination fee payable in the event that certain termination events occurred and Alta Mesa’s right to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger. Alta Mesa accepted certain proposed changes to these provisions, but did not agree to remove its option to terminate until our lenders agreed to extend a commitment to allow for the hedging of our natural gas and oil production during a period of time following the signing of the merger agreement.

In addition, Alta Mesa emphasized that, in order to complete the merger, the agreements to clarify and confirm certain historical records with respect to Mr. Reeves’ and Mr. Mayell’s interests under their net profits interest agreements and master participation agreements with Meridian would need to be finalized, and the claims asserted by Mr. Reeves under his net profits interest agreement and master participation agreement would need to be settled. Alta Mesa also emphasized that, in order for it to be willing to enter into a binding merger agreement, Meridian’s lenders would need to extend a commitment to allow for the hedging of Meridian’s natural gas and oil production during a period of time following the signing of the merger agreement.

Shortly after the November 11, 2009 meeting, Meridian engaged Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P. (“Gordon Arata”) to begin preparing the documents relating to Mr. Reeves’ and Mr. Mayell’s confirmatory agreements regarding their respective net profits interest agreements and master participation agreements and to begin preparing the settlement agreement with Mr. Reeves. From November 11, 2009 until just prior to the signing of the merger agreement, representatives from Meridian and Gordon Arata continued to negotiate the terms of a settlement agreement with Mr. Reeves and his counsel. Meridian, Mr. Reeves and Mr. Mayell, and their respective counsel, also negotiated and finalized the confirmatory agreements.

From November 12, 2009 through November 20, 2009, the parties and their representatives had several in-person and telephonic discussions regarding the terms and provisions of the merger agreement. During that time, the parties made progress in negotiating limits on the scope of our representations and warranties and covenants in the merger agreement, including provisions relating to the conduct of our business prior to closing. In addition, a number of the closing conditions initially proposed by Alta Mesa were narrowed in scope or removed. The non-solicitation, fiduciary responsibility, termination and remedies provisions of the merger agreement were negotiated, but the parties had agreed to only limited changes.

On November 13, 2009, we sent a written request to its lenders requesting the additional hedge commitment support. On that same date, we and certain of our subsidiaries entered into the fourth amendment to the credit facility forbearance agreement, which extended to November 23, 2009, the date by which the credit facility forbearance agreement would have terminated if, by such date, we had not entered into a strategic transaction, such as the merger.

On November 15, 2009, Mr. Ching called a telephonic meeting of our board. At the meeting Mr. Ching updated the board on the status of the proposed transaction, including the status of negotiations with Alta Mesa and remaining deal points, discussions with the lenders regarding hedging arrangements and the status of Alta Mesa’s due diligence on Meridian. The board instructed Mr. Ching to continue to negotiate with Alta Mesa. Mr. Ching and Mr. Chappelle also agreed to amend the letter of intent to extend to November 23 the expiration of the “no shop” provision.

On November 19, 2009, Mr. Ching and Mr. Chappelle and other members of senior management of Meridian and Alta Mesa met to discuss certain aspects of the merger agreement and Alta Mesa’s conclusions from the due diligence it conducted on Meridian. Alta Mesa informed us that Alta Mesa was reducing its original offer of $0.40 per Meridian share to $0.30 per share. Alta Mesa stated that the reduction in offer price was due to changing market conditions and additional due diligence conducted since the original offer. Our management negotiated with Alta Mesa for a revised offer price per share.

On November 20, 2009, Mr. Ching called a special meeting of our board with representatives from Morgan Keegan and Fulbright present at the meeting. At the special meeting Mr. Ching updated the board on the status of the proposed transaction, including the fact that our management was successful in increasing Alta Mesa’s latest offer of $0.30 per Meridian share to $0.33 per share and Mr. Ching’s belief that Alta Mesa would not be willing to further increase the merger consideration. Representatives from Morgan Keegan presented telephonically to the board its preliminary conclusions with respect to its fairness opinion. A representative from Fulbright advised our board of its fiduciary duties in connection with the potential transaction, reviewed the proposed terms of the merger agreement and presented a summary of the remaining open issues that had not yet been resolved with Alta Mesa. During the course of these discussions and presentations, our board engaged in a discussion of the terms of the transaction and the fact that the proposed transaction was probably Meridian’s only viable alternative to seeking the protection under federal bankruptcy laws. After discussion, the board instructed Mr. Ching to continue to negotiate the remaining terms of the merger agreement with Alta Mesa.

On November 20, 2009, we and certain of our subsidiaries entered into the fifth amendment to the credit facility forbearance agreement, which extended to November 30, 2009, the date by which the credit facility forbearance agreement would have terminated if, by such date, we had not entered into a strategic transaction, such as the merger.

Based on the continuing progress that was being made with respect to pursuing the proposed transaction with Alta Mesa, Meridian agreed to amend the letter of intent to extend the exclusivity agreement with Alta Mesa to the earlier of December 11, 2009 or expiration of our forbearance agreement with our credit facility lenders.

On November 23, 2009, Mr. Ching and Mr. DeLano, Mr. Chappelle and other representatives from Alta Mesa, and representatives from Rivington, Haynes and Boone and Fulbright agreed to meet to resolve the remaining open items in the merger agreement. During the meeting, the parties were able to resolve many of the outstanding negotiating points in the representations and warranties and the closing conditions. After negotiations and discussions, the parties agreed to make certain changes to the non-solicitation, fiduciary responsibility, termination and remedies provisions of the merger agreement. Such changes included:

•	the removal of Alta Mesa’s right to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, based upon positive feedback from the lenders on the request to permit Meridian to hedge a portion of its production; and

•	the inclusion of provisions permitting each party to seek from the other party remedies in addition to the other party’s payment of the termination fee (including specific performance and injunctive relief) in the event of the other party’s breach of the merger agreement.

However, the parties were not able to come to final agreement on the final amount of the termination fee. Alta Mesa and its representatives made clear at the end of the meeting that they were unwilling to negotiate further the remaining terms of the non-solicitation, fiduciary responsibility, termination and remedies provisions.

At a meeting with Alta Mesa representatives held on November 23, 2009, Mr. Ching reported that he was still in discussions with Mr. Reeves regarding his claims against Meridian for amounts purportedly owed to Mr. Reeves and his affiliates under existing net profits interest agreements and master participation agreements with Meridian. Meridian and Alta Mesa agreed that the settlement agreement with Mr. Reeves for such claims and the agreements to clarify and confirm certain historical records with respect to Mr. Reeves’ and Mr. Mayell’s interests under net profits interest agreements and master participation agreements would need to be executed prior to signing the merger agreement. Alta Mesa indicated that in addition to the previously requested extension of hedging commitments, it would expect that the forbearance agreements with the credit facility lenders and other creditors would be extended until at least 30 days after the closing of the merger. The following day we requested from our credit facility lenders the extension of hedging commitments and forbearance extension.

On November 30, 2009, we and certain of our subsidiaries entered into the sixth amendment to the credit facility forbearance agreement, which extended to December 4, 2009, the date by which the credit facility forbearance agreement would have terminated if, by such date, we had not entered into a strategic transaction, such as the merger.

On December 1, 2009, the bank group responded to our November 24th request and informed us that they were unwilling to provide any additional hedging commitments. The bank group also indicated that it would be unwilling to agree to the requested extension of the forbearance period without a demonstration by Alta Mesa of its ability to assume or pay in full the amounts outstanding under our credit facility. Over the following two weeks, representatives from Alta Mesa provided the information to the bank group that it requested.

On December 2, 2009, we and certain of our subsidiaries entered into the seventh amendment to the credit facility forbearance agreement, which extended to December 4, 2009, the date by which the credit facility forbearance agreement would have terminated if, by such date, we had not entered into a strategic transaction, such as the merger.

On December 4, 2009, Mr. Ching and Mr. Chappelle discussed the remaining material terms of the merger agreement. Mr. Chappelle made clear that, given the banks unwillingness to provide hedging commitments, the parties needed to restore the provisions in the merger agreement that permit Alta Mesa to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, and that this provision was not subject to negotiation. The parties agreed to a $3.0 million termination fee to be paid by us to Alta Mesa under certain circumstances specified in the merger agreement and a $3.0 million reverse termination fee to be paid by Alta Mesa to us under certain specified circumstances, including if Alta Mesa exercises its option to terminate the merger agreement at any time including after shareholder approval. In addition, Alta Mesa agreed to cap our expense reimbursement obligations at $1.0 million.

On December 3, 2009 and December 4, 2009, Mr. Ching updated the board on the status of the proposed transaction, including Alta Mesa’s final terms relating to its option to terminate and the final proposed amount of the termination fee, and the banks response to our November 23rd request.

On December 4, 2009 and December 14, 2009, we and certain of our subsidiaries entered into further amendments to the credit facility forbearance agreement, which extended through December 21, 2009, the date by which the credit facility forbearance agreement would have terminated if, by such date, we had not entered into a transaction agreement, such as the merger. Also on these dates, we obtained forbearance extensions through December 21 for the forbearance agreements relating to hedging agreements with affiliates of Fortis Capital Corp. and Scotia Bank (each a lender under our credit facility) and the drilling rig financing with CIT Group/Equipment Finance, Inc.

Early in the afternoon of December 16, 2009, Mr. Chappelle contacted Mr. Ching to tell him that Alta Mesa has reduced its offer of $0.33 per share to $0.28 per share. Mr. Chappelle indicated that Alta Mesa would be able to increase its offer one or two cents per share if we could negotiate a decrease in the advisory fees payable to JPMorgan and Rivington.

On December 16, our board met telephonically to consider the proposed transaction. Fulbright and Morgan Keegan participated by telephone. Our senior management reviewed the proposed transaction with the board. Mr. Ching also updated the board regarding Alta Mesa’s further reduction to the merger consideration, our business and recent results of operations, and the fact that our creditors had verbally agreed to consent to the transaction and provide forbearance extensions through the completion of the merger. The board also reviewed with Fulbright the material terms of the merger agreement, including Alta Mesa’s final proposals regarding the deal protection provisions. During the meeting, Morgan Keegan reviewed its analysis of the proposed transaction, and delivered its oral opinion that, as of the date of the meeting and based upon and subject to the factors, assumptions, matters, procedures, limitations and qualifications it summarized and as would be set forth in its written opinion, the merger consideration of $0.28 per share to be received by the holders of Meridian’s common stock in the transaction was fair, from a financial point of view, to such holders.

Our board had a discussion as to the alternatives available to us and concluded that, due to our lack of liquidity and indications from our lenders that they would be unwilling to continue to forbear, our only alternative to accepting Alta Mesa’s $0.28 per share offer was to seek the protection under federal bankruptcy laws. Our board then considered the proposed merger and the transactions contemplated thereby, including the positive and negative factors described below in the section entitled “— Reasons for the Merger; Recommendation of Our Board of Directors.” Following further discussion and based on the totality of the information presented and the fairness opinion presentation by Morgan Keegan, our board, among other things, unanimously approved the terms of the proposed merger agreement, authorized Mr. Ching to execute the proposed merger agreement with merger consideration of $0.28 per share or higher, and declared the transaction to be in the best interests of Meridian’s shareholders, and instructed management to undertake to finalize and execute the definitive merger agreement and related documentation.

During the course of the next several business days, Mr. Ching spoke to representatives from JPMorgan and Rivington regarding a potential reduction in their advisory fees. Rivington was amenable to a lower fee in exchange for amending its engagement letter with Meridian to include a provision that Rivington would be paid on any transaction that closed. Absent this amendment, Rivington felt that the terms of its engagement entitled them to the full amount of advisory fees. JPMorgan also would not agree to any reduction in advisory fees based on its existing engagement. Mr. Ching and Mr. Chappelle engaged in further discussions regarding the merger consideration and ultimately agreed on the final Merger Consideration of $0.29 per share.

From December 16 through the evening of December 22, management of Meridian and Alta Mesa together with Haynes and Boone and Fulbright continued to work to finalize the merger agreement. The parties also continued to work with our creditors to extend the forbearance agreements through the earlier of (x) May 31, 2010, (y) the effective time of the merger, or (z) the termination of the merger agreement. During this time, we also finalized the settlement agreement with Mr. Reeves and the agreements to clarify and confirm certain historical records with respect to Mr. Reeves’ and Mr. Mayell’s interests under net profits interest agreements and master participation agreements. By the evening of December 22, the merger agreement and such other documents were finalized and executed and Morgan Keegan delivered its final written opinion to our board stating that, as of December 22, 2009 and based upon and subject to the factors and assumptions set forth therein, the $0.29 per share in cash to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders.

On December 23, 2009, we issued a press release announcing the merger.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors unanimously determined to approve the merger agreement and recommended that our shareholders vote to adopt the merger agreement. In reaching the foregoing determination, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered the following material factors in support of its decision to enter into the merger agreement:

•	The fact that Meridian had explored a variety of strategic alternatives over an extended period of time and the thoroughness of the process for exploring and reviewing these alternatives, including consideration of alternative transactions with other third parties.

•	The current and historical prices of our common stock and the fact that the Merger Consideration of $0.29 in cash per share of our common stock represented a premium over the recent market price of our common stock immediately prior to the execution of the merger agreement.

•	The financial analysis and opinion of Morgan Keegan dated December 22, 2009 delivered to our board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the $0.29 per share cash Merger Consideration to be received by holders of our common stock pursuant to the merger. See Annex B to this proxy statement and “— Opinion of Our Financial Advisor” on page of this proxy statement for more information on the analyses and opinion, including the assumptions made, matters considered and limits of review.

•	The belief of our board of directors that we would be unable to continue operations as an independent, stand-alone company because of our lack of liquidity and our inability to obtain additional financing from other sources. We have experienced recent decreases in cash flow due in part to volatility of oil and natural gas prices and declining oil and gas production volumes. Such volatility has also resulted in significant reductions in our borrowing base under our credit facility and we currently have a borrowing base deficiency of approximately $26.4 million. We do not have sufficient cash available to repay the borrowing base deficiency and, as a result, in the absence of a transaction, such as the merger, we would likely have to seek protection under the federal bankruptcy laws.

•	The risk that we may not be able to comply with the conditions and covenants set forth in the forbearance agreements relating to defaults under our credit facility, hedging agreements with affiliates of Fortis Capital Corp. and Scotia Bank (each a lender under our credit facility), our loan secured in 2008 for the purchase of a drilling rig and two drilling contracts, and that the parties to these forbearance agreements would not grant further extensions. If we were unable to comply with the terms of the forbearance agreements or if the parties to the forbearance agreements were unwilling to grant further extensions, we would be subject to the exercise of remedies by the parties to those agreements. The exercise of such remedies would likely result in us seeking protection under federal bankruptcy laws.

•	The efforts made by our senior management and its advisors to obtain greater value than the $0.29 per share provided for in the merger, and the recognition that the $0.29 per share in value for shareholders was likely a greater amount for the shareholders than could be expected from a bankruptcy filing, which was the most likely alternative available to us.

•	Subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the merger agreement allow our board of directors to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to our shareholders to adopt the merger agreement and to terminate the merger agreement to accept a superior proposal.

•	The proposed merger is for all cash, which provides more certainty of value to our shareholders compared to a transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value.

•	Under Texas law, our shareholders have the right to demand appraisal of their shares, which rights are described below under “Rights of Dissent and Appraisal” on page and Annex C.

Our board of directors also considered a number of countervailing risks and factors concerning the proposed transaction. These countervailing risks and factors included the following:

•	The fact that we will no longer exist as an independent company and our shareholders will be unable to participate in any future earnings or receive any benefit from any future increase in value of Meridian.

•	Alta Mesa has the option to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, whether before or after approval by our shareholders.

•	The fact that our officers and employees will have to focus extensively on actions required to complete the merger, as well as the substantial transaction costs that we will incur for the proposed transaction even if it is not consummated.

•	The fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and are subject to many restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

•	The $3.0 million termination fee and up to $1.0 million in expenses payable to Alta Mesa upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirors to propose an alternative transaction that may be more advantageous to our shareholders.

•	The potential effects of our limitations on soliciting alternative proposals for the acquisition of Meridian or our assets, including prohibitions on soliciting alternative transactions and a requirement to hold a shareholder meeting on the merger whether or not the board of directors continues to believe at the time of the shareholder meeting that the merger is fair to, and in the best interests of, Meridian’s shareholders.

The discussion of the information, risks and factors that our board of directors considered in arriving at its decision to approve the merger agreement and recommend that our shareholders vote to adopt the merger agreement is not intended to be exhaustive, but includes all material factors considered by our board of directors. In view of the wide variety of factors and risks considered in connection with its evaluation of the proposed transaction, our board of directors did not believe it necessary to, and did not attempt to, rank or quantify the risks and factors although individual members of our board of directors may have assigned different weights to the factors and risks in their individual assessments of the proposed transaction. The overall analysis of the factors described above by our board of directors included multiple discussions with and questioning of our management, financial advisors and legal counsel. Our board of directors carefully considered the risks and uncertainties associated with our remaining an independent publicly traded company. Many of those risks and uncertainties are described in our Annual Report on Form 10-K, as amended, any updates to those risks and uncertainties set forth in our subsequent Quarterly Reports on Form 10-Q and the factors described below in “— Effects on Meridian if the Merger is Not Completed.”

Our board of directors unanimously approved the merger agreement. Our board of directors unanimously believes that the merger is advisable and recommends that our shareholders vote “FOR” adoption of the merger agreement.

Opinion of Our Financial Advisor

Morgan Keegan rendered its opinion to our board of directors that, as of December 22, 2009 and based upon and subject to the factors and assumptions set forth therein, the $0.29 per share in cash to be received by holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Keegan’s written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Keegan, is attached as Annex B and is incorporated into this proxy statement by reference. This description of Morgan Keegan’s opinion should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully. Morgan Keegan provided its opinion for the information and assistance of Meridian’s board of directors in connection with its consideration of the merger. Morgan Keegan’s opinion was addressed to the our board of directors and assessed only the fairness, from a financial point of view, of the merger consideration to holders of our common stock. Morgan Keegan’s opinion was only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or senior management with respect to the merger or the Merger Consideration. The terms of the merger, including the Merger Consideration, were determined through negotiations between Meridian and Alta Mesa and were not determined or recommended by Morgan Keegan. Morgan Keegan’s opinion did not address the merits of the underlying decision of Meridian to engage in the transaction and did not constitute, nor should it be construed as, a recommendation to any Meridian shareholder as to how to vote on any matter related to the merger. Additionally, Morgan Keegan expressed no opinion as to the prices at which the shares of our common stock will trade following the announcement of the merger.

In rendering its opinion, Morgan Keegan:

•	reviewed the merger agreement;

•	reviewed certain publicly available financial statements and other business and financial information of Meridian;

•	reviewed certain non-public internal financial statements and other financial and operating data concerning Meridian, including our engineering and reserve report;

•	reviewed certain non-public financial forecasts relating to us prepared by our management (the “Company Forecasts”);

•	discussed the past and current operations, financial condition and prospects of Meridian with our senior executives, including our questionable ability to continue as a going concern;

•	reviewed historical reported prices and trading activity for our common stock;

•	compared our financial performance and the prices of our common stock with those of certain other publicly traded companies Morgan Keegan deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Morgan Keegan deemed relevant;

•	considered the results of our efforts to solicit indications of interest from selected third parties with respect to a possible acquisition of Meridian; and

•	performed such other analyses and considered such other factors as Morgan Keegan deemed appropriate.

In rendering its opinion, Morgan Keegan has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Morgan Keegan. At the direction of Meridian, Morgan Keegan has assumed, without independent verification, that the Company Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Meridian’s management as to Meridian’s future financial performance. Morgan Keegan has not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Meridian, nor has Morgan Keegan been furnished with any such evaluations or appraisals. Morgan Keegan has assumed that the merger will be consummated as provided in the merger agreement with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof.

Morgan Keegan expresses no view or opinion as to any terms or aspects of the merger (other than the Merger Consideration to the extent expressly specified in this proxy statement), including, without limitation, the form or structure of the merger or the Merger Consideration and the tax treatment of the merger to various constituencies. Morgan Keegan expresses no view or opinion as to the fairness of the amount or nature of the compensation, if any, to any of Meridian’s officers, directors or employees, or class of such persons, relative to the compensation to Meridian’s shareholders. In addition, Morgan Keegan expresses no view or opinion as to the relative merits of the merger in comparison to other transactions available to Meridian or in which Meridian might engage or as to whether any transaction might be more favorable to Meridian as an alternative to the merger, nor is Morgan Keegan expressing any opinion as to the underlying business decision of Meridian’s board of directors to recommend the merger to Meridian’s shareholders or its decision to proceed with or effect the merger. This opinion is not a recommendation to any shareholder as to how such shareholder should vote with respect to the merger.

The following is a summary of the material financial analyses used by Morgan Keegan in connection with its presentation to Meridian’s board of directors, and the preparation of its opinion delivered to our board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Morgan Keegan, nor does the order of presentation of the analyses described represent relative importance or weight given to those analyses by Morgan Keegan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Morgan Keegan’s financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Morgan Keegan. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 21, 2009, and is not necessarily indicative of current market conditions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Morgan Keegan was carried out in order to provide a different perspective on the merger and add to the total mix of information supporting the opinion. Morgan Keegan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. Rather, in reaching its conclusions and delivering its opinion, Morgan Keegan considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Morgan Keegan believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Historical Stock Price Analysis.  Using publicly available trading data, Morgan Keegan reviewed historical trading prices and volumes for Meridian common stock and compared such trading prices to the proposed Merger Consideration of $0.29 per share. Morgan Keegan analyzed the volume-weighted average price, or VWAP, as well as the average price for various periods prior to, and including, December 21, 2009. The following table summarizes the premium of the Merger Consideration relative to prices for various measurement periods or dates:

		Merger Consideration per Share
		Premium/(Discount) to
Measurement Period	Price	Measurement Period

5-Day VWAP	$0.245	18.6%
10-Day VWAP	$0.244	19.0%
20-Day VWAP	$0.258	12.5%
30-Day VWAP	$0.273	6.4%
60-Day VWAP	$0.326	(11.0)%
YTD VWAP	$0.368	(21.3)%
1-Year VWAP	$0.373	(22.3)%
5-Day Average	$0.244	18.9%
10-Day Average	$0.243	19.5%
20-Day Average	$0.266	9.1%
30-Day Average	$0.278	4.2%
60-Day Average	$0.315	(8.0)%
YTD Average	$0.344	(15.6)%
1-Year Average	$0.351	(17.4)%

Premium Analysis.  Morgan Keegan analyzed the premiums paid for selected mergers and acquisitions of publicly traded companies since January 1, 2008. Morgan Keegan analyzed the premiums paid for non-technology and non-financial institution mergers and acquisitions of publicly traded companies with equity values between $0 and $300 million since January 1, 2008, irrespective of the type of consideration paid to the target. Morgan Keegan also analyzed the premiums paid for mergers and acquisitions of publicly traded oil and gas exploration and production companies with the same equity value and time horizon parameters, irrespective of the type of consideration paid to the target. Morgan Keegan analyzed the premiums paid over the target’s stock price one day prior and average closing prices five days, 30 days, 60 days and 180 days prior to the date of the letter of intent and compared these premiums offered in the proposed transaction. The following tables summarize the median premiums paid for the aforementioned mergers and acquisitions and the implied equity value per share of Meridian common stock.

Implied Equity Value
Measurement Period	Median Premium Range	per Share

Premium to 1-day	(16.4)% - 2.9%	$0.20 - $0.25
Premium to 5-day average	(9.3)% - 3.5%	$0.22 - $0.25
Premium to 30-day average	(1.4)% - 46.0%	$0.27 - $0.41
Premium to 60-day average	0.5% - 44.9%	$0.32 - $0.46
Premium to 180-day average	2.7% - 47.5%	$0.37 - $0.53

Transaction premiums vary for many reasons including: (i) differences in pre-transaction operating performance; (ii) other hidden or intangible assets not apparent in historical operating performance; (iii) non-disclosed pro forma adjustments and other deal-specific factors; and (iv) differences in asset and geographical mix. Transaction premiums of the selected transactions as a whole were deemed more meaningful than the premiums of any particular transaction. No selected transaction analyzed in the premium analysis was identical to the proposed transaction. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using comparable transaction data.

Peer Group Analysis.  Morgan Keegan analyzed certain publicly traded companies that were deemed comparable to Meridian in scope of business operation, market capitalization and/or geographic location of reserves (the “Peer Group”). Morgan Keegan compared our financial performance with the performance of our Peer Group for the latest twelve months of publicly available data and certain consensus projections. Morgan Keegan derived base valuation multiples by analyzing the specific Peer Group’s financial information. Morgan Keegan then applied these valuation multiples to our results of operations for the latest twelve months ended September 30, 2009 and for the projected calendar years 2009 and 2010. Morgan Keegan used estimates provided by our management as well as publicly available analyst estimates in conducting the Peer Group analysis. The Peer Group consisted of:

•	Abraxas Petroleum Corp.

•	Clayton Williams Energy, Inc.

•	Crimson Exploration, Inc.

•	Energy XXI (Bermuda) Limited

•	GeoResources, Inc.

•	Gulfport Energy Corp.

•	McMoRan Exploration Co.

•	PetroQuest Energy, Inc.

•	Stone Energy Corp

•	Swift Energy Co.

For each of the companies identified above, Morgan Keegan calculated various valuation multiples after excluding any non-recurring, extraordinary gains or expenses and non-cash, stock-based compensation, including:

•	the ratio of enterprise value (herein referred to in all tables as “EV”) to proved reserves, average daily production and SEC PV-10; and

•	the ratio of enterprise value to historical and estimated earnings before interest, taxes, depreciation and amortization (herein referred to in all tables as “EBITDA”) for the last twelve months (herein referred to in all tables as “LTM”) and calendar years 2009 (herein referred to in all tables as “CY 2009P”) and 2010 (herein referred to in all tables as “CY 2010P”).

The following table summarizes the derived relevant ranges of multiples for the companies identified above and the ranges of prices per Meridian share implied by such multiples:

							Implied Prices of
	Multiples						Meridian Common Stock
Financial Metric	Min		Median		Max		Min	Median	Max

EV/Proved Reserves	$1.87		$3.19		$3.96		$0.63	$1.79	$2.47
EV/Average Daily Production	$4.84		$10.17		$18.46		$0.67	$2.51	$5.39
EV/SEC PV-10	0.99	x	1.66	x	4.05	x	$1.32	$2.91	$8.56
EV/LTM EBITDA	3.30	x	6.32	x	18.44	x	$0.36	$1.62	$6.66
EV/CY 2009P	3.16	x	6.31	x	9.47	x	NM	NM	$0.37
EV/CY 2010P	2.69	x	4.37	x	7.40	x	NM	NM	NM

No company analyzed in the Peer Group has operations or reserves that are identical to those of Meridian. Trading multiples of the Peer Group as a whole were deemed more meaningful than multiples of any particular company. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using comparable company data. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of the companies to which Meridian was compared. In conducting the Peer Group analysis, Morgan Keegan examined both historical and projected valuation multiples in order to determine the relevant range of multiples. In some cases, these relevant ranges were narrower than the full range of such multiples.

Precedent Transactions Analysis.  Using publicly available information, including SEC filings and press releases, Morgan Keegan compared various valuation metrics from (i) corporate transactions and (ii) asset and property sales announced on or after January 1, 2009 with available reserve and production information that Morgan Keegan deemed to be relevant (herein referred to in the aggregate as “Precedent Transactions”). The comparable corporate transactions that Morgan Keegan deemed to be relevant were:

Announcement	Buyer	Seller

11/9/2009	Rise Energy Ltd	Teton Energy Corporation
9/30/2009	Resaca Exploitation LP	Cano Petroleum Inc
9/10/2009	Magnum Hunter Resources Corp	Sharon Resources Inc
6/19/2009	Abraxas Petroleum Corp	Abraxas Energy Partners LP
5/25/2009	NiMin Energy Corp	Legacy Energy Inc
3/31/2009	Double Eagle Petroleum Company	Petrosearch Energy Corporation
2/16/2009	Dana Petroleum plc	Bow Valley Energy Ltd
2/9/2009	Delta Oil & Gas Inc	Stallion Group

The comparable asset and property sale transactions that Morgan Keegan deemed to be relevant were:

Announcement	Buyer	Seller

11/5/2009	Whiting Petroleum Corp	Undisclosed/private seller(s)
10/29/2009	Endeavour International Corp	J-W Operating Company

Announcement	Buyer	Seller

10/29/2009	Magnum Hunter Resources Corp	Triad Energy Corporation (Ohio)
10/20/2009	Undisclosed	Sterling Energy
10/16/2009	Magellan Petroleum Corporation	Privateco
10/2/2009	Public Gas Partners	Edge Petroleum
9/30/2009	EV Energy Partners LP; EnerVest Ltd	EXCO Resources Incorporated
9/21/2009	Merit Management Partners I LP	Petrohawk Energy Corporation
9/15/2009	Magnum Hunter Resources Corp	Undisclosed private company
9/10/2009	Callon Petroleum Company	EXL Petroleum LP
9/1/2009	Pioneer Southwest Energy Partners LP	Pioneer Natural Resources Company
8/10/2009	Williams Companies Inc	Undisclosed private company
8/6/2009	Linn Energy LLC	Forest Oil Corporation
7/22/2009	EV Energy Partners LP	Undisclosed
7/21/2009	Vanguard Natural Resources LLC	Lewis Energy Group
7/17/2009	Undisclosed private company	BreitBurn Energy Partners LP
6/30/2009	EnerVest Ltd	Chesapeake Energy Corporation
6/29/2009	Encore Acquisition Company	EXCO Resources Incorporated
6/29/2009	Encore Energy Partners LP	Encore Acquisition Company
6/10/2009	EV Energy Partners LP	Undisclosed
5/29/2009	GeoResources Inc.	GE Energy Financial Services
5/29/2009	Northern Oil & Gas Inc	Windsor Bakken LLC
5/28/2009	FieldPoint Petroleum Corporation	Undisclosed
5/20/2009	Slawson Exploration Company Inc; GeoResources Incorporated	Undisclosed
5/19/2009	Encore Energy Partners LP	Encore Acquisition Company
5/19/2009	Encore Energy Partners LP	Undisclosed independent oil/gas company
5/18/2009	Eni SpA	Quicksilver Resources Incorporated
5/14/2009	Talon Oil & Gas LLC	Denbury Resources Incorporated
5/5/2009	Admiral Bay Resources Inc	Undisclosed
5/5/2009	Energen Resources Corporation; Energen Corporation	Range Resources Corporation
4/30/2009	Apache Corporation	Marathon Oil Corporation
4/1/2009	Rabb Contracting Company LLC; Claude Rabb (individual)	HyperDynamics Corp
3/4/2009	Crescent Point Energy Corp	Talisman Energy Incorporated
3/4/2009	TriStar Oil and Gas Ltd	Talisman Energy Incorporated
3/3/2009	Undisclosed	Berry Petroleum Company
2/23/2009	Longview Fund LP	South Texas Oil Company
2/17/2009	INNEX California Inc	Exoma Energy Limited
2/2/2009	Black Stone Minerals Company LP	Undisclosed private company

Morgan Keegan focused on multiples of total enterprise value to proved reserves and total enterprise value to average daily production.

Morgan Keegan applied certain median multiples of these Precedent Transactions to Meridian’s most recent reserve and production data to derive an implied range of enterprise and equity values for Meridian.

The following table summarizes the median multiples paid for the Precedent Transactions and the implied equity value per share of Meridian common stock.

							Implied Prices of
	Multiples						Meridian Common Stock
Financial Metric	Min		Median		Max		Min	Median	Max

EV/Proved Reserves	0.9	x	1.9	x	4.0	x	$2.25	$3.74	$6.76
EV/Average Daily Production	7.3	x	9.8	x	25.8	x	$4.19	$5.32	$12.54

Precedent Transactions metrics vary for many reasons, including, but not limited to: (i) differences in pre-transaction operating performance; (ii) other hidden or intangible assets not apparent in historical operating performance; (iii) non-disclosed pro forma adjustments and other deal-specific factors; and (iv) differences in asset and geographical mix. Multiples of the selected Precedent Transactions as a whole were deemed more meaningful than the multiples of any particular transaction. No selected transaction analyzed in the Precedent Transactions analysis was identical to the proposed transaction. Mathematical analysis, such as determining the median, is not by itself a meaningful method of using the Precedent Transactions data. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, as well as differences in geographies and development and production costs, involved in the Precedent Transactions and other factors that could affect the valuation multiples in the Precedent Transactions to which the proposed transaction was compared.

Net Asset Value Analysis.  Morgan Keegan performed a Net Asset Value analysis, including calculating the present value of the field-level before-tax future cash flows that Meridian could expect to generate from its existing base of proved reserves as detailed in our third quarter 2009 engineering report. Three cases have been included in the analysis: PV-10, future net revenue (herein referred to in all tables as “FNR”) divided by 1.5, and future net revenue divided by 2.

Key assumptions used in the Net Asset Value analysis include:

•	Price deck: NYMEX strip at December 1, 2009 — $75.707/bbl, $4.457/mcf (held constant);

•	Risk weighting: 100% for proven developed and producing reserves, 65% to 75% for proven developed and non-producing reserves, 40% to 50% for proven undeveloped reserves; and

•	Discount rate (PV-10 case only): 10%

Gross asset value was adjusted in each case for working capital, cash, debt and selected other commitments and liabilities in order to calculate a net asset value for each case, which was then used to imply a net asset value per share of Meridian common stock. The following table summarizes the gross asset value as well as the risked gross asset value for each case.

		Risked
Case	Gross Asset Value	Low	High

PV-10	$216,018	$150,960	$164,047
FNR/1.5	$209,480	$137,758	$150,528
FNR/2	$157,111	$105,651	$115,811

Assuming a sale of its oil and natural gas properties, Meridian would have certain liabilities, commitments and other obligations to satisfy prior to distributing any proceeds to shareholders. It should be noted that these liabilities, commitments and other obligations significantly impair the equity value available to shareholders. The following table summarizes the implied net asset value per share of Meridian common stock based assuming the range of gross asset values previously detailed.

			Implied Net Asset Value
	Gross Asset		per Share of
Reference Range	Value	Net Asset Value	Meridian Common Stock

Low	$105,651	$(34,882)	NM
Mid-point	$134,849	$(5,684)	NM
High	$164,047	$23,707	$0.25

The Net Asset Value analysis is dependent upon a number of factors, including but not limited to:

•	The validity of the third party engineering and reserve report;

•	Discount rate/multiple; and

•	Commodity price deck assumptions.

Conclusion.  In arriving at its opinion, Morgan Keegan did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. However, due to factors specific to Meridian, Morgan Keegan considered the results of certain analyses, namely the Peer Group Analysis and the Precedent Transaction Analysis, to be less relevant to its overall analysis than those of other valuation methodologies employed. These factors include, but are not limited to:

•	Meridian’s small market capitalization relative to that of the selected publicly traded peers;

•	Meridian’s lack of available capital and liquidity to fund development activities;

•	The fact that Meridian has been and remains in technical and payment default with its lenders; and

•	The expressed doubt from Meridian’s independent auditors as to our ability to continue as a going concern for a period longer than the next twelve months.

Accordingly, Morgan Keegan believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, would create an incomplete view of the process underlying Morgan Keegan’s opinion. Based upon and subject to the foregoing analysis, Morgan Keegan’s experience as investment bankers, Morgan Keegan’s work as described above and other factors Morgan Keegan deemed relevant, Morgan Keegan is of the opinion, as of the date hereof, that the merger of Meridian is fair, from a financial point of view, to Meridian’s shareholders.

Meridian’s board of directors selected Morgan Keegan to deliver its opinion because of Morgan Keegan’s reputation as a nationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger.

Pursuant to a letter agreement, dated November 2, 2009, Meridian engaged Morgan Keegan to act as our financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, we have agreed to pay Morgan Keegan a fee of $300,000. In addition, we have agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses, such expenses not to exceed $10,000 without our prior consent, and to indemnify Morgan Keegan and related persons against various liabilities, including certain liabilities under the federal securities laws.

Other Financial Advisory Fees

At the closing of the merger, Rivington will be paid a fee of $2.4 million and JPMorgan will be paid a fee of $1.8 million for their financial advisory services to us in connection with the merger.

Effects of the Merger

If the merger is approved by our shareholders, the other conditions to the closing of the merger are either satisfied or waived and Alta Mesa does not exercise its option to terminate the merger agreement, Meridian will be merged with and into Merger Sub, and Merger Sub will be the surviving company. After the merger, the surviving company will be a wholly owned subsidiary of Alta Mesa.

If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alta Mesa, Merger Sub or any other subsidiary of Alta Mesa or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised and perfected statutory appraisal rights) will be converted into the right to receive $0.29 in cash, without interest and less any applicable withholding tax. Each outstanding option or warrant for Meridian common stock will be canceled in exchange for (A) the excess, if any, of $0.29 over the per share exercise price of the option or warrant, as applicable, multiplied by (B) the number of shares of common stock subject to the option or warrant, as applicable, net of any applicable withholding taxes.

At the effective time of the merger, our shareholders will cease to have ownership interests in us or rights as our shareholders. Therefore, you will not participate in any of our future earnings and will not benefit from any appreciation in Meridian’s value.

Our common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “TMR”. As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be listed on the NYSE. In addition, registration of our common stock under the Exchange Act will be terminated.

If any condition to the merger is not satisfied or waived or if Alta Mesa exercises its right to terminate the merger agreement, the merger will not be consummated. In that event, you will not receive any cash or other consideration as a result of these transactions. Alta Mesa has the option to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, whether before or after approval by our shareholders, provided that, if Alta Mesa elects to exercise this option to terminate, Alta Mesa must pay a $3.0 million termination fee to Meridian concurrently with such termination. See “The Merger Agreement- Termination of the Merger Agreement.” Under the terms of our forbearance agreement with our credit facility lenders, if we receive a termination fee from Alta Mesa, we would be required to use the termination fee to reduce our indebtedness under our credit facility, and we would not otherwise have the use of such fee for working capital or capital expenditures.

Effects on Meridian if the Merger is Not Completed

If the merger is not consummated for any reason, our shareholders will not receive the Merger Consideration and our current management under the direction of our board of directors, will continue to manage us as a stand-alone, independent business and the value of shares of our common stock will continue to be subject to the risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and any updates to those risks and uncertainties set forth in our subsequent Quarterly Reports on Form 10-Q. In addition, for the reasons described below, if the merger is not completed, the forbearance agreements with our lenders and certain others would terminate, allowing them to take action to enforce their rights with respect to the outstanding obligations. Because substantially all of our assets are pledged as collateral under our credit facility, if our lenders declare an event of default, they would be entitled to foreclose on and take possession of our assets, including our cash balances. In such an event, we may be forced to liquidate or to otherwise seek protection under federal bankruptcy laws, and we can give you no assurance that in a bankruptcy proceeding you would receive any value for your shares.

Credit Facility Forbearance Agreement.  On September 3, 2009, Meridian entered into a Forbearance and Amendment Agreement (“Credit Facility Forbearance Agreement”) with the lenders party to its credit facility. The Credit Facility Forbearance Agreement provided that the lenders would forbear from exercising any right or remedy arising as a result of certain existing events of default under the credit facility. Currently, the defaults under our credit facility include payment default as a result of the borrowing base redetermination, which became effective on April 30, 2009, and a financial covenant default associated with one of the financial ratios prescribed in the credit facility. Default remedies available to the lenders under the credit facility include acceleration of all principal and interest amounts due under the credit facility. Meridian and its lenders have amended the Credit Facility Forbearance Agreement a number of times to, among other things, extend the termination date of the forbearance period, which is currently until the earlier of (i) 5:00 p.m. (Central Time) on the earlier of (x) May 31, 2010, (y) the effective time of the merger, or (z) the termination of the merger agreement (ii) or the date that any default occurs under the Credit Facility Forbearance Agreement. In addition, our credit facility lenders have the right, upon unanimous written consent of all of the lenders party to our credit facility, to terminate the forbearance period under our credit facility forbearance agreement without cause on or after February 28, 2010.

The borrowing base under Meridian’s credit facility is subject to semi-annual redetermination. The borrowing base is governed by a number of factors including, but not limited to, the reserve volumes associated with Meridian’s proved oil and gas properties (particularly proved developed producing reserves) and the future net cash flows associated with the reserves, determined utilizing the lenders’ assumptions regarding commodity prices. Effective April 30, 2009, the lenders notified Meridian that the new borrowing base under the facility would be $60.0 million, down from $95.0 million, resulting in a borrowing base deficiency of $35.0 million. As of January 4, 2010, Meridian has outstanding indebtedness under the credit facility of $86.4 million and a borrowing base deficiency of $26.4 million. Meridian has made all principal reduction and interest payments required under the Credit Facility Forbearance Agreement. Meridian does not, however, currently have sufficient cash available to repay the borrowing base deficiency. As part of the Credit Facility Forbearance Agreement, and the subsequent amendments thereto, the lenders have agreed to waive the scheduled redetermination of the borrowing base until such date that the Credit Facility Forbearance Agreement terminates. Due to the limited nature of Meridian’s drilling activities during 2009 and the runoff of Meridian’s proved developed producing reserves as a result of its ongoing production operations, Meridian can give no assurance as to what its redetermined borrowing base would be should the lenders undertake a borrowing base redetermination.

CIT Forbearance Agreement.  On September 3, 2009, Meridian also entered into a forbearance agreement with CIT Group/Equipment Finance, Inc. (“CIT Forbearance Agreement”) related to defaults under an agreement with CIT Group/Equipment Finance, Inc. due to cross-default provisions contained therein. The CIT Forbearance Agreement, as amended, runs in tandem with the Credit Facility Forbearance Agreement and will terminate if there is any default under either forbearance agreement. Default remedies available to CIT Group/Equipment Finance, Inc. include acceleration of all principal and interest amounts due under the financing agreement. As of January 4, 2010, Meridian owes approximately $6.0 million to CIT under this drilling rig financing.

Hedge Party Forbearance Agreement.  On September 3, 2009, Meridian also entered into a forbearance agreement (“Hedge Party Forbearance Agreement”) with certain affiliates of Fortis Capital Corp. and Scotia Bank, lenders under the credit facility, related to defaults under hedging agreements due to cross-default provisions contained therein. The Hedge Party Forbearance Agreement, as amended, runs in tandem with the Credit Facility Forbearance Agreement and will terminate if there is any default under the Credit Facility Forbearance Agreement. We do not currently have any hedge contracts outstanding under the hedge agreements.

Orion Forbearance Agreement.  Meridian has a long-term dayrate contract to utilize a drilling rig from an unaffiliated service company, Orion Drilling Company LLC (“Orion”). Although Meridian’s capital expenditure plans no longer accommodate use of this rig, Meridian is obligated for the dayrate regardless of whether the rig is working or idle. When the contracted rig is not in use on Meridian-operated wells, Orion may contract it to third parties, or the rig may be idled. Meridian is obligated for the difference between the contracted dayrate and the lesser dayrate if the rig is utilized by a third party. The contracted rig was utilized drilling a Meridian-operated well through the end of the first quarter of 2009, and contracted to a third party during the second and third quarters at a lower dayrate than Meridian’s contracted dayrate.

In addition, we own a rig that was also intended primarily to drill wells operated by us. In April 2008, Orion began leasing the rig from us, and operating it under a dayrate contract with Meridian. Meridian is obligated for the difference between the contracted dayrate and the lesser dayrate if the rig is utilized by a third party. Beginning January 2009, the rig has been contracted to a third party operator at a rate which is less than the dayrate contract for which Meridian is obligated.

On September 3, 2009, Meridian also entered into a forbearance agreement with Orion (“Orion Forbearance Agreement”) related to Meridian’s payment obligations under the dayrate contracts. The Orion Forbearance Agreement, as amended, runs in tandem with the CIT Forbearance Agreement and will terminate if there is any default under the CIT Forbearance Agreement. Obligations under the dayrate contracts accrue over the life of the dayrate contracts. The dayrate contracts related to the two rigs terminate in March 2010 and February 2011.

Although Meridian has obtained short-term forbearance agreements for each of the aforementioned agreements in default, we may not be able to comply with the conditions and covenants set forth in those forbearance agreements. There can be no assurance that these forbearance agreements provide us the time to resolve the deficiencies and forestall further default. If we are unable to comply with the terms of the forbearance agreements, we will be subject to the exercise of remedies by such parties on account of such defaults. The exercise of such remedies would likely result in us seeking protection under federal bankruptcy laws.

New York Stock Exchange.  On December 4, 2008, we received notification from the NYSE that we had fallen below certain continued listing criteria that require a minimum average closing price of $1.00 per share over 30 consecutive trading days. The NYSE temporarily suspended the minimum average closing price requirement during part of the first half of 2009. We received notification from the NYSE that our common stock would potentially be delisted if we were not in compliance with that requirement by November 9, 2009. To date we have not been delisted from the NYSE.

In addition, we are currently monitoring our compliance with another listing criterion. This criterion requires that average market capital over 30 consecutive trading days must be at least $15 million. Based on shares outstanding at January 1, 2010, our average market capital decreases below this level when the stock price drops below approximately $0.16 per share. Some closing prices in the first half of 2009 have been below this price. If we become non-compliant with this criterion, our common stock would be subject to the NYSE’s delisting procedures.

In our communications with the NYSE they noted that we have not held a shareholders’ meeting in more than twelve months, since August 6, 2008, and are not in compliance with NYSE rules in that respect.

Finally, the NYSE also noted that it can take accelerated listing action in the event that our common stock trades at levels viewed to be “abnormally low” over a sustained period of time, and that it is continuing to evaluate the trading levels of our stock, including the price per share.

There can be no assurance that our common stock will continue to be listed on the NYSE. Also, there can be no assurance that we will obtain listing on an alternate stock exchange or automated quotation service in the event we are delisted from the NYSE. A delisting of our common stock could materially and adversely affect, among other things, the liquidity and market price of our common stock; the number of investors willing to hold or acquire our common stock; and our access to capital markets to raise capital in the future.

Financing of the Merger

The amount of funds necessary to pay the aggregate merger consideration to our shareholders and holders of options and warrants is anticipated to be approximately $27.2 million, assuming:

•	a purchase price of $0.29 per share (net of the exercise price for warrants); and

•	none of our shareholders validly exercises and perfects its appraisal rights.

In addition, Alta Mesa will assume our outstanding indebtedness, which was approximately $92.4 million as of January 4, 2010. Alta Mesa has informed us that it will pay for the acquisition through a combination of cash on hand and financing obtained under its credit facility or contributions from its partners. Alta Mesa’s obligation to complete the merger is not contingent on its obtaining financing.

Material United States Federal Income Tax Consequences

General

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to our shareholders who hold shares of our common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who, or that, are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or the Code, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is based on the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to our shareholders in light of their particular circumstances or to our shareholders who may be subject to special treatment under U.S. federal income tax laws, such as tax-exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, persons who hold Meridian shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Meridian shares and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired Meridian shares in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of Meridian shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Meridian shareholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Merger to Meridian Shareholders

The Merger.  The exchange of Meridian shares for cash in the merger will be a taxable transaction for United States federal income tax purposes, and possibly for state, local and foreign tax purposes as well.

A holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the shareholder pursuant to the merger and the shareholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. Holders of separate blocks of our stock should consult their tax advisors with respect to these rules.

If at the time of the merger a non-corporate shareholder’s holding period for the shares of our stock is more than one year, any gain recognized will be long term capital gain. If the non-corporate shareholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. The use of capital losses is generally subject to limitations.

For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is subject to limitations.

Appraisal Rights.  Holders of our common shares are entitled to appraisal rights under Texas law in connection with the merger. If a United States holder receives cash pursuant to the exercise of appraisal rights, that United States holder generally will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis in their shares of our common stock. This gain should be long-term capital gain or loss if the United States holder held our common stock for more than one year. Any holder of our common stock that plans to exercise appraisal rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

Information Reporting and Backup Withholding.  Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Meridian shareholder and to the IRS any reportable payments made to such Meridian shareholder in the merger. Additionally, a Meridian shareholder may be subject to a backup withholding tax with respect to the cash received in the merger, unless the Meridian shareholder provides the exchange agent with his correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a Meridian shareholder will be subject to backup withholding on any reportable payment.

To prevent backup withholding, each Meridian shareholder must complete the IRS Form W-9 or a substitute Form W-9 that will be provided by the exchange agent with the transmittal letter. Any amounts withheld under the backup withholding rules from a payment to a Meridian shareholder will be allowed as a credit against his U.S. federal income tax liability and may entitle him to a refund, if the required information is furnished to the IRS.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Meridian shareholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Meridian shareholder will depend on that shareholder’s particular situation. Meridian shareholders should consult their own tax advisor to determine the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws, and the effect of any proposed change in the tax laws to them.

Interests of Meridian’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests include:

•	existing change of control arrangements between us and our executive officers providing for, among other things, severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of Meridian, such as the merger, which change in control arrangements include:

•	an employment agreement between us and our Chairman and Chief Executive Officer, Paul D. Ching, providing for the payment to Mr. Ching of all accrued and unpaid salary through the date of termination and his monthly salary for the remainder of the term of his employment agreement if his employment is terminated following a “change in control”; and

•	participation of Messrs. Lloyd V. DeLano, Allen D. Breaux, Steven G. Ives and Alan S. Pennington, who are officers of Meridian, in The Meridian Resource & Exploration LLC Change in Control and Severance Plan, which could result in potential change in control benefits to such officers of an aggregate of $ .

•	conversion of outstanding warrants held by two of our directors, Messrs. Reeves and Mayell, into the right to receive the Merger Consideration, less the exercise price of the warrants, which, assuming a closing on , 2010, and based on the number of warrants held as of January , 2010, would result in an aggregate cash payment to them of $355,870;

•	indemnification provisions in the merger agreement in favor of our directors and officers;

•	maintenance of a six-year “tail” directors’ and officers’ liability insurance policy to cover directors and officers currently covered by our directors’ and officers’ liability insurance policy; and

•	potential employment arrangements between Alta Mesa or any of its affiliates, on the one hand, and one or more executive officers of Meridian, on the other hand, although there are no such arrangements as of the date of this proxy statement.

Our board of directors was aware of, and considered, the interests of our directors and executive officers in approving the merger agreement and the merger. For the reasons, among others, described below, these additional interests did not affect the ability of our board of directors to exercise its judgment solely for the benefit of us and our shareholders:

•	our board of directors was aware of these additional interests and the board’s decision to approve the merger agreement and the merger was made with full knowledge of the existence of these additional interests and their terms;

•	the change of control arrangements in Mr. Ching’s employment agreement were recommended by non-employee directors more than 11 months prior to the execution of the merger agreement and was recommended for the purpose of ensuring that Mr. Ching would devote his services for the best interests of us and our shareholders and not be distracted by any potential change in control;

•	the other executive officers’ participation in The Meridian Resource & Exploration LLC Change in Control and Severance Plan was recommended by non-employee directors more than 10 months prior to the execution of the merger agreement and all were recommended for the purpose of ensuring that our executive officers would continue to devote their services for the best interests of us and our shareholders and not be distracted by any potential change in control;

•	our directors believed the executive officers’ severance agreements to be prudent and in the best interests of us and our shareholders;

•	these additional interests were not implemented for the purpose of creating a deterrent to any takeover proposal;

•	since the exercise price for all of the options held by our executive officers and directors exceeds the Merger Consideration, such options will be cancelled at the time of the merger in exchange for no payment being made to such officers and directors or, in some circumstances, only $10 payments being made to such directors and officers for their execution of a waiver, cancellation and release agreement; and

•	the warrants issued to Messrs. Reeves and Mayell were issued in conjunction with certain transactions with Messrs. Reeves and Mayell that took place in anticipation of our consolidation in December 1990 and were a component of the total consideration issued for various interests that Messrs. Reeves and Mayell had as general partners in TMR, Ltd., a predecessor entity of us, and were not issued in contemplation of the proposed transaction with Alta Mesa or any other party.

Directors and Officers.  There may be potential employment arrangements between Alta Mesa or any of its affiliates, on the one hand, and one or more executive officers of Meridian, on the other hand, although there are no such arrangements as of the date of this proxy statement.

Employment Agreement with Paul D. Ching.  We have an employment agreement, effective as of December 30, 2008 with Paul D. Ching, our interim Chairman of the Board and Chief Executive Officer. The employment agreement was for an initial term of six months and was subsequently extended through March 31, 2010. The employment agreement is renewable only by mutual agreement and in writing. The employment agreement provides for a base salary of $41,667 per month, which equates to an annual rate of $500,000. The agreement specifies that Mr. Ching will not be entitled to participate in any of our employee benefit plans.

If we or the surviving company terminate Mr. Ching’s employment after the merger, we will pay him (a) all accrued but unpaid salary through the date of termination and (b) his monthly salary for the remainder of the term of his employment agreement. If we had terminated Mr. Ching’s employment on January 1, 2010 after a change of control, we estimate the value of the payments he would have been eligible to receive was $125,000.

Change in Control and Severance Plan.  In February 2009, Messrs. DeLano, Breaux, Ives and Pennington, who are officers of Meridian, became participants in The Meridian Resource & Exploration LLC Change in Control and Severance Plan. If the employment of any of Messrs. DeLano, Breaux, Ives and Pennington is terminated under specified circumstances in connection with a change of control, such as the proposed merger, then such person will be entitled to (a) all accrued but unpaid salary, vacation and sick leave benefits through the date of termination; (b) his monthly salary for 36 months after the date of termination (including termination payments under their respective employment agreements); (c) his medical insurance benefits for a period of 18 months after his termination of employment at no cost to him; and (d) a single lump sum amount representing 18 months’ premiums for the basic life insurance provided by us on his date of termination.

If Mr. DeLano’s employment had been terminated on January 1, 2010 after a change of control, we estimate the value of the payments and benefits described in clauses (a), (b), (c), and (d) above he would have been eligible to receive is (a) $20,058; (b) $782,250, (c) $25,197, and (d) $2,584, with an aggregate value of $830,089.

If Mr. Breaux’s employment had been terminated on January 1, 2010 after a change of control, we estimate the value of the payments and benefits described in clauses (a), (b), (c), and (d) above he would have been eligible to receive is (a) $10,154; (b) $704,025, (c) $1,689, and (d) $2,490, with an aggregate value of $718,358.

If Mr. Ives’ employment had been terminated on January 1, 2010 after a change of control, we estimate the value of the payments and benefits described in clauses (a), (b), (c), and (d) above he would have been eligible to receive is (a) $13,378; (b) $521,760, (c) $11,666, and (d) $2,134, with an aggregate value of $548,938.

If Mr. Pennington’s employment had been terminated on January 1, 2010 after a change of control, we estimate the value of the payments and benefits described in clauses (a), (b), (c), and (d) above he would have been eligible to receive is (a) $-0-; (b) $735,336, (c) $25,197, and (d) $2,530, with an aggregate value of $763,063.

We entered into these change in control and severance plan arrangements as a result of the determination of our board of directors and compensation committee that it was imperative for us to be able to rely upon these individuals to continue in their respective positions with us without concern that such employees might be distracted by the personal uncertainties and risks created by any proposed change of control of Meridian.

Total Consideration for Our Common Stock.  Our directors and executive officers will receive the same per share consideration for their shares of our common stock in the merger as all of our other shareholders. The table below sets forth the estimated aggregate amount of consideration that will be received in the merger by our directors and executive officers on account of their ownership of our common stock as of January 1, 2010:

	Number of	Amount of Cash to
	Shares of	be Received for Our
	Our Common	Common Stock in
Executive Officers and Directors	Stock Owned	the Merger

Paul D. Ching	15,873	$4,603
Lloyd V. DeLano	79,096	$22,938
Allen D. Breaux	56,104	$16,270
Steven G. Ives	33,935	$9,841
Alan S. Pennington	57,334	$16,627
E. L. Henry	13,000	$3,770
Michael J. Mayell	1,744,261	$505,836
C. Mark Pearson	-0-	$-0-
Joseph A. Reeves, Jr.	1,964,010	$569,563
John B. Simmons	-0-	$-0-
Fenner R. Weller, Jr.	33,750	$9,788
Total	3,997,363	$1,159,236

Stock Options and Warrants.  The merger agreement provides that at the effective time of the merger, each outstanding option to purchase our common stock will become fully vested pursuant to our long-term incentive plans and, pursuant to the merger agreement, will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price of common stock subject to such option multiplied by (B) the number of shares of common stock covered by such option, the payment of which will be without interest and subject to applicable withholding tax. The per share exercise price for all of our outstanding options, including options held by our executive officers and directors, exceeds the Merger Consideration. Therefore, our executive officers and directors will not receive any consideration for the cancellation of their outstanding options, except that Mr. Ching will receive $10 consideration in exchange for his execution of an option waiver, cancellation and release agreement for 250,000 options that he holds.

Joseph A. Reeves, Jr. and Michael J. Mayell, who are directors of Meridian, each own warrants to purchase 936,499 shares of our common stock. The exercise price of the warrants is $0.10 per share. At the effective time of the merger, each such outstanding warrant will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price per share of common stock subject to such warrant multiplied by (B) the number of shares of common stock covered by such warrant, the payment of which will be without interest and subject to applicable withholding tax. Mr. Reeves and Mr. Mayell will receive $355,870 in the aggregate for their warrants.

Directors’ and Officers’ Indemnification and Insurance.  The merger agreements contains indemnification provisions in favor of our directors and officers and provides for the maintenance of a six-year “tail” directors’ and officers’ liability insurance policy to cover directors and officers currently covered by our directors’ and officers’ liability insurance policy, see “The Merger Agreement — Covenants — Directors’ and Officers’ Indemnification and Insurance.”

Litigation Related to the Merger

Following announcement of the merger transaction with Alta Mesa on December 23, 2009, putative derivative and class action lawsuits were filed in state district court in Harris County, Texas challenging the proposed transaction. The plaintiffs in these stockholder actions allege that the members of Meridian’s board of directors breached their fiduciary duty by: (i) permitting Alta Mesa to purchase Meridian for an unfair price; (ii) utilizing a purportedly defective sales process; and (iii) agreeing to certain provisions in the merger agreement that plaintiffs deem overly restrictive. The stockholder actions also allege that Alta Mesa and, in some cases, Meridian, aided and abetted the alleged breaches of fiduciary duty. The plaintiffs seek various remedies, including an injunction preventing the transaction from being consummated in accordance with the agreed-upon terms.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The descriptions of the merger agreement in this proxy statement have been included to provide you with information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger, it is not intended to provide factual information about Alta Mesa, Merger Sub or us. The merger agreement contains representations and warranties made by and to Alta Mesa, Merger Sub and us as of specific dates. The representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including qualifications in disclosures exchanged between the parties. In addition, some representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, and have been made solely for purposes of risk allocation and to provide contractual rights and other remedies to Alta Mesa, Merger Sub and us. You should not rely upon the representations and warranties set forth in the merger agreement as statements of factual information.

The Merger and Effective Time

The merger agreement provides that Meridian will merge with and into Merger Sub, a wholly owned subsidiary of Alta Mesa. Merger Sub will be the surviving company in the merger, which we sometimes refer to as the surviving company, and will continue to exist after the merger as a wholly owned subsidiary of Alta Mesa.

The closing date for the merger will be no later than the first business day following the day on which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed between Alta Mesa, Merger Sub and us. We currently expect to complete the merger during the first half of 2010. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived or whether the merger agreement will terminate prior to closing. See “— Conditions to the Merger” and “— Termination of the Merger Agreement” below.

The merger will be effective on the date of filing of a properly executed certificate of merger with the Secretary of State of Texas (or at such later time as agreed to by the parties and specified in such certificate of merger).

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Alta Mesa, Merger Sub or any other subsidiary of Alta Mesa or held in treasury by us and other than shares held by shareholders, if any, who have properly exercised and perfected statutory appraisal rights) will be converted at the effective time of the merger into the right to receive $0.29 in cash, without interest and less any applicable withholding of taxes. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the “Merger Consideration.”

If any of our shareholders properly exercises and perfects appraisal rights with respect to any of their shares of our common stock, then we will treat those shares as described below in “Rights of Dissent and Appraisal.”

Payment Procedures

Prior to the effective time of the merger, Alta Mesa or Merger Sub will deposit with an exchange agent agreed upon between Alta Mesa and us an amount in cash sufficient to pay the aggregate Merger Consideration payable to all holders of our common stock. The exchange agent will deliver the Merger Consideration in exchange for surrendered stock certificates or book entry shares.

Promptly after the effective time of the merger, and in any event within five business days after the closing date, Merger Sub will cause the exchange agent to send to each holder of record of our shares a letter of transmittal and instructions disclosing the procedure for exchanging shares of our common stock for the Merger Consideration. After the effective time of the merger, each holder of shares of our common stock which have been converted into the right to receive the Merger Consideration shall, upon either surrender to the paying agent of a certificate together with a properly completed letter of transmittal or receipt of an agent’s message by the paying agent, be entitled to receive the Merger Consideration for each share of common stock held (less any applicable withholding of taxes). No interest will be paid or accrued on the Merger Consideration.

Any cash remaining in the possession of the exchange agent one year after the effective time of the merger will be returned to Merger Sub, upon demand, and any holder who has not exchanged such holder’s common stock prior to that time may look only to the surviving company to exchange such shares of common stock or to pay the Merger Consideration. If outstanding shares of our common stock are not surrendered prior to six years after the effective time of the merger (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of shares of our common stock would otherwise escheat to or become the property of any governmental authority), the Merger Consideration issuable or payable upon the surrender of our common stock shall, to the extent permitted by applicable law, become the property of Merger Sub, free and clear of all claims or interest of our shareholders.

You should not return your stock certificates representing shares of our common stock with the enclosed proxy card, and you should not forward your stock certificates to the disbursing agent without a transmittal letter. In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in the merger agreement and the transmittal letter.

If payment of the Merger Consideration is to be made to a person other than the registered holder of our common stock, it will be a condition of payment that the person requesting such payment either pay any applicable taxes required or establish, to the reasonable satisfaction of the exchange agent, that the tax has been paid or is not applicable.

If any share certificate is lost, stolen or destroyed, the exchange agent will pay the Merger Consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate, and if required by the surviving company, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving company.

Treatment of Stock Options and Stock-Based Awards

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase our common stock will become fully vested pursuant to our long-term incentive plans and, pursuant to the merger agreement, will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price of common stock subject to such option multiplied by (B) the number of shares of common stock covered by such option, the payment of which will be without interest and subject to applicable withholding tax. The per share exercise price for all of our outstanding options exceeds the Merger Consideration. Therefore, the holders of outstanding options will not receive any consideration for the cancellation of their outstanding options held by them, except that certain holders of options will receive $10 consideration in exchange for the execution of an option waiver, cancellation and release agreement.

Joseph A. Reeves, Jr. and Michael J. Mayell, who are directors of Meridian, each own warrants to purchase 936,499 shares of our common stock. The exercise price of the warrants is $0.10 per share. At the effective time of the merger, each such outstanding warrant will be converted into the right to receive, at the effective time of the merger, an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price per share of common stock subject to such warrant multiplied by (B) the number of shares of common stock covered by such warrant, the payment of which will be without interest and subject to applicable withholding tax. Mr. Reeves and Mr. Mayell will receive $355,870 in the aggregate for their warrants.

Certificate of Formation; Company Agreement and Directors and Officers of the Surviving Company

When the merger becomes effective, the certificate of formation of Merger Sub, as in effect immediately before the effective time of the merger, will be the certificate of formation of the surviving company. The company agreement of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the company agreement of the surviving company.

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving company following the merger until their respective successors are duly elected or appointed and qualified.

Representations and Warranties

Meridian made various representations and warranties in the merger agreement with respect to us and our subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our due organization, valid existence and good standing;

•	the due organization, valid existence and good standing of our subsidiaries;

•	the corporate power of Meridian and each of our subsidiaries to own, use or lease our respective properties and carry on our respective businesses;

•	our capital structure;

•	our ownership of each of our subsidiaries;

•	our corporate power and authority to enter into, execute and deliver the merger agreement and consummate the transactions contemplated thereby;

•	our due authorization, execution and delivery of the merger agreement;

•	the consents, approvals and filings required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

•	the accuracy of our filings with the SEC and compliance with applicable rules and regulations for a specified period of time;

•	our compliance with the Sarbanes-Oxley Act;

•	our financial statements filed with the SEC for each of the three fiscal years ended December 31, 2006, 2007 and 2008 and the fiscal quarters ended March 31, June 30 and September 30, 2009;

•	the absence of undisclosed liabilities;

•	the conduct of our business, and the absence of certain changes in our business, since December 31, 2008, including the absence of a material adverse effect relating to us;

•	tax matters affecting us and our subsidiaries;

•	litigation matters affecting us and our subsidiaries;

•	labor and employment, employee welfare and benefit plan matters affecting us and our subsidiaries;

•	environmental matters affecting us and our subsidiaries;

•	the adequacy of the governmental authorizations and permits needed to conduct our business and our compliance with applicable laws and governmental orders;

•	compliance with applicable laws affecting us and our subsidiaries;

•	insurance;

•	the accuracy of our reserve reports;

•	material contracts;

•	the required vote of our shareholders to approve the merger agreement;

•	matters relating to this proxy statement;

•	intellectual property;

•	our and our subsidiaries’ hedging obligations;

•	our absence of liability for undisclosed broker’s fees;

•	opinion of Morgan Keegan, our financial advisor;

•	the inapplicability to the merger of state anti-takeover statutes or regulations;

•	net profit interest agreements, including net profit interest agreements with Joseph A. Reeves, Jr. and Michael J. Mayell, two of our directors, and other arrangements we have with Messrs. Reeves and Mayell;

•	our credit facility forbearance agreement and other forbearance agreements with third parties;

•	gas balancing and take-or-pay contracts;

•	production requirements;

•	our Well Bonus Plans; and

•	interested party transactions.

You should be aware that these representations and warranties made by Meridian to Alta Mesa and Merger Sub may be subject to important limitations, disclosures and qualifications set forth in the merger agreement and the disclosure schedules thereto, and do not purport to be accurate as of the date of this proxy statement or provide factual information about us to our shareholders. Certain of our representations and warranties are qualified by a material adverse effect standard, which is defined in the section labeled “— Material Adverse Effect Definition” below.

In addition, Alta Mesa and Merger Sub made certain representations and warranties to us, including representations and warranties relating to:

•	due organization and good standing with respect to Alta Mesa and Merger Sub;

•	power and authority of Alta Mesa and Merger Sub to enter into, execute and deliver the merger agreement and consummate the transactions contemplated thereby;

•	due authorization, execution and delivery of the merger agreement;

•	Alta Mesa’s ownership of Merger Sub and absence of business activities of Merger Sub;

•	the absence of conflicts with organizational documents of Alta Mesa and Merger Sub or violations under contracts of Alta Mesa and Merger Sub;

•	the absence of liability for undisclosed broker’s fees;

•	the accuracy of information furnished to us by Alta Mesa or Merger Sub for inclusion in this proxy statement;

•	Alta Mesa and Merger Sub not being “affiliated shareholders” of Meridian for purposes of certain anti-takeover statutes;

•	Alta Mesa’s availability of sufficient cash, available lines of credit or other sources of immediately available funds to enable it to cause Merger Sub to make payment of the aggregate Merger Consideration by Merger Sub under the merger and all related fees and expenses and to otherwise consummate the transactions contemplated by the merger agreement; and

•	Alta Mesa’s acknowledgement that obtaining of any financing is not a condition to closing.

All of the representations and warranties contained in the merger agreement will expire at the effective time of the merger.

Material Adverse Effect Definition

A material adverse effect means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Meridian and our subsidiaries, taken as a whole, including but not limited to any of the following:

•	a decline of ten percent or more in the monthly aggregate average daily production rate of our oil and gas interests, as compared to those monthly aggregate reserves classified as “Proved Developed Producing” reserves in the reserve report of T. J. Smith & Co. Inc. relating to such firm’s estimates of proved oil and gas reserves attributable to our oil and gas interests as of January 1, 2009;

•	the bankruptcy of Meridian or any of our subsidiaries;

•	uninsured casualty losses of Meridian and our subsidiaries in excess of $1,000,000 in the aggregate;

•	the initiation of litigation or an arbitration proceeding against Meridian or any of our subsidiaries that could reasonably result in damages in excess of $1,000,000;

•	the initiation of an investigation by the SEC; and

•	the initiation of foreclosure proceedings against any of our or our subsidiaries’ assets or the delivery of a notice of cross default by any of our or our subsidiaries’ lenders.

The following events, circumstances, conditions, developments and occurrences are not deemed to constitute and are not to be taken into account in determining whether there is a material adverse effect to Meridian’s business, assets, properties or results of operations:

•	general business or economic conditions or the capital, financial, banking or currency markets, or changes therein;

•	conditions generally affecting the industry in which we or any of our subsidiaries operate or changes therein, including the market price of oil or natural gas or changes thereof;

•	the negotiation, execution, announcement, or pendency or performance of the merger agreement or any of the transactions contemplated by the merger agreement, including any change in our relationship or any of our subsidiaries’ relationships with employees, customers, suppliers, investors and contractual counterparties, and any litigation resulting therefrom;

•	any action or omission required or permitted by the merger agreement or any action taken at the request of Alta Mesa;

•	any action taken by Alta Mesa or Merger Sub;

•	any change in the market price for or trading volume of our stock;

•	any changes in laws or applicable accounting regulations or principles, or interpretations thereof; and

•	the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events.

Covenants

Conduct of Business Pending the Merger.  From the date of the merger agreement to the effective time of the merger, and unless otherwise contemplated or permitted in the merger agreement, as required by applicable law or consented to in writing by Alta Mesa, Meridian has agreed to conduct our business in the ordinary course, and to use our commercially reasonable efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our present officers and key employees.

From the date of the merger agreement to the effective time of the merger, Meridian has agreed, with limited exceptions, that we will not (and we will not permit any of our subsidiaries to) do any of the following, except as expressly contemplated or permitted by the merger agreement, as required by applicable law or consented to in writing by Alta Mesa:

•	cause or permit any change to our or our subsidiaries’ organizational documents;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of our capital stock; repurchase, redeem or otherwise acquire any outstanding shares of our capital stock or other securities of, or other ownership interests in, us;

•	merge with any other person or acquire capital assets other than oil and gas interests of any other person for aggregate consideration in excess of $100,000 in any single transaction (or series of transactions), or enter a new line of business or commence business operations in any country in which we or our subsidiaries are not operating as of the date of the merger agreement;

•	sell, lease, license or otherwise surrender, relinquish or dispose of or grant any liens with respect to, any assets or properties with an aggregate fair market value exceeding $100,000 in any single transaction (or series of transactions) (other than sales of hydrocarbons in the ordinary course of business), except pursuant to certain material contracts in force on the date of the merger agreement;

•	settle any audit that would require us to make any material payment to a governmental authority, make or change any material tax election or file any material amended tax return, except in the ordinary course of business;

•	issue any securities, enter into any amendment of any term of any outstanding security of us or of any of our subsidiaries, fail to make any required contribution to any benefit plan, increase compensation, bonus or other benefits payable to (except for payments pursuant to 401(k) plans), or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation in excess of $100,000 other than settlements in the ordinary course of business;

•	change any method of accounting or accounting practice, except for any such change required by generally accepted accounting principles in the United States or the rules and regulations promulgated by the SEC;

•	take any action that would give rise to a claim under the Worker Adjustment and Retraining Notification Act of 1988, the “WARN Act,” or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

•	amend or otherwise change the terms of any arrangements with brokers that will be entitled to a fee payable by us in connection with the consummation of the transactions contemplated by the merger agreement, except to the extent that any such amendment or change would result in terms more favorable to us;

•	become bound or obligated to make any expenditure, capital expenditure, participate in any operation, or consent to participate in any operation, with respect to any oil and gas interests that will, in the aggregate, cost in excess of $250,000 over a predetermined budget;

•	fail to timely meet royalty payment obligations in connection with oil and gas leases;

•	enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons or securities, other than in the ordinary course of business in accordance with our current policies and as contemplated by the merger agreement, or enter into any fixed price commodity sales agreements with a duration of more than three months, other than in the ordinary course of business in accordance with our current policies;

•	adopt, amend or assume any obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

•	engage in any transaction in connection with which we or any of our subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or a tax imposed pursuant to Chapter 43 of Subtitle D of the Internal Revenue Code of 1986, as amended;

•	terminate any benefit plan in a manner, or take any other action with respect to any benefit plan, that could result in liability of Meridian or any of our subsidiaries to any person;

•	take any action that could adversely affect the qualification of any benefit plan or its compliance with the applicable requirements of ERISA;

•	fail to make full payment when due of all amounts which, under the provisions of any benefit plan, any agreement relating thereto or applicable law, Meridian or any of its subsidiaries is required to pay as contributions thereto;

•	fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any benefit plan;

•	approve an increase in salary for any of our employees, terminate any of our employees entitled to any severance payment upon such termination, or enter into, renew, permit to extend or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant;

•	permit any of our subsidiaries to organize or acquire any person that could become a subsidiary of Meridian;

•	permit any of our subsidiaries to enter into any commitment or agreement to license or purchase seismic data, other than pursuant to agreements or commitments existing on the date of the merger agreement;

•	enter into any exclusivity arrangements that would be applicable after the effective time of the merger to Alta Mesa and its subsidiaries, amend or modify in any material respect or terminate any material contract, or waive, release or assign any material rights, claims or benefits of Meridian and our subsidiaries under any material contract;

•	settle, pay, compromise or discharge any claim that requires any payment by Meridian and our subsidiaries in excess of $100,000 in the aggregate or involves any restrictions on the conduct of Meridian or our subsidiaries or any of our affiliates’ business or other equitable remedies that materially adversely affect the business of Meridian and our subsidiaries, and we and our subsidiaries will not settle, pay, compromise or discharge any claim against us and our subsidiaries with respect to or arising out of the transactions contemplated by the merger agreement;

•	incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other person;

•	sublet, sublease, assign, extend, terminate or otherwise modify the material terms of the commercial real estate lease for the property located at 1401 Enclave Parkway, Houston, Texas 77077 used for our principal place of business;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $100,000 in the aggregate;

•	fail to continuously maintain in full force and effect our current insurance or a commercially reasonable substitute for a company engaged in business similar to ours and our subsidiaries; and

•	adopt a plan of complete or partial liquidation, dissolution, or reorganization.

No Solicitation.  Meridian has agreed that we will not, nor will we authorize or permit any of our subsidiaries or authorize any of our directors, officers, employees representatives or agents to, directly or indirectly:

•	solicit, initiate, encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal for Meridian;

•	enter into or engage in any discussions or negotiations regarding, or that could reasonably be expected to lead to, any acquisition proposal for Meridian, furnish to any third party any information in connection with, or in furtherance of, any acquisition proposal for Meridian, or afford access to the business, properties, assets, books or records of Meridian or any of our subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made, is seeking to make or has informed us of any intention to make, or has publicly announced an intention to make, an acquisition proposal for Meridian;

•	subject to certain limited exceptions, fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify our board’s recommendation that the merger agreement be approved by our shareholders, or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an acquisition proposal for Meridian, or take any action or make any statement inconsistent with such recommendation;

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a third party becoming an “affiliated shareholder” under, Section 21.606 of the TBOC), or any restrictive provision of any applicable anti-takeover provision in our articles of incorporation or bylaws, inapplicable to any transactions contemplated by an acquisition proposal;

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract or instrument constituting or relating to an acquisition proposal for Meridian, or any contract or agreement in principle compelling us to abandon, terminate or breach any of our obligations under the merger agreement;

•	enter into any confidentiality or similar agreement with any third party which prohibits us from providing or making available to Alta Mesa any of the information to be provided to such third party in accordance with the no solicitation provisions of the merger agreement; or

•	grant or permit any third party any waiver or release under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement with respect to any class of securities of Meridian or any of our subsidiaries.

The merger agreement defines “acquisition proposal” to mean any offer or proposal by any third party concerning any

•	merger, consolidation, share exchange, tender offer, recapitalization, other business combination or similar transaction directly or indirectly involving Meridian, or any of its subsidiaries, pursuant to which such third party would own fifty percent or more of the consolidated assets, revenues or net income of Meridian, and our subsidiaries, taken as a whole;

•	sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of our assets, (including equity interests of any of our subsidiaries) or any of our subsidiaries, representing fifty percent or more of the consolidated assets, revenues or net income of Meridian and our subsidiaries, taken as a whole, in each case in a single transaction or series of transactions;

•	issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing fifty percent or more of the voting power of Meridian;

•	transaction or series of transactions in which any third party would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing fifty percent or more of the voting power of Meridian; or

•	any combination of the foregoing.

The merger agreement defines “superior proposal” to mean a bona fide written acquisition proposal that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) to be more favorable to the our shareholders than the merger, and reasonably expected to be consummated, taking into consideration the timing, conditionality, legal, regulatory and other aspects of such acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to the adoption of the merger agreement by our shareholders, our board of directors, directly or indirectly through representatives, may take the following actions if our board of directors determines in good faith, after consultation with outside legal counsel, that its failure to take such action would likely be inconsistent with its fiduciary duties to our shareholders:

•	contact a third party or its representatives for the purpose of clarifying any inquiry or acquisition proposal and the material terms and conditions thereof so as to determine whether such inquiry or acquisition proposal is a superior proposal or is reasonably likely to lead to a superior proposal;

•	engage in negotiations or discussions with any third party that our board of directors determines in good faith is credible and reasonably capable of consummating a superior proposal for Meridian, and that has made after the date of the merger agreement a superior proposal for Meridian or a bona fide written acquisition proposal for Meridian that our board of directors determines in good faith (after consultation with our financial advisor and outside legal counsel) is reasonably likely to lead to a superior proposal;

•	thereafter, furnish to such third party nonpublic information relating to Meridian or any of our subsidiaries pursuant to a confidentiality agreement with terms in the aggregate at least as restrictive to such third party as those contained in the confidentiality agreement between us and Alta Mesa and which contains a “standstill” or similar provision on terms no more materially favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement, applicable to Alta Mesa with respect to Meridian; and

•	make a change to our board’s recommendation that the merger agreement be approved by our shareholders.

In the merger agreement Meridian agreed that we will not take any of the actions referred to in the preceding paragraph unless we deliver to Alta Mesa one business day’s prior written notice advising Alta

Mesa that we intend to take such action, and we have agreed to continue to advise Alta Mesa after taking such action, on a current basis, of the status and terms of any discussions and negotiations with the third party. In addition, we have agreed to notify Alta Mesa promptly (but in no event later than one business day) after receipt by us of any acquisition proposal, or any amendment or modification to any acquisition proposal, for us or of any request for information relating to us or any of our subsidiaries or for access to business, properties, assets, books or records of Meridian or any of our subsidiaries by any third party that, to the our knowledge, is considering making, or has made, an acquisition proposal for Meridian. We have agreed to keep Alta Mesa informed, on a current basis, of the status and details of any such acquisition proposal for Meridian, indication or request and have agreed to promptly (but in no event later than one business day after receipt) provide to Alta Mesa copies of all drafts of the definitive documents relating to any acquisition proposal.

We have agreed that our board of directors will not make any change to its recommendation that the merger agreement be approved by our shareholders or terminate the merger agreement prior to approval of the merger agreement by our shareholders if our board of directors determines to enter into a definitive agreement with respect to a superior proposal unless and until

•	we promptly notify Alta Mesa, in writing, at least three business days before taking that action, of our intention to do so;

•	if requested by Alta Mesa, during the three-business-day period, we negotiate in good faith with Alta Mesa with respect to any revised proposal from Alta Mesa in respect of the terms of the transactions contemplated by the merger agreement; and

•	if in response to a superior proposal for Meridian, Alta Mesa does not make, within such three-business-day period, an offer that is at least as favorable to our shareholders, as determined by our board of directors in good faith (after considering the advice of our financial advisor), as such superior proposal.

Directors’ and Officers’ Indemnification and Insurance.  The merger agreement provides that the organizational documents of Merger Sub and the surviving company shall, with respect to indemnification of directors, officers, employees and agents, not be amended, repealed or otherwise modified after the date of the merger agreement in any manner that would adversely affect the rights of the directors, officers, employees and agents who at any time prior to the effective time of the merger were identified as prospective indemnitees under our articles of incorporation or the bylaws in respect of actions or omissions occurring at or prior to the effective time of the merger.

The merger agreement provides that the surviving company shall indemnify, defend and hold harmless our and our subsidiaries’ current and former directors and officers against all liability arising out of actions or omissions before or at the effective time of the merger to the fullest extent permitted by law. The merger agreement also provides that the surviving company will advance all reasonable out-of-pocket expenses of each indemnified party under certain circumstances.

Under the merger agreement, the surviving company will maintain our existing officers’ and directors’ liability insurance policy for a period of six years after the effective time of the merger, but only to the extent related to actions or omissions prior to the effective time of the merger. The surviving company may substitute for our existing policy a policy of substantially similar coverage and amounts containing terms no less advantageous to our directors or officers, provided that the surviving company is not required to pay, in the aggregate, an amount of annual premiums with respect to the maintenance of such insurance for such six-year period in excess of 175% of the aggregate amount of annual premiums currently paid by Meridian for such insurance.

Employee Matters.  The merger agreement provides that after the effective time of the merger the surviving company will perform Meridian’s obligations under our well bonus plans and severance agreements and severance plans. To the extent that service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by the surviving company or its affiliates in which our employees may participate, our employees will be credited for service accrued as of the effective time of the merger with Meridian and our subsidiaries to the extent such service was credited under a similar plan, program or arrangement of ours or of our subsidiaries.

To the extent our employees and their dependents enroll in any health plan sponsored by the surviving company or its affiliates, the surviving company will waive any preexisting condition limitation applicable to our employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by Meridian.

With respect to the 401(k) accounts of our employees who become eligible to participate in the surviving company’s 401(k) Plan after the effective time of the merger, Merger Sub agrees to take one or more of the following actions:

•	to establish an arrangement under which such employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under our 401(k) Plan as of the effective time of the merger;

•	to permit such employees to voluntarily transfer or rollover their accounts (including loans) from our 401(k) Plan to the surviving company’s 401(k) Plan; or

•	to cause the surviving company’s 401(k) Plan to accept a direct trustee-to-trustee transfer of assets from our 401(k) Plan into the surviving company’s 401(k) Plan, including any outstanding loans, on behalf of such employees.

Financing.  Prior to the effective time of the merger, we agreed to cooperate with Alta Mesa and Merger Sub, their financing sources, auditors and attorneys in connection with the Alta Mesa’s and Merger Sub’s financing efforts with respect to the transactions contemplated by the merger agreement, including without limitation any refinancing of existing credit facilities of Alta Mesa, Merger Sub or us. We also agreed not to take any actions that would terminate or otherwise invalidate the agreement to extend the forbearance agreement relating to our credit facility.

Shell Settlement.  Meridian agreed that we would use reasonable best efforts to enter into a settlement agreement to be effective at the effective time of the merger, on terms that are materially similar to the terms previously disclosed to Alta Mesa, with Shell Oil Company and SWEPI LP (together, “Shell”) relating to the pending arbitration proceeding in which Shell has demanded contractual indemnity and defense from Meridian arising from environmental claims. Meridian entered into a settlement agreement on such terms with Shell on January 11, 2010.

Other Covenants.  The merger agreement contains additional agreements between Meridian and Alta Mesa relating to, among other things:

•	the filing of this proxy statement with the SEC and the mailing of the proxy statement to our shareholders;

•	the special meeting of the shareholders, and the recommendation of our board of directors;

•	Alta Mesa’s access to our offices, employees, customers, suppliers, properties, books and records;

•	each party’s use of commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by the merger agreement;

•	our obligation to confer on a regular and frequent basis with Alta Mesa to report and consult on operational matters of materiality and the general status of ongoing operations, including matters relating to drilling of wells, and to promptly provide Alta Mesa with copies of all filings made by us with any governmental authority in connection with the merger agreement;

•	coordination of press releases and other public announcements;

•	making of all filings required to be made in connection with the merger agreement or desirable to achieve the purposes contemplated by the merger agreement, and cooperation with respect to any such filing;

•	use of commercially reasonable efforts to obtain all consents necessary or advisable in connection with the merger agreement;

•	notification of certain events; and

•	Alta Mesa’s reasonable opportunity to participate in the defense of any litigation against us and our directors relating to the transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger

Conditions to the Obligations of Each Party.  The merger agreement contains important conditions to each party’s obligation to consummate the merger, including the following:

•	the adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote;

•	the absence of any action, suit or proceeding instituted by any governmental authority and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or governmental authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by the merger agreement; and

•	each of the parties to the merger agreement shall have obtained all material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of governmental authorities required to consummate the transactions contemplated by the merger agreement.

Conditions to the Obligations of Alta Mesa and Merger Sub.  The merger agreement contains important conditions to Alta Mesa’s and Merger Sub’s obligations to consummate the merger, including the following:

•	the representations and warranties that Meridian made in the merger agreement are true and correct as of the date of the merger agreement and as of closing date of the merger as though made on such dates (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a material adverse effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Meridian’s performance in all material respects of our obligations under the merger agreement;

•	since the date of the merger agreement, there shall not have occurred a material adverse effect;

•	certain consents, waivers and approvals necessary to consummate the merger shall have been obtained;

•	Meridian’s execution of a settlement agreement with Shell on terms that are materially similar to the terms previously disclosed to Alta Mesa relating to the pending arbitration proceeding in which Shell has demanded contractual indemnity and defense from Meridian arising from environmental claims; Meridian entered into a settlement agreement on such terms with Shell on January 11, 2010;

•	no more than five percent of the holders of our common stock shall have notified us of their intent to exercise rights of dissent and appraisal;

•	Morgan Keegan’s fairness opinion shall not have been withdrawn;

•	except for our well bonus plans and any other employee incentive plans being assumed by the surviving company, all employee incentive plans shall terminate on or prior to the effective time of the merger;

•	all of Meridian’s payment and other obligations under our engagement letters with our financial advisors shall have terminated, except for the indemnity and confidentiality provisions thereunder; and

•	obtaining waivers from certain option holders for the cancellation of options held by them.

Conditions to Meridian’s Obligations.  The merger agreement contains important conditions to Meridian’s obligations to consummate the merger, including the following:

•	the representations and warranties that Alta Mesa and Merger Sub made in the merger agreement are true and correct as of the date of the merger agreement and as of closing date of the merger as though made on such dates (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or any material adverse effect on the ability of Alta Mesa or Merger Sub to timely consummate the merger and the transactions contemplated by the merger agreement) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Alta Mesa or Merger Sub to timely consummate the merger and the transactions contemplated by the merger agreement; and

•	Alta Mesa and Merger Sub shall have performed in all material respects their respective obligations under the merger agreement.

Termination of the Merger Agreement

Alta Mesa has the option to terminate the merger agreement for any reason in its sole and absolute discretion at any time prior to the effective time of the merger, whether before or after approval by our shareholders, provided that, if Alta Mesa elects to exercise this option to terminate, Alta Mesa must pay a $3.0 million termination fee to Meridian concurrently with such termination. Under the terms of our forbearance agreement with our credit facility lenders, if we receive a termination fee from Alta Mesa, we would be required to use the termination fee to reduce our indebtedness under our credit facility, and we would not otherwise have the use of such fee for working capital or capital expenditures.

In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our shareholders:

•	by mutual consent of Meridian and Alta Mesa;

•	by either Meridian or Alta Mesa if the effective time of the merger has not occurred by 11:59 p.m. central time on May 31, 2010, which we sometimes call the “termination date,” except the right to terminate the merger agreement shall not be available to a party whose breach of its obligations under the merger agreement in any material respect shall have proximately contributed to the failure to consummate the merger on or before the termination date;

•	by either Meridian or Alta Mesa if any governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and, such order, decree, ruling or other action shall have become final and non-appealable;

•	by Meridian if there has been a breach by Alta Mesa or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement which breach would cause the conditions described above under “— Conditions to the Completion of the Merger — Conditions to Meridian’s Obligations” not to be satisfied and such breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Alta Mesa of notice of such breach;

•	by Alta Mesa if (i) there has been a breach by us of any representation, warranty, covenant or agreement set forth in the merger agreement (other than as described in clause (ii) of this bullet point) which breach would cause the conditions described above in the first two bullet points under “— Conditions to the Completion of the Merger — Conditions to the Obligations of Alta Mesa and Merger Sub” not to be satisfied and such breach (if susceptible to cure) has not been cured in all respects within twenty business days following receipt by us of notice of such breach or (ii) the lenders to our credit facility exercise their right to terminate the forbearance period under our credit facility forbearance agreement on or after February 28, 2010, upon unanimous written consent of all of the lenders party to our credit facility, or if we take any actions that would terminate or otherwise invalidate the credit facility forbearance agreement;

•	by Meridian or Alta Mesa if Meridian’s shareholders’ meeting to adopt the merger agreement (or any postponement or adjournment thereof) shall have concluded and the merger agreement shall not have been adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote;

•	by Alta Mesa if

(i) a change in our board’s recommendation that the merger agreement be approved by our shareholders shall have occurred;

(ii) following the date of any bona fide acquisition proposal by a third party for Meridian or any material modification thereto is first publicly announced, disclosed or otherwise made known prior to the time at which we receive the approval of our shareholders, we fail to issue a press release that expressly reaffirms our board’s recommendation that the merger agreement be approved by our shareholders within ten business days following Alta Mesa’s written request to do so;

(iii) any tender offer or exchange offer constituting an acquisition proposal for Meridian is commenced or materially modified by any third party with respect to our outstanding common stock prior to the time at which we receive the approval of our shareholders, and our board of directors shall not have recommended that our shareholders reject such tender offer or exchange offer and not tender their common stock into such tender offer or exchange offer within ten business days after commencement or material modification of such tender offer or exchange offer, unless we have issued a press release that expressly reaffirms our board’s recommendation that the merger agreement be approved by our shareholders within such ten business day period;

(iv) Meridian or our board of directors approves, endorses, recommends, adopts or enters into any acquisition proposal by a third party for Meridian or any agreement relating to an acquisition proposal for Meridian (other than a confidentiality agreement permitted by the no solicitation provisions described above); or

(v) Meridian shall have materially breached our obligations under the no solicitation provisions described under “— Covenants — No Solicitation”;

provided, however, that Alta Mesa’s right to terminate the merger agreement shall only be available for a ten business day period following the applicable triggering event set forth in (i) through (iv); and

•	by Meridian, at any time prior to the time at which we receive the approval of our shareholders, if our board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the no solicitation provisions described above, provided that we pay to Alta Mesa $3.0 million, as a termination fee, concurrently with such termination and up to $1.0 million of Alta Mesa’s expenses incurred by it in connection with the transactions contemplated by the merger agreement.

Termination Fee and Expenses

If the merger agreement is terminated pursuant to the circumstances described in the second, sixth, seventh or eighth bullet point above under the heading “— Termination of the Merger Agreement,” then we have agreed to reimburse Alta Mesa in cash for Alta Mesa’s expenses incurred in connection with the transactions contemplated by the merger agreement (such reimbursement amount not to exceed $1.0 million) no later than two business days after receipt by us of an invoice from Alta Mesa of such expenses.

In addition to payment of expenses, we have agreed to pay Alta Mesa a termination fee of $3.0 million if the termination agreement is terminated in the following circumstances:

•	if Alta Mesa terminates the merger agreement pursuant to the circumstances described in the seventh bullet point above under the heading “— Termination of the Merger Agreement” relating to our board’s recommendation with respect to the merger, then we will pay Alta Mesa the termination fee in cash no later than two business days after such termination;

•	if Meridian terminates the merger agreement pursuant to the circumstances described in the eighth bullet point above under the heading “— Termination of the Merger Agreement” relating to our entering into a definitive agreement with respect to a superior proposal, then we will pay Alta Mesa the termination fee in cash concurrently with such termination;

•	if

•	Meridian or Alta Mesa terminate the merger agreement pursuant to the circumstances described in the second bullet point above under the heading “— Termination of the Merger Agreement” relating to the merger not occurring by the termination date;

•	prior to the termination date, any person (other than Alta Mesa or its affiliates) makes an acquisition proposal for Meridian; and

•	within nine months of the date of such termination we enter into a definitive agreement or consummate a transaction contemplated by an acquisition proposal,

•	then we will pay to Alta Mesa the termination fee no later than two business days after we consummate a transaction contemplated by an acquisition proposal;

•	if

•	Meridian terminates the merger agreement pursuant to the circumstances described in the sixth bullet point above under the heading “— Termination of the Merger Agreement” relating to the merger agreement not being adopted by our shareholders;

•	prior to the date of the special meeting to which this proxy relates, any person (other than Alta Mesa or its affiliates) makes an acquisition proposal for Meridian; and

•	within nine months of the date of such termination we enter into a definitive agreement or consummate a transaction contemplated by an acquisition proposal;

•	then we will pay to Alta Mesa the termination fee no later than two business days after we consummate a transaction contemplated by an acquisition proposal; and

•	if Alta Mesa terminates the merger agreement pursuant to the circumstances described in the fifth bullet point above under the heading “— Termination of the Merger Agreement” relating to a breach of a representation, warranty or covenant by us and the termination of the credit facility forbearance period, then we will pay Alta Mesa the termination fee in cash no later than two business days after such termination.

Alta Mesa has agreed to pay us a termination fee of $3.0 million if the termination agreement is terminated in the following circumstances:

•	if Meridian terminates the merger agreement pursuant to the circumstances described in the fourth bullet point above under the heading “— Termination of the Merger Agreement” relating to a breach of a representation, warranty or covenant by Alta Mesa or Merger Sub, then Alta Mesa will pay us the termination fee in cash no later than two business days after such termination; and

•	if Alta Mesa exercises its option to terminate the merger agreement for any reason in its sole and absolute discretion and Alta Mesa has not terminated for any of the other reasons specified in the merger agreement, Alta Mesa will pay to us the termination fee in cash concurrently with such termination.

Under the terms of our forbearance agreement with our credit facility lenders, if we receive a termination fee from Alta Mesa, we would be required to use the termination fee to reduce our indebtedness under our credit facility, and we would not otherwise have the use of such fee for working capital or capital expenditures.

Amendment

At any time before or after approval of the matters presented in connection with the merger by our shareholders and prior to the effective time of the merger, the merger agreement may be amended or supplemented in writing by Meridian, Alta Mesa and Merger Sub with respect to any of the terms contained in the merger agreement, except as otherwise provided by law; provided, however, that following approval of the merger agreement by our shareholders, there shall be no amendment or change to the provisions hereof unless permitted by the applicable Texas statutes, without further approval by our shareholders.

RIGHTS OF DISSENT AND APPRAISAL

Under the TBOC, you have the right to demand appraisal of your shares of common stock in connection with the merger and to receive, in lieu of the Merger Consideration, payment in cash, for the fair value of your shares of common stock as determined by an appraiser selected in a Texas state court proceeding. Our shareholders electing to exercise appraisal rights must comply with the provisions of Section 10.356 of the TBOC in order to perfect their rights of dissent and appraisal. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Texas statutory procedures required to be followed by a shareholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Subchapter H of Chapter 10, and specifically Sections 10.354 to 10.361 of the TBOC. The full text of Subchapter H of Chapter 10 appears in Annex C to this proxy statement.

This proxy statement constitutes our notice to our shareholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 10.355 of the TBOC. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 10.356 of the TBOC contained in Annex C since failure to timely and properly comply with the requirements of Section 10.356 of the TBOC will result in the loss of your appraisal rights under Texas law.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

•	Prior to the special meeting you must deliver to Meridian a written objection to the merger stating your intention to exercise your right to dissent in the event that the merger is completed, and setting forth the address at which notice shall be provided to you in that event.

•	This written objection must be in addition to and separate from any proxy or vote against the approval of the merger agreement. Voting against the approval of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 10.356 of the TBOC.

•	You must vote against the approval of the merger agreement. Failing to vote against approval of the merger agreement will constitute a waiver of your appraisal rights. An abstention from or a vote in favor of the approval of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of common stock so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares of common stock through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the Merger Consideration for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the approval of the merger agreement, will constitute a waiver of your right of appraisal, and will nullify any previous written demand for appraisal.

All written objections should be addressed to The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077, Attention President and Corporate Secretary, and should be executed by, or on behalf of, the record holder of the shares of common stock in respect of which appraisal is being demanded. The written objection must reasonably inform Meridian of the identity of the shareholder and the intention of the shareholder to demand appraisal of such shareholder’s shares of common stock.

To be effective, a written objection must be made by or on behalf of, the shareholder of record. The written objection should set forth, fully and correctly, the shareholder of record’s name as it appears on his or her common stock certificate(s) and should specify the holder’s mailing address and the number of shares of common stock registered in the holder’s name and the fair value of the common stock as estimated by the shareholder. The written objection must state that the person intends to exercise their right to dissent under Texas law in connection with the merger. Beneficial owners who do not also hold the shares of common stock of record may not directly make appraisal demands to Meridian. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares of common stock. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written objection must be made in that capacity; and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the written objection must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the written objection for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the written objection, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written objection should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the written objection will be presumed to cover all shares of common stock held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for making a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving company must give written notice that the merger has become effective to each shareholder of Meridian who has properly filed a written objection and who voted against the approval of the merger agreement. Any shareholder making a written demand for payment must submit to the surviving company for notation any certificated shares held by that shareholder which are subject to the demand within 20 days after making the written demand. The failure by any shareholder making a written demand to submit its certificates may result in the termination of the shareholder’s appraisal rights.

The surviving company has 20 days after its receipt of a demand for payment to provide notice that the surviving company (i) accepts the amount claimed in the written demand and agrees to pay the amount claimed within 90 days from effective time of the merger, or (ii) offer to pay its estimated fair value of the shares of common stock not later than 60 days after the date the offer is accepted.

If, within 60 days after the date the surviving company first delivered its offer to pay its estimated fair value of the shares of common stock to the shareholder, the offer is not accepted, and the surviving company and a shareholder who has delivered written demand in accordance with Section 10.356 of the TBOC do not reach agreement as to the fair value of the shares of common stock, either the surviving company or the shareholder may, within 60 days after the expiration of the 60-day demand period, file a petition in a court in Harris County, Texas, with a copy served on the surviving company in the case of a petition filed by a shareholder, requesting a finding and a determination of the fair value of the shares of common stock held by the shareholder. The surviving company has no obligation and has no present intention to file such a petition if there are objecting shareholders. Accordingly, it is the obligation of Meridian’s shareholders to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Sections 10.361 of the TBOC. The failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 10 days after receiving service of a copy of the petition, to provide the office of the clerk of the court in which the petition was filed with a list containing the names and addresses of all shareholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached.

After notice to dissenting shareholders, the court will conduct a hearing upon the petition, and determine those shareholders who have complied with Sections 10.354 to 10.361 and who have become entitled to the appraisal rights provided thereby.

After determination of the shareholders entitled to appraisal of their shares of common stock, the court will appraise the shares of common stock, determining their fair value. When the value is determined, the court will direct the payment of such value to the shareholders entitled to receive the same, immediately to the holders of uncertificated shares of common stock and upon surrender by holders of the certificates representing shares of common stock.

You should be aware that the fair value of your shares of common stock as determined under Section 10.362 of the TBOC could be more, the same, or less than the Merger Consideration. You should also be aware that the opinions of our financial advisors as to the fairness, from a financial point of view, of the Merger Consideration do not purport to be appraisals.

Costs of the appraisal proceeding may be imposed upon the surviving company and the shareholders participating in the appraisal proceeding by the court as the court deems equitable in the circumstances. Any shareholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the date Meridian first delivered its offer to pay its estimated fair value of the shares of common stock to the shareholder, or if the shareholder delivers a written withdrawal of such shareholder’s demand for appraisal and an acceptance of the terms of the merger prior to the filing of a petition for appraisal or if the court adjudges that the shareholder is not entitled to elect to dissent, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the Merger Consideration. Any withdrawal of a demand for appraisal made after the filing of a petition for appraisal may only be made with the written approval of the surviving company.

Failure to comply with all of the procedures set forth in Sections 10.354 to 10.361 of the TBOC will result in the loss of a shareholder’s statutory appraisal rights. In view of the complexity of Sections 10.354 to 10.361 of the TBOC, our shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of January 1, 2010, with respect to the number and percentage of shares of our common stock beneficially owned by each of our directors and executive officers, and all of our executive officers and directors as a group.

	Number of
	Shares
	Beneficially
Name	Owned(1)	Percent

Paul D. Ching(2)	152,123	*
Lloyd V. DeLano	79,096	*
Allen D. Breaux(3)	71,104	*
Steven G. Ives(4)	35,435	*
Alan S. Pennington	57,334	*
E. L. Henry(5)	35,500	*
Michael J. Mayell(6)	2,680,760	2.87%
C. Mark Pearson(7)	22,500	*
Joseph A. Reeves, Jr.(8)	2,900,509	3.11%
John B. Simmons(9)	30,000	*
Fenner R. Weller, Jr.(10)	67,500	*
All executive officers and directors as a group (11 persons)(2),(3),(4),(5),(6),(7),(8),(9) and (10)	6,131,861	6.48%

*	Less than one percent.

(1)	Shares of our common stock which are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Each such person has sole voting and dispositive power for its shares of our common stock, unless otherwise noted.

(2)	Includes 136,250 shares of our common stock that Mr. Ching has the right to acquire upon the exercise of stock options. Excludes 143,750 shares of our common stock underlying options owned by Mr. Ching that are not exercisable within 60 days.

(3)	Includes 15,000 shares of our common stock that Mr. Breaux has the right to acquire upon the exercise of stock options.

(4)	Includes 1,500 shares of our common stock that Mr. Ives has the right to acquire upon the exercise of stock options.

(5)	Includes 22,500 shares of our common stock that Mr. Henry has the right to acquire upon the exercise of stock options. Excludes 7,500 shares of our common stock underlying options that are not exercisable within 60 days.

(6)	Includes 936,499 shares of our common stock that Mr. Mayell has the right to acquire upon the exercise of warrants.

(7)	Includes 22,500 shares of our common stock that Mr. Pearson has the right to acquire upon the exercise of stock options. Excludes 7,500 shares of our common stock underlying options that are not exercisable within 60 days.

(8)	Includes 936,499 shares of our common stock that Mr. Reeves has the right to acquire upon the exercise of warrants.

(9)	Includes 30,000 shares of our common stock that Mr. Simmons has the right to acquire upon the exercise of stock options.

(10)	Includes 33,750 shares of our common stock that Mr. Weller has the right to acquire upon the exercise of stock options. Excludes 11,250 shares of our common stock underlying options that are not exercisable within 60 days.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of January 1, 2010, with respect to each shareholder, other than directors and executive officers, known by us to beneficially own more than 5% of our common stock.

	Number of
	Shares
	Beneficially
Name and Address of Beneficial Owner	Owned	Percent

Donald Smith & Co.(1) 152 West 57th Street New York, NY 10019	7,067,939	7.64%
Dimensional Fund Advisors Inc.(2) Pallisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	5,351,718	5.79%

(1)	As of September 30, 2009, based on information contained in a Schedule 13F filing made by Donald Smith & Co., Inc. with the SEC on November 18, 2009.

(2)	As of September 30, 2009, based on information contained in a Schedule 13F filing made by Dimensional Fund Advisors Inc. with the SEC on October 29, 2009.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. We intend to hold an annual meeting of shareholders in 2010 only if the merger is not completed. Shareholder proposals for consideration at the 2010 Annual Meeting of Shareholders (“2010 Annual Meeting”) must be received by us a reasonable time before we begin to print and send our proxy materials for the 2010 Annual Meeting in order to be eligible for inclusion in our proxy statement and proxy used in connection with the 2010 Annual Meeting. Shareholder proposals as to which we receive notice that are proposed to be brought before the 2010 Annual Meeting (outside the process of the SEC’s rule on shareholder proposals) will be considered not properly brought before the meeting, and will be out of order, unless we receive the notice as to that matter not later than the close of business on the tenth day following the day on which notice of the date of the 2010 Annual Meeting is mailed or public disclosure of the 2010 Annual Meeting date is made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our website at www.tmrx.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077, Attn:          ,          , telephone:          , on our website at www.tmrx.com or from the SEC through the SEC’s website at http://www.sec.gov.

Alta Mesa has supplied all information pertaining to Alta Mesa and Merger Sub, and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED          , 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER
By and Among
ALTA MESA HOLDINGS, LP,
ALTA MESA ACQUISITION SUB, LLC
and
THE MERIDIAN RESOURCE CORPORATION
Dated December 22, 2009

A-ii

INDEX OF DEFINED TERMS

Term	Section

Acquisition Proposal	1.1
Affiliate	1.1
Affiliate Transaction	5.31
Aggregate Cost Overrun	7.1(b)(x)
Agreement	Preamble
AMI	5.26(b)
Ancillary Agreements	5.3
Assessment	8.15
Audit	1.1
Book Entry Shares	4.1(a)
Business Day	1.1
Business Employee	1.1
Cairn	1.1
Cancelled Excepted Option	4.3(c)
Change in the Target Recommendation	8.4(a)
Charter Documents	3.2
CIT Credit Agreement	5.27(c)
CIT Forbearance and Amendment Agreement	5.27(c)
Closing	4.5
Closing Date	4.5
Code	1.1
Confidentiality Agreement	8.3
Customary Post-Closing Consents	1.1
D&O Insurance	8.5(d)
Dissenting Shares	4.4(a)
Effective Time	2.2
Enforceability Exception	1.1
Engagement Letters	1.1
Environmental Laws	1.1
ERISA	1.1
Excepted Options	4.3(a)
Exchange Act	1.1
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exclusivity Arrangements	1.1
Existing Derivative Transactions	5.22
Expenses	1.1
Fairness Opinion	5.24
FEMT	5.27(b)
Fortis	5.27(a)
Fortis Forbearance Agreement	5.27(a)
Fortis Hedging Agreement	5.27(b)
GAAP	1.1

A-iii

Term	Section

Governmental Authority	1.1
Hazardous Substances	1.1
Hedging Agreements	5.27(b)
Hedging Forbearance Agreement	5.27(b)
HSR Act	1.1
Hydrocarbons	1.1
Indemnified Liabilities	8.5(b)
Indemnified Party	8.5(b)
Intellectual Property	1.1
JAR	1.1
JP Morgan	1.1
Knowledge of Target	1.1
Liens	1.1
LOP	1.1
Material Production Decline	1.1
Mayell	5.26(a)
Mayell NPI Agreement	5.26(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Morgan Keegan	1.1
NPI Agreements	5.26(b)
Oil and Gas Interests	1.1
Option Waiver, Cancellation and Release Agreement	4.3(c)
Orion	5.27(d)
Orion Forbearance and Amendment Agreement	5.27(d)
Parent	Preamble
Parent Breach	11.1(d)
Parent Material Adverse Effect	1.1
Parent Parties	Preamble
PCBs	5.12(f)
Permits	1.1
Person	1.1
Proceeding	8.5(b)
Proved Developed Producing	1.1
Proxy Statement	8.1(a)
Reeves	5.26(a)
Reeves NPI Agreement	5.26(b)
Reeves Release	5.26(c)
Representatives	8.3
Rivington	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
Securities Act	1.1

A-iv

Term	Section

Subsidiary	1.1
Severance Package Table	5.11(e)
Stock Certificate	4.1(a)
Superior Proposal	1.1
Surviving Company	2.1
Sydson	1.1
Target	Preamble
Target Acquisition Contract	8.4(a)
Target Benefit Plan	1.1
Target Breach	11.1(e)
Target CIT Lenders	5.27(c)
Target Common Shares	4.1(a)
Target Credit Agreement	5.27(a)
Target Disclosure Schedule	Article V
Target Employee Agreement	1.1
Target Employees	5.11(e)
Target ERISA Affiliate	1.1
Target Lenders	5.27(a)
Target Material Adverse Effect	1.1
Target Material Contract	1.1
Target Options	4.3(a)
Target Preferred Shares	5.2(a)
Target Recommendation	5.19(b)
Target Reserve Report	5.16(a)
Target SEC Reports	1.1
Target Shareholders	1.1
Target Shareholders’ Approval	5.19(a)
Target Shareholders Meeting	8.2
Target Warrants	4.3(b)
Tax Authority	1.1
Tax Returns	1.1
Taxes	1.1
TBCA	1.1
TBOC	1.1
Termination Date	11.1(b)
Termination Fee	1.1
TODD	1.1
Transactions	4.5
Voting Agreement	Recitals
WARN Act	5.15(b)
Well Bonus Plans	5.30

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated December 22, 2009, is entered into by and among ALTA MESA HOLDINGS, LP, a Texas limited partnership (“Parent”), ALTA MESA ACQUISITION SUB, LLC, a Texas limited liability company (“Merger Sub,” and, together with Parent, the “Parent Parties”), and THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (“Target”).

RECITALS

The respective boards of directors or other governing bodies of Parent, Merger Sub and Target deem it advisable and in the best interests of their respective entities, partners and members that Target merge with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, and such boards of directors and governing bodies have approved this Agreement and the Merger.

Concurrently with the execution of this Agreement as a condition and inducement to the Parent Parties entering into this Agreement and agreeing to perform their respective obligations hereunder, each director and executive officer of Target has executed and delivered to Parent a voting agreement in the form attached hereto as Exhibit A (individually, a “Voting Agreement” and, collectively, the “Voting Agreements”) pursuant to which they have each agreed, subject to the terms and conditions therein, to vote their Target Common Shares in favor of the Transactions.

In consideration of the premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

ARTICLE I.

CERTAIN DEFINED TERMS

Section 1.1  Certain Defined Terms.  The following terms which are capitalized and used in this Agreement have the meanings set forth below:

“Acquisition Proposal” means any offer or proposal by any third party concerning any (i) merger, consolidation, share exchange, tender offer, recapitalization, other business combination or similar transaction directly or indirectly involving Target, or any of its Subsidiaries, pursuant to which such Person would own fifty percent (50%) or more of the consolidated assets, revenues or net income of Target, and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Target, (including equity interests of any of its Subsidiaries) or any Subsidiary of Target, representing fifty percent (50%) or more of the consolidated assets, revenues or net income of Target and its Subsidiaries, taken as a whole, in each case in a single transaction or series of transactions, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing fifty percent (50%) or more of the voting power of Target, (iv) transaction or series of transactions in which any Person would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing fifty percent (50%) or more of the voting power of Target, or (v) any combination of the foregoing.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership or other ownership interests, by contract or otherwise.

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

“Business Employee” means an individual who is employed by Target immediately prior to the Effective Time and who thereafter remains or becomes an employee of Merger Sub or an Affiliate of Merger Sub.

“Cairn” means Cairn Energy USA, Inc., a wholly owned Subsidiary of Target.

“Code” means the Internal Revenue Code of 1986, as amended.

“Customary Post-Closing Consents” means approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby.

“Enforceability Exception” means the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

“Engagement Letters” means (i) that engagement letter, dated May 14, 2009, between Rivington and Target, as amended, (ii) that engagement letter, dated July 22, 2008, between JP Morgan and Target, as amended, and (iii) that engagement letter, dated November 2, 2009, between Morgan Keegan and Target.

“Environmental Laws” means all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment, the presence or release of Hazardous Substances and human health and safety, including the common law and the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each is currently amended, and the regulations promulgated pursuant thereto, and all analogous state and local laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Arrangements” means any agreement, provision or covenant limiting the ability of Target or its Subsidiaries to (i) sell products or services, (ii) engage in a line of business, (iii) establish or maintain contacts related to its business in a geographic area or (iv) obtain services from any Person or limiting such Person’s ability to provide products or services to Target or its Subsidiaries.

“Expenses” shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, requisite HSR filings and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental agency or authority (including a court) of the United States, any other country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, petroleum, petroleum products or any substance regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

“Hydrocarbons” means oil, condensate, natural gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Intellectual Property” means all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.

“JAR” means JAR Resource Holdings, LP.

“JP Morgan” means J.P. Morgan Securities Inc.

“knowledge of Target” and similar terms mean the current knowledge of: Paul D. Ching, President, Chief Executive Officer and Chairman of the Board of Directors; Lloyd V. DeLano, Senior Vice President, Chief Accounting Officer and Secretary; Alan S. Pennington, Vice President-Business Development — TMRX; A. Dale Breaux, Vice President-Operations — TMRX; Steven G. Ives, Vice President and Ethel Porciaux, Land Coordinator.

“Liens” means all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.

“LOP” means Louisiana Onshore Properties LLC, a wholly owned Subsidiary of Target.

“Material Production Decline” means a decline of ten percent (10%) or more in the monthly aggregate average daily production rate of the Oil and Gas Interests of Target, as compared to those monthly aggregate reserves classified as “Proved Developed Producing” reserves in the Target Reserve Report; provided that, with respect to any wells identified as producing Hydrocarbons in the Target Reserve Report, if Target or any of its Subsidiaries takes any action with respect to any such well that is (i) outside the ordinary course of business (except to the extent in accordance with the standards applicable to a prudent operator) or (ii) inconsistent with the productive behavior thereof as contemplated by the third party engineering firm who prepared the Target Reserve Report, and any such action would or could be reasonably likely to cause an increase in production from any wells identified as producing Hydrocarbons in the Target Reserve Report, then such increases in production shall be disregarded for purposes of this definition.

“Morgan Keegan” means Morgan Keegan & Company, Inc.

“Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger and the Transactions.

“Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

“Rivington” means Rivington Capital Advisors, LLC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

“Superior Proposal” means, with respect to Target, a bona fide written Acquisition Proposal that the Target Board determines in good faith (after consultation with Target’s financial advisor and outside legal counsel) to be (i) more favorable to the Target Shareholders than the Merger, and (ii) reasonably expected to be consummated, taking into consideration the timing, conditionality, legal, regulatory and other aspects of such Acquisition Proposal.

“Sydson” means Sydson Energy, Inc.

“Target Benefit Plan” means any individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Target or a Target ERISA Affiliate within six (6) years prior to the Effective Time.

“Target Employee Agreement” means any employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability.

“Target ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Target would, on the date of this Agreement, be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Target and its Subsidiaries, taken as a whole, including but not limited to any of the following: a Material Production Decline, the bankruptcy of Target or any of its Subsidiaries, uninsured casualty losses of Target and its Subsidiaries in excess of $1,000,000 in the aggregate, the initiation of litigation or an arbitration proceeding against Target or any of its Subsidiaries that could reasonably result in damages in excess of $1,000,000, the initiation of an investigation by the SEC, and the initiation of foreclosure proceedings against any of Target’s or its Subsidiaries’ assets or the delivery of a notice of cross default by any of Target’s or its Subsidiaries’ lenders; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Target Material Adverse Effect: (i) general business or economic conditions or the capital, financial, banking or currency markets, or changes therein; (ii) conditions generally affecting the industry in which any of the Target or any of its Subsidiaries operate or changes therein, including the market price of oil or natural gas or changes thereof; (iii) the negotiation, execution, announcement, or pendency or performance of this Agreement or any of the Transactions contemplated hereby, including any change in the relationship of the Target or any of its Subsidiaries with their respective employees, customers, suppliers, investors and contractual counterparties, and any litigation resulting therefrom; (iv) (A) any action or omission required or permitted by this Agreement or (B) any action taken at the request of Parent; (v) any action taken by Parent or Merger Sub; (vi) any change in the market price for or trading volume of the Target’s stock; (vii) any changes in laws or applicable accounting regulations or principles, or interpretations thereof; and (viii) the commencement, continuation or escalation of war, terrorism or hostilities, or natural disasters or political events.

“Target Material Contract” means each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 registration statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target.

“Target SEC Reports” means each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed by the Target with the SEC since January 1, 2009 under the Securities Act or the Exchange Act.

“Target Shareholders” shall mean the holders of Target Common Shares.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

“Taxes” means (i) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by any Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (ii) any liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in clauses (i) or (ii).

“TBCA” means the Texas Business Corporations Act, as amended, as applicable to the Target, Parent Parties and the Transactions.

“TBOC” means the Texas Business Organizations Code, as amended, as applicable to Target, Parent Parties and the Transactions.

“Termination Fee” means $3,000,000.

“TMRX” means The Meridian Resource & Exploration LLC, a wholly owned Subsidiary of Target.

“TODD” means Texas Oil Distribution & Development, Inc.

ARTICLE II.

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Target shall merge with and into Merger Sub and the separate corporate existence of Target shall thereupon cease and Merger Sub shall be the surviving company in the Merger (sometimes referred to herein as the

“Surviving Company”). The Merger shall have the effects set forth in Article 5.06 of the TBCA and Section 10.008 of the TBOC, including the Surviving Company’s succession to and assumption of all rights and obligations of Target.

Section 2.2  Effective Time of the Merger.  The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Texas in accordance with the TBOC, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 4.5.

ARTICLE III.

THE SURVIVING COMPANY

Section 3.1  Certificate of Formation.  The Certificate of Formation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Company at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBOC.

Section 3.2  Charter Documents.  The organizational documents, including the company agreement, of Merger Sub (the “Charter Documents”) as in effect immediately prior to the Effective Time shall be the Charter Documents of the Surviving Company at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Surviving Company’s Charter Documents and the TBOC.

Section 3.3  Directors and Officers.  At and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s Charter Documents and the TBOC.

ARTICLE IV.

CONVERSION OF SHARES

Section 4.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All shares of issued and outstanding common stock of Target, par value $.01 per share (“Target Common Shares”) (other than (i) Target Common Shares held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (ii) the Dissenting Shares and (iii) Target Common Shares held in Target’s treasury), shall be converted into the right to receive an amount in cash, without interest, equal to $0.29 per Target Common Share (the “Merger Consideration”). At the Effective Time, all Target Common Shares converted into Merger Consideration pursuant to this Section 4.1 shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (“Stock Certificate”) or of non-certificated Target Common Shares represented by a book entry (the “Book Entry Shares”) that, immediately prior to the Effective Time represented such Target Common Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest.

(b) Each Target Common Share issued and held in Target’s treasury shall (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and (iii) cease to exist.

(c) With respect to the Dissenting Shares, subject to Section 4.4, such Dissenting Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Dissenting Shareholder shall thereafter cease to have any rights with respect to such Dissenting Shares, except the rights, if any, as are granted by Article 5.13 of the TBCA or Subchapter H of Chapter 10 of the TBOC, as applicable.

(d) Each Target Common Share held by Parent, Merger Sub or any other Subsidiary of Parent shall (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and (iii) cease to exist.

(e) All of the membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the membership interest of the Surviving Company with the same rights, powers and privileges as the membership interest so converted and shall constitute the only outstanding membership interest of the Surviving Company.

Section 4.2  Surrender and Payment

(a) Parent and Target shall authorize a transfer agent, commercial bank or trust company reasonably acceptable to both parties to act as exchange agent under this Agreement (the “Exchange Agent”) for payment of the Merger Consideration upon surrender of Stock Certificates and Book Entry Shares representing the Target Common Shares. At or prior to the Effective Time, Parent or Merger Sub shall deposit with the Exchange Agent for the benefit of the holders of Target Common Shares, cash in an amount equal to the aggregate amount of Merger Consideration to which holders of Target Common Shares shall be entitled at the Effective Time pursuant to Section 4.1 in exchange for outstanding Target Common Shares (such amounts being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in exchange for surrendered Stock Certificates or Book Entry Shares pursuant to Section 4.1 out of the Exchange Fund. Except as contemplated by Section 4.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Promptly but in any event within five (5) Business Days after the Effective Time, the Surviving Company shall cause the Exchange Agent to send to each holder of record of Stock Certificates or Book Entry Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates or Book Entry Shares shall pass, only upon proper delivery of the Stock Certificates or Book Entry Shares to the Exchange Agent, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates or Book Entry Shares for payment therefor in accordance herewith. Upon proper surrender of a Stock Certificate or Book Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 4.1(a), and the Stock Certificate or Book Entry Shares so surrendered shall forthwith be cancelled.

(c) If any portion of the Merger Consideration is to be issued or paid to a Person other than the registered holder of Target Common Shares represented by the Stock Certificates or Book Entry Shares surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificates or Book Entry Shares so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other Taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable.

(d) Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares one (1) year after the Effective Time shall be returned to Merger Sub, upon demand, and any such holder who has not exchanged such holder’s Target Common Shares in accordance with this section prior to that time shall thereafter look only to the Surviving Company, as a general creditor thereof, to exchange such Target Common Shares or to pay amounts to which such holder is entitled pursuant to Section 4.1. If outstanding Target Common Shares are not surrendered prior to six (6) years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Target Common Shares would otherwise escheat to or become the property of any Governmental Authority), the Merger Consideration issuable or payable upon the surrender of such Target Common Shares shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Target or the Surviving Company shall be liable to any holder of Target Common Shares for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

Section 4.3  Stock Options; Warrants

(a) Except with respect to the stock options set forth on Section 4.3(a) of the Target Disclosure Schedule (the “Excepted Options”), Target represents and warrants that each stock option of Target (the “Target Options”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Effective Time pursuant to the terms of the applicable employee benefit plan and other agreements. The consideration for the cancellation of each Target Option shall be (x) the amount by which the Merger Consideration exceeds the per share exercise price of such Target Option multiplied by (y) the number of Target Common Shares covered by the outstanding portion of the cancelled Target Option; provided that if the exercise price of such Target Option is equal to or greater than the Merger Consideration, such Target Option shall be cancelled without any cash payment being made in respect thereof. Any payment made pursuant to this Section 4.3(a) shall be reduced by any income or employment Tax withholding required under (i) any applicable state or local Tax laws or (ii) any other applicable laws. Each Target Option shall be cancelled and no longer be outstanding at or immediately prior to the Effective Time. The Surviving Company shall pay such consideration to the holders of Target Options promptly after the Effective Time, but in no event more than two (2) Business Days after the Effective Time. Target will take any and all actions necessary on or before the Effective Time to terminate all Excepted Options as provided in Section 4.3(c).

(b) Target shall cause each warrant of Target (the “Target Warrants”) to become fully exercisable immediately prior to the Effective Time. The consideration for the cancellation of each Target Warrant shall be (x) the amount by which the Merger Consideration exceeds the per share exercise price of such Target Warrant multiplied by (y) the number of Target Common Shares covered by the outstanding portion of the cancelled Target Warrant. Each Target Warrant shall be cancelled and no longer be outstanding at or immediately prior to the Effective Time. The Surviving Company shall pay such consideration to the holders of Target Warrants promptly after the Effective Time, but in no event more than two (2) Business Days after the Effective Time.

(c) With respect to the Excepted Options, each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the Effective Time, will automatically become fully vested and exercisable immediately prior to the Effective Time. Prior to the Effective Time, Target shall cause each holder of an Excepted Option to enter into a written agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the aggregate number of such Excepted Options will be canceled at the Effective Time and converted into the right to receive a $10.00 cash payment, without interest (the “Option Waiver, Cancellation and Release Agreement”). Each optionholder who holds an Excepted Option that has been canceled (a “Cancelled Excepted Option”) shall have no rights with respect to such Cancelled Excepted Option to receive any other consideration in connection with the Merger or otherwise. Any payments made to a holder of an Excepted Option will be reduced by any income or employment Tax withholding required under (x) the Code, (y) any applicable state or local Tax laws, or (z) any other applicable laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of a Cancelled Excepted Option for all purposes under this Agreement. Target shall make the payments in respect of the Cancelled Excepted Options as promptly as practicable following the cancellation of such Cancelled Excepted Options as contemplated by this Section 4.3(c).

Section 4.4  Dissenting Shares

(a) Notwithstanding Section 4.1(a), Target Common Shares that are held by any holder who has exercised such holder’s right to demand appraisal for such shares in accordance with the TBCA or TBOC (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration (unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal). Holders of Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights pursuant to the TBCA or TBOC, as applicable; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the TBCA or TBOC, as applicable, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be treated as if they had been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. Notwithstanding anything to the contrary contained in this section, if the Merger is terminated, rescinded or abandoned, then the right of any Target Shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall cease. The Surviving Company shall comply with all of its obligations under the TBCA or TBOC, as applicable, with respect to holders of Dissenting Shares.

(b) Target shall give the Parent Parties (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by Target and any other related instruments served pursuant to the TBCA or TBOC, as applicable, and received by Target, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the TBCA or TBOC, as applicable. Target shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 4.5  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place as soon as practicable, and in any event not later than one (1) Business Day following the date on which the conditions to the Closing set forth in Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the parties hereto may agree in writing (the “Closing Date”). The Closing shall take place at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas, 77010 on the Closing Date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Target Disclosure Schedule”), which disclosure shall be subject to Section 12.11 hereof, the Target represents and warrants to the Parent Parties as follows:

Section 5.1  Organization and Qualification

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has the corporate power to own, use or lease its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect. Target has made available to the Parent Parties a complete and correct copy of its articles of incorporation and bylaws (or similar organizational documents), each as amended to the date hereof. Target is not in violation of any provision of its articles of incorporation or bylaws (or similar organizational documents), except for any such violation as would not reasonably be expected to have a Target Material Adverse Effect.

(b) Section 5.1(b) of the Target Disclosure Schedule lists, as of the date hereof, the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization. Each such Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power to own, use or lease its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Target Material Adverse Effect. Target has made available to the Parent Parties a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of Target’s Subsidiaries, each as amended to the date hereof. No Subsidiary of Target is in violation of any provision of its articles of incorporation or bylaws (or similar organizational documents) except for any such violation as would not reasonably be expected to have a Target Material Adverse Effect. Other than Target’s Subsidiaries, Target does not beneficially own or control, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

Section 5.2  Capitalization

(a) The authorized capital stock of Target consists of 200,000,000 Target Common Shares and 25,000,000 shares of preferred stock, par value $1.00 per share (“Target Preferred Shares”). As of December 17, 2009, (i) 92,475,527 Target Common Shares were issued and outstanding, (ii) no Target Preferred Shares were issued and outstanding, (iii) stock options to acquire 449,000 Target Common Shares were outstanding under all stock option plans and agreements of Target and all such options have an exercise price in excess of the Merger Consideration, and (iv) 3,300,998 warrants of Target were outstanding, of which 1,428,000 of such warrants have an exercise price of $5.85 and, if unexercised, will expire on December 29, 2009. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with the Target Shareholders, whether together or as a separate class, on any matters on which the Target Shareholders may vote. All of the outstanding Target Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 5.2(a) of the Target Disclosure Schedule, and other than this Agreement, as of the date hereof, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for the Voting Agreements, there are no agreements, arrangements or other understandings to which Target is a party with respect to the right to vote any shares of capital stock of Target.

(b) Except as set forth in Section 5.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Subsidiary of Target, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Subsidiary of Target are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any shares of capital stock of any Subsidiary of Target. As of the date hereof, there are no contracts, commitments, understandings or arrangements by which Target or any Subsidiary of Target is or may be bound to issue additional shares of capital stock of any Subsidiary of Target or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the Target Disclosure Schedule, all of such shares Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens, other than Liens imposed by applicable securities laws.

Section 5.3  Authority.  Target has all necessary corporate power and authority to execute and deliver this Agreement and any ancillary agreements relating to the Transactions to which Target is or will be a party (the “Ancillary Agreements”) and, subject to obtaining the Target Shareholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Shareholders’ Approval and the filing of the Certificate of Merger, in each case, pursuant to the requirements of the TBOC and TBCA, as applicable. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of the Enforceability Exception.

Section 5.4  Consents and Approvals; No Violation.  The execution and delivery of this Agreement by Target, the consummation of the Transactions by Target and the performance by Target of its obligations hereunder will not:

(a) subject to receipt of the Target Shareholders’ Approval, conflict with any provision of Target’s articles of incorporation or bylaws, as amended, or other similar organizational documents of any of its Subsidiaries;

(b) subject to obtaining the Target Shareholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Texas, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Securities Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 5.4(b) of the Target Disclosure Schedule and except for Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (i) impair in any material respect the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (ii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 5.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target, or any of its Subsidiaries, is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) materially impair the ability of Target or any of its Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (ii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 5.4(d) of the Target Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any of its Subsidiaries; or

(e) except as set forth in Section 5.4(e) of the Target Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound.

Section 5.5  Target SEC Reports

(a) Target has filed with the SEC true and complete copies of the Target SEC Reports. As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report: (i) included all financial statements, schedules and exhibits required to be included therein, (ii) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a current report on Form 8-K other than the execution of this Agreement and the agreements referred to in Section 5.26 and Section 5.27 and executed concurrently with this Agreement.

(b) The chief executive officer and principal financial officer of Target have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof as if required to be made as of the date hereof pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Target nor its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Target maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Target and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing Target SEC Reports and other public disclosures and Target is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.

Section 5.6  Target Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its annual reports on Form 10-K for each of the three fiscal years ended December 31, 2006, 2007 and 2008 and its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2009 have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with GAAP and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 5.7  Absence of Undisclosed Liabilities; Liabilities as of Year End.  Except (a) as set forth in Section 5.7 of the Target Disclosure Schedule, (b) as reflected, reserved for or disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2009, and (d) liabilities and obligations incurred in connection with this Agreement and the Transactions, neither Target nor any of its Subsidiaries have incurred any material liabilities or obligations of any nature (contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not reflected.

Section 5.8  Absence of Certain Changes.  Except (a) as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, (b) as set forth in Section 5.8 of the Target Disclosure Schedule or (c) as contemplated by this Agreement, from December 31, 2008 to the date hereof (i) Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business, (ii) there has not been a Target Material Adverse Effect, (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (iv) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, and (v) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Target.

Section 5.9  Taxes.  Except as otherwise disclosed in Section 5.9 of the Target Disclosure Schedule:

(a) Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date taking into account all extensions of time to file. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target and its Subsidiaries. Such material Tax Returns are true, correct and complete.

(b) Target and each of its Subsidiaries have paid (or have had paid on their behalf), or will pay or cause to be paid on or before the Closing Date, or where payment is not yet due, have established (or have had established on their behalf), or will establish or cause to be established on or before the Closing Date, an adequate accrual for, all Taxes due with respect to any period ending prior to or as of the Closing Date; provided, however, no amount shall be included in such accrual for any Taxes which may arise as a result of the consummation of the Merger. Target and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No Audit by a Tax Authority is pending or to the knowledge of Target, threatened, with respect to any material Tax Returns filed by, or material Taxes due from, Target or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or to the knowledge of Target, threatened, against Target or any of its Subsidiaries. There are no Liens for Taxes upon the assets of Target or any of its Subsidiaries, except Liens for current Taxes not yet delinquent.

(d) Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Neither Target nor any of its Subsidiaries is a party to any agreement or understanding providing for the allocation or sharing of Taxes, other than with respect to each other.

(f) Except for the group of which it is currently a member, during the last six (6) years neither Target nor any Subsidiary thereof has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(g) Neither Target nor any of its Subsidiaries has agreed or, to the knowledge of Target, will be required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) During the last two (2) years, neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(i) Neither Target nor any of its Subsidiaries has assets subject to a lease to a “tax exempt entity” within the meaning of Section 168(h)(2) of the Code.

(j) Each of Target and each of its Subsidiaries has made available to the Parent Parties correct and complete copies of (i) all of their Tax Returns filed within the past five (5) years, (ii) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to any of them and (iii) any closing letters or agreements with respect to Taxes entered into by any of them with any Tax Authorities within the past five (5) years.

Section 5.10  Litigation.  Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Target Disclosure Schedule, there is no material suit, claim, action, proceeding or investigation pending or, to the knowledge of Target, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefore. Except as disclosed on the Target SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any of its Subsidiaries or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Target Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties.

Section 5.11  Employee Benefit Plans; ERISA

(a) Section 5.11(a)(1) of the Target Disclosure Schedule contains a true and complete list of the Target Benefit Plans (other than the Target Employee Agreements) and Section 5.11(a)(2) of the Target Disclosure Schedule lists each Target Employee Agreement.

(b) Except as set forth in Section 5.11(b) of the Target Disclosure Schedule, with respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies in all material respects the requirements of such Section, Target or a Target ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service with respect to such plan’s qualification under Section 401(a) of the Code, and such plan’s related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter which would reasonably be expected to adversely affect such qualification or exemption; (ii) each such plan has been administered in all material respects in substantial compliance with its terms and applicable law; (iii) neither Target nor any Target ERISA Affiliate has engaged in, and to the knowledge of Target no other Person has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target, threatened; (v) neither Target nor any Target ERISA Affiliate has engaged in, and to the knowledge of Target no other Person has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (vi) contributions due under a plan subject to Section 401(a) of the Code have been made on a timely basis, and (vii) such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. Contributions made under any Target Benefit Plan that is subject to Section 401(a) of the Code that are deductible under Section 404 of the Code have satisfied the requirements for deduction under Section 404 of the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.

(c) Neither Target nor any Target ERISA Affiliate has ever adopted, established, maintained or contributed to, or has any liability with respect to, a plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code. No Target Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance that would result in a Target Material Adverse Effect with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 5.11(d) of the Target Disclosure Schedule, no present or former employees of Target or any of its Subsidiaries are covered by any Target Employee Agreements or other plans for which Target has any liability that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee of Target or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.

(e) Attached as Section 5.11(e) of the Target Disclosure Schedule is a current list of Target’s employees (the “Target Employees”), and a severance package table (the “Severance Package Table”) which lists the maximum amount of all cash amounts as of the date of this Agreement that Target is obligated to pay to Target Employees pursuant to severance arrangements.

Section 5.12  Environmental Matters.  Except (i) as set forth in Section 5.12 of the Target Disclosure Schedule and (ii) with respect to any matters that would not reasonably be expected to result in a Target Material Adverse Effect:

(a) The businesses of Target and its Subsidiaries have been and are operated in compliance with all Environmental Laws.

(b) Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in compliance with all Environmental Laws, and no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target for any of its Subsidiaries except in compliance with all Environmental Laws.

(c) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any violation by Target or any of its Subsidiaries of, or responsibility, obligation or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to any violation of, or responsibility, obligation or liability under, any Environmental Law or the release of any Hazardous Substances on, at or under any property or facility owned, leased, or operated by Target or any of its Subsidiaries, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Neither Target nor any of its Subsidiaries has received any notice that it has been identified by the U.S. Environmental Protection Agency, or any similar state authority, as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any similar or analogous state law and neither Target nor any of its Subsidiaries has received any request for information issued under CERCLA.

(e) Target and its Subsidiaries have obtained and are in compliance with Permits under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits. All such Permits are listed on Section 5.12(e) of the Target Disclosure Schedule.

(f) Except as described in Section 5.12(e), without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, underground storage tanks, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in compliance with Environmental Laws.

(g) The Target has provided to Parent copies of all audits, studies, reports, analyses and results of investigations which relate to environmental issues or compliance by Target and its Subsidiaries with applicable Environmental Laws that are in the possession of the Target or its Subsidiaries and created within the past two (2) years.

(h) No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

Section 5.13  Compliance with Applicable Laws

(a) Except for Customary Post-Closing Consents, Target and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any applicable law, ordinance or regulation (including any applicable law, ordinance or regulation relating to occupational health and safety) that is material to the operation of the business as now conducted, provided, however, no representation or warranty in this section is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

(b) Neither Target, any Subsidiary of Target, nor, to the knowledge of Target, any director, officer, agent, employee or other Person acting on behalf of Target or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 5.14  Insurance.  Section 5.14 of the Target Disclosure Schedule lists each insurance policy of Target and its Subsidiaries currently in effect. Target has made available to the Parent Parties a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or, to Target’s knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a material breach or default or permit termination, modification or acceleration under the policy. Section 5.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries. To Target’s knowledge, the insurance policies listed in Section 5.14 of the Target Disclosure Schedule include all material policies which are required in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Target and its Subsidiaries.

Section 5.15  Labor Matters; Employees

(a) Except as set forth in Section 5.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five (5) years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization and none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Target and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (viii) to Target’s knowledge, there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Target or any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Target or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 5.16  Reserve Reports

(a) All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target or its Subsidiaries) supplied to T. J. Smith & Co., Inc. by or on behalf of Target and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target and its Subsidiaries as of January 1, 2009 and prepared by such engineering firm (the “Target Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) true and correct in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance. Except for (i) changes generally affecting the oil and gas industry (including changes in commodity prices), (ii) changes reflected in the interim reserve report prepared by Target, dated October 1, 2009, a copy of which has been provided to Parent, and (iii) other normal adjustments since that date, including, but not limited to, production, there has been no material change in respect of the matters addressed in the Target Reserve Report.

(b) Set forth in Section 5.16(b) of the Target Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.

Section 5.17  [Reserved]

Section 5.18  Material Contracts

(a) Set forth in Section 5.18(a) of the Target Disclosure Schedule is a list of each Target Material Contract that has not been filed and made publicly available in a Target SEC Report at least two (2) days prior to the date hereof, except for agreements referred to in Section 5.26 and Section 5.27 and executed concurrently with this Agreement.

(b) Except as set forth in Section 5.18(b) of the Target Disclosure Schedule or the Target SEC Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Target and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. In addition, (A) all Target Material Contracts are the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto, and are enforceable in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception; (B) except as set forth in the Target SEC Reports filed and publicly available prior to the date hereof, Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Target SEC Reports filed and publicly available prior to the date hereof no Target Material Contract contains any provision that prevents Target or any of its

Subsidiaries from owning, managing and operating the Oil and Gas Interests of Target and its Subsidiaries in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 5.18(c) of the Target Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2008, (i) there are no outstanding calls for payments in excess of $250,000 that are due or that Target or its Subsidiaries are committed to make that have not been made; (ii) there are no operations with respect to which Target or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which a third party operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 5.18(d) of the Target Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Target and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Target and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 5.19  Required Shareholder Vote; Board Action.

(a) The affirmative vote of holders of at least two-thirds of the Target Common Shares (the “Target Shareholders’ Approval”) is the only vote necessary by the Target Shareholders for the approval of this Agreement and the Merger.

(b) On or prior to the date of this Agreement, the Board of Directors of Target has unanimously (i) determined that this Agreement, the Merger, the Ancillary Agreements, the Voting Agreements and the other Transactions are advisable and in the best interests of Target and the Target Shareholders, (ii) approved and declared advisable this Agreement, the Merger, the Ancillary Agreements, the Voting Agreements and the other Transactions and (iii) resolved to recommend that the Agreement and the Merger be approved by the Target Shareholders (the “Target Recommendation”).

Section 5.20  Proxy Statement.  None of the information to be supplied by Target for inclusion in the Proxy Statement relating to the Target Shareholder Meeting, to be filed by Target with the SEC, and any amendments or supplements thereto, will, at the time of filing, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Target shareholders, and at the time of the Target Shareholder Meeting and at the Effective Time (taking into account all additional definitive proxy materials filed by the Target subsequent to the mailing of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Target with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.

Section 5.21  Intellectual Property.  Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Target and its Subsidiaries. No Person has notified either Target or any of its Subsidiaries in writing and Target does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. No material software license will terminate by its terms due to the Merger, and all software licenses material to the business of Target will transfer to the Surviving Company pursuant to the Merger.

Section 5.22  Hedging.  Section 5.22 of the Target Disclosure Schedule sets forth for the periods shown obligations of Target and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Target or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.22 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities (“Existing Derivative Transactions”).

Section 5.23  Brokers.  No broker, finder or investment banker (other than Rivington, JP Morgan and Morgan Keegan, the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries.

Section 5.24  Fairness Opinion.  Target’s Board of Directors has received a written opinion (or oral opinion to be confirmed in writing) from Morgan Keegan to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Target Shareholders (the “Fairness Opinion”). True and complete copies of the Fairness Opinion have been given to the Parent Parties for informational purposes only, and Morgan Keegan has agreed to the inclusion of the Fairness Opinion in the Proxy Statement for the Target Shareholder Meeting.

Section 5.25  Takeover Laws.  Assuming the representation and warranty set forth in Section 6.7 is true, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Target is applicable to the Merger or the Transactions.

Section 5.26  Net Profits Interest Agreements; Reeves/Mayell Agreements

(a) Except as set forth in this Section 5.26 and as set forth in Section 5.26(a) of the Target Disclosure Schedule:

(i) there are no net profits interest agreements between Target or any of its Subsidiaries and any other Person,

(ii) by the Termination Agreement dated April 29, 2008, between Target and Joseph A. Reeves, Jr. (“Reeves”), Target has terminated, except to the extent that such net profit interests were modified and recognized as vested therein, the agreement between Target and Reeves, dated June 27, 1995 (effective January 1, 1994), as amended by that certain “AMENDMENT TO AGREEMENT DATED JUNE 27, 1995”, said amendment having been filed of record under document number 20090356605 in the public records of Harris County, Texas,

(iii) by the Termination Agreement dated April 29, 2008, between Target and Michael J. Mayell (“Mayell”), Target has terminated, except to the extent that such net profit interests were modified and recognized as vested therein, the agreement between Target and Mayell, dated June 27, 1995 (effective January 1, 1994), as amended by that certain “AMENDMENT TO AGREEMENT DATED JUNE 27, 1995”, said amendment having been filed of record under document number 20090356606 in the public records of Harris County, Texas,

(iv) any and all net profits interests owned or controlled by Reeves and Mayell, or assigns of Reeves and Mayell, have specifically been excluded from the Target Reserve Report,

(v) there are no other net profit interests owned or controlled by Reeves or Mayell, or which Reeves and Mayell or assigns of Reeves and Mayell have the right to acquire, pursuant to agreements that are or were in effect with Target or any of its Subsidiaries, and

(vi) Target has no contractual duty to obtain the approval of Reeves or Mayell, or assigns of Reeves and Mayell, for any sales transactions of all or part of Target’s interests, including without limitation, third party sales, farmouts, joint venture agreements or any other conveyance transaction.

(b) Each of the (i) Omnibus Agreement Relating to Assigned Interests, dated as of December 22, 2009, among Reeves, Target, TMRX, TODD, JAR, LOP and Cairn (the “Reeves NPI Agreement”) and (ii) Agreement With Cross-Release, dated as of December 17, 2009, among Mayell, Target, TMRX, Sydson, LOP and Cairn (the “Mayell NPI Agreement,” and, together with the Reeves NPI Agreement, the “NPI Agreements”) is the valid and legally binding obligation of Target and, to the knowledge of Target, each of the other parties thereto and is enforceable in accordance with its terms, except as such enforceability may be subject to the Enforceability Exception. Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any NPI Agreement is in material breach or default with respect to, its obligations thereunder. Target has made available to the Parent Parties true, complete and correct copies of the NPI Agreements.

(c) The Settlement and Release Agreement, dated as of December 22, 2009, among Target, TODD, JAR and Reeves (the “Reeves Release”) is the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto, and is enforceable in accordance with its terms, except as such enforceability may be subject to the Enforceability Exception. Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to the Reeves Release is in material breach or default with respect to, its obligations thereunder. Target has made available to the Parent Parties a true, complete and correct copy of the Reeves Release.

Section 5.27  Forbearances

(a) Credit Facility Forbearance.  The Forbearance and Amendment Agreement, dated as of September 3, 2009, the First Amendment to Forbearance and Amendment Agreement, dated as of September 30, 2009, the Second Amendment to Forbearance and Amendment Agreement, dated October 2, 2009, the Third Amendment to Forbearance and Amendment Agreement, dated as of October 20, 2009, the Fourth Amendment to Forbearance and Amendment Agreement, dated as of November 13, 2009, the Fifth Amendment to Forbearance and Amendment Agreement, dated as of November 20, 2009, the Sixth Amendment to Forbearance and Amendment Agreement, dated as of November 30, 2009, the Seventh Amendment to Forbearance and Amendment Agreement, dated as of December 2, 2009, the Eighth Amendment to Forbearance and Amendment Agreement, dated as of December 4, 2009, the Ninth Amendment to Forbearance and Amendment Agreement, dated as of December 14, 2009, the Tenth Amendment to Forbearance and Amendment Agreement, dated as of December 21, 2009, and the Eleventh Amendment to Forbearance and Amendment Agreement, dated as of the date of this Agreement (collectively, and as may be subsequently amended from time to time, the “Fortis Forbearance Agreement”), among Target, certain of its Subsidiaries, Fortis Capital Corp., as administrative agent, and the several banks, financial institutions and other entities from time to time parties thereto (collectively, the “Target Lenders”), amending that certain Amended and Restated Credit Agreement, dated as of December 23, 2004, as amended, among Target, Fortis Capital Corp. (“Fortis”), as administrative agent, and the lenders party thereto (“Target Credit Agreement”) are in effect. Except as set forth in Section 5.27(a) of the Target Disclosure Schedule, no default or event of default under the Target Credit Agreement has occurred, other than as set forth in the Fortis Forbearance Agreement, and no Target Lender has sent a default or cross-default notice to Target. Target is in compliance with all of its covenants under the Fortis Forbearance Agreement, and has obtained the consent of the Target Lenders to the Transactions.

(b) Hedging Agreements Forbearance.  The (i) ISDA Master Agreement, dated as of August 9, 2007, between The Bank of Nova Scotia and Target, and the ISDA Schedule thereto, and (ii) ISDA 2002 Master Agreement, dated October 28, 2004, between Fortis Energy LLC and Target, the Schedule thereto and the ISDA Credit Support Annex to such Schedule (“Fortis Hedging Agreement”, and collectively, the “Hedging Agreements”) are in effect. Target and certain of its Subsidiaries on the one hand, and Fortis and Fortis Energy Marketing & Trading GP on the other hand, have entered into a forbearance agreement with respect to the Fortis Hedging Agreement, and the First Amendment to Forbearance Agreement, dated as of December 4, 2009, the Second Amendment to Forbearance Agreement, dated as of December 14, 2009, and the Third Amendment to Forbearance Agreement, dated as of December 16, 2009 (collectively, and as may be subsequently amended from time to time, the “Hedging Forbearance Agreement”). Except as set forth in Section 5.27(b) of the Target Disclosure Schedule, no default or event of default under the Hedging Agreements has occurred, other than as set forth in the Hedging Forbearance Agreement, and Target has not received a default or cross-default notice with respect to any of the Hedging Agreements. Target is in compliance with all of its covenants under the Hedging Forbearance Agreement.

(c) CIT Forbearance.  The Forbearance and Amendment Agreement, dated as of September 3, 2009, and the First Amendment to Forbearance and Amendment Agreement, dated as of December 4, 2009, the Second Amendment to Forbearance and Amendment Agreement, dated as of December 14, 2009, the Third Amendment to Forbearance and Amendment Agreement, dated as of December 21, 2009, and the Fourth Amendment to Forbearance and Amendment Agreement, dated as of the date of this Agreement (collectively, and as may be subsequently amended from time to time, the “CIT Forbearance and Amendment Agreement”), among Target, certain of its Subsidiaries, and The CIT Group/Equipment Financing, Inc., as administrative agent and lender (“Target CIT Lenders”), amending that certain Credit Agreement, dated as of May 2, 2008, as amended, among TMR Drilling Corporation, The CIT Group/Equipment Financing, Inc., as administrative agent, and the lenders party thereto (“CIT Credit Agreement”) are in effect. Except as set forth in Section 5.27(c) of the Target Disclosure Schedule, no default or event of default under the CIT Credit Agreement has occurred, other than as set forth in the CIT Forbearance and Amendment Agreement, and no Target CIT Lender has sent a default or cross-default notice to Target. Target is in compliance with all of its covenants under the CIT Forbearance and Amendment Agreement and has obtained from the Target CIT Lenders their consent to the Transactions and their agreement that the Surviving Company shall succeed to the CIT Forbearance and Amendment Agreement and the CIT Credit Agreement pursuant to their terms.

(d) Orion Forbearance.  The Forbearance and Amendment Agreement, dated as of September 3, 2009 (“Orion Forbearance and Amendment Agreement”), among Target, certain of its Subsidiaries, and Orion Drilling Company LLC, successor to Orion Drilling Company, LP (collectively, “Orion”) is in effect. Except as set forth in Section 5.27(d) of the Target Disclosure Schedule, no default or event of default under the Orion Forbearance and Amendment Agreement and the other agreements referenced therein has occurred, other than as set forth in the Orion Forbearance and Amendment Agreement, and Orion has not sent a default or cross-default notice to Target. Target is in compliance with all of its covenants under the Orion Forbearance and Amendment Agreement and has obtained from Orion its consent (if required) to the Transactions, and the Surviving Company has the right to succeed to the Orion Forbearance and Amendment Agreement and related agreements pursuant to their terms.

(e) Extension.  Target has entered into an agreement with the Target Lenders to extend the Fortis Forbearance Agreement until the Effective Time.

Section 5.28  Gas Balancing and Take-or-Pay Contracts.  Except as set forth in Section 5.28 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, or any Oil and Gas Interests of any of them, is subject to or encumbered by a balancing, take-or-pay/make-up, deferred production, Hydrocarbon banking or other arrangement under which one or more third parties may take a portion of the Hydrocarbons produced without full payment therefor, in cash or immediately available funds at the market price or value thereof, as a result of Hydrocarbons having been taken from, or as a result of other actions or inactions with respect to, such Oil and Gas Interests.

Section 5.29  Production Requirements.  None of the production of Hydrocarbons which have heretofore been produced from the Oil and Gas Interests of Target or its Subsidiaries has been in excess of allowable production quotas allowed or permitted to such Oil and Gas Interests by any applicable regulatory authority so as to subject, after the Effective Time, any well located thereon to restrictions or penalties on allowables for overproduction.

Section 5.30  Well Bonus Plans.  Section 5.30 of the Target Disclosure Schedule sets forth, with respect to each of the TMRC Geoscientist Well Bonus Plan, TMRC Management Well Bonus Plan and the TMRC TMR Employees Trust Well Bonus Plan (collectively, the “Well Bonus Plans”) (a) all Oil and Gas Interests subject to each such Well Bonus Plan as of the date hereof, (b) each current or former Target Employee that has been granted an award under each such Well Bonus Plan, which award is currently accruing payments of net profits interests (as defined in each of the respective Well Bonus Plans) thereunder and (c) the percentage of such net profits interest awarded to each such Target Employee. Subject to Section 8.13(a), such net profits interests will continue to accrue in accordance with the Well Bonus Plans until the Effective Time, and will continue to accrue after the Effective Time if the Surviving Company adopts the Well Bonus Plans.

Section 5.31  Interested Party Transactions.  Except as set forth in the Target SEC Reports filed prior to the date hereof, Target Benefit Plans or Target Employee Agreements, Section 5.31 of the Target Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which any of Target or its Subsidiaries has any existing or future liabilities between any of Target or its Subsidiaries, on the one hand, and, on the other hand, any (a) present or former officer or director of any of Target or its Subsidiaries or any Person that has served as such an officer or director within the past two (2) years or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than five percent (5%) of Target’s Common Shares as of the date hereof, or (c) to the knowledge of Target, any Affiliate of any such officer, director or owner (other than Target or its Subsidiaries) (each an “Affiliate Transaction”). Target has provided or made available to Parent correct and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 5.32  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, neither the Target nor any other Person makes any other express or implied representation or warranty on behalf of the Target or any of its Affiliates in connection with this Agreement or the Transactions.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties hereby represent and warrant to Target as follows:

Section 6.1  Organization and Qualification.  Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

Section 6.2  Authority.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub are or will be a party and the consummation of the Transactions have been duly and validly authorized by the governing bodies of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreement to which Parent or Merger Sub are or will be a party or to consummate the Transactions, other than the filing of the Certificate of Merger pursuant to the requirements of the TBOC or the TBCA. Parent, as the sole member of Merger Sub has adopted and approved this Agreement, including the Merger. This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub are or will be a party are, or upon execution will be, duly and validly executed and delivered by each of the Parent Parties and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, the valid and binding obligations of each of the Parent Parties enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

Section 6.3  Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions. All of the outstanding membership interests of Merger Sub are owned directly by Parent. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its formation or organization and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, except as would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to timely consummate the Transactions. The organizational documents of Merger Sub provided to Target by Parent are true and correct copies of the organizational documents in effect for Merger Sub on the date of this Agreement.

Section 6.4  No Violation.  The execution and delivery of this Agreement, the consummation of the Transactions and the performance by the Parent Parties of their respective obligations hereunder will not:

(a) conflict with any provision of Parent or Merger Sub’s organizational documents, as amended;

(b) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent, Merger Sub, or any of their respective Subsidiaries, is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) materially impair the ability of Parent, Merger Sub, or any of their respective Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (ii) prevent the consummation of any of the Transactions.

Section 6.5  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Affiliates in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Affiliates.

Section 6.6  Parent Information.  None of the information to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement relating to the Target Shareholder Meeting, to be filed by Target with the SEC, and any amendments or supplements thereto, will, at the time of the filing, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Target Shareholders, and at the time of the Target Shareholder Meeting and at the Effective Time (taking into account all additional definitive proxy materials filed by Target subsequent to such mailing of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Target for inclusion or incorporation by reference in the Proxy Statement.

Section 6.7  Target Stock.  None of Parent, Merger Sub, or their respective Affiliates (i) owns (directly or indirectly, beneficially or of record) any securities of the Target or (ii) holds any right to acquire, hold, vote or dispose of any securities in the Target, except as contemplated by the Voting Agreements. Neither Parent nor Merger Sub is an “affiliated shareholder” of the Target as defined in Section 13.02A.(2) of the TBCA and Section 21.602 of the TBOC. Parent and Merger Sub represent and warrant that as of the date hereof, more than three (3) years has lapsed since any Affiliate of Parent or Merger Sub first became an “affiliated shareholder” in the Target as defined in Section 13.02A.(2) of the TBCA and Section 21.602 of the TBOC.

Section 6.8  Financing.  Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to cause Merger Sub to make payment of the aggregate Merger Consideration by Merger Sub under the Merger and all related fees and expenses and to otherwise consummate the Transactions. Parent acknowledges that obtaining of any financing is not a condition to closing.

Section 6.9  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article VI, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates in connection with this Agreement or the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.1  Conduct of Business by Target Pending the Merger.

(a) From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 7.1(a) of the Target Disclosure Schedule, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Target (A) shall conduct its business in the ordinary course and (B) shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 7.1(b) of the Target Disclosure Schedule, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Target shall not, and shall not permit any of its Subsidiaries to:

(i) cause or permit any change to its articles of incorporation or bylaws (or similar organizational documents);

(ii) (A) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target, or (B) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Target, except (1) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries, and (2) the acceptance of Target Common Shares in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of options or the lapse of restrictions on restricted shares;

(iii) merge or consolidate with any other Person or acquire capital assets other than Oil and Gas Interests of any other Person for aggregate consideration in excess of $100,000 in any single transaction (or series of transactions), or enter a new line of business or commence business operations in any country in which Target or any of its Subsidiaries is not operating as of the date hereof;

(iv) sell, lease, license or otherwise surrender, relinquish or dispose of or grant any Liens with respect to, any assets or properties (other than to Merger Sub and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $100,000 in any single transaction (or series of transactions) (other than sales of Hydrocarbons in the ordinary course of business), except pursuant to Target Material Contracts in force on the date of this Agreement;

(v) settle any Audit that would require Target to make any material payment to a Governmental Authority, make or change any material Tax election or file any material amended Tax Return, except in the ordinary course of business;

(vi) Except as otherwise permitted by this Agreement or as set forth in Section 7.1(b) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Schedule), enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus (except for compensation or bonuses as set forth in Section 7.1(b) of the Target Disclosure Schedule) or other benefits payable to (except for payments pursuant to 401(k) plans), or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation in excess of $100,000 other than settlements in the ordinary course of business;

(vii) change any method of accounting or accounting practice by Target or any of its Subsidiaries except for any such change required by GAAP or the rules and regulations promulgated by the SEC;

(viii) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(ix) amend or otherwise change the terms of any arrangements of the type described in Section 5.23, except to the extent that any such amendment or change would result in terms more favorable to Target;

(x) become bound or obligated to make any expenditure, capital expenditure, participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $250,000 over the total amount budgeted in the budget set forth in Section 7.1(b) of the Target Disclosure Schedule (the “Aggregate Cost Overrun”), and except for utilization of the Aggregate Cost Overrun, neither Target nor any of its Subsidiaries shall, with respect to any of the individual projects set forth in Section 7.1(b) of the Target Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 7.1(b) of the Target Disclosure Schedule;

(xi) fail to timely meet their royalty payment obligations in connection with their respective oil and gas leases;

(xii) (A) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target’s current policies and as contemplated by this Agreement, or (B) enter into any fixed price commodity sales agreements with a duration of more than three (3) months, other than in the ordinary course of business in accordance with Target’s current policies;

(xiii) (i) adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume any obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary would reasonably be expected to be subject (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

(xiv) (A) approve an increase in salary for any Target Employees, or (B) terminate any Target Employee entitled to any severance payment upon such termination, (C) or enter into, renew, permit to extend or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant;

(xv) permit any of its Subsidiaries to organize or acquire any Person that could become a Subsidiary;

(xvi) permit any of its Subsidiaries to enter into any commitment or agreement to license or purchase seismic data, other than pursuant to agreements or commitments existing on the date hereof;

(xvii) (A) enter into any Exclusivity Arrangements that would be applicable after the Closing Date to Parent and its Subsidiaries or (B) other than in the ordinary course of business, (1) amend or modify in any material respect or terminate any Target Material Contract or (2) waive, release or assign any material rights, claims or benefits of Target and its Subsidiaries under any Target Material Contract;

(xviii) except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of Target and its Subsidiaries) with respect to a claim that is being settled by such insurance company, settle, pay, compromise or discharge any claim that (A) requires any payment by Target and its Subsidiaries in excess of $100,000 in the aggregate or (B) involves any restrictions on the conduct of Target or its Subsidiaries or any of its Affiliates’ business or other equitable remedies that materially adversely affect the business of Target and its Subsidiaries, and Target and its Subsidiaries shall not settle, pay, compromise or discharge any claim against Target and its Subsidiaries with respect to or arising out of the Transactions;

(xix) incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) borrowings and renewals, amendments, extensions or increases thereof under credit lines existing at the date of this Agreement, (B) trade payables incurred in the ordinary course of business consistent with past practice, (C) indebtedness with any Subsidiary, (D) obligations under Existing Derivative Transactions, and (E) other obligations not exceeding $100,000 in the aggregate outstanding at any one time;

(xx) sublet, sublease, assign, extend, terminate or otherwise modify the material terms of the commercial real estate lease for the property located at 1401 Enclave Parkway, Houston, Texas 77077 used for the offices of Target and its Subsidiaries;

(xxi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $100,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

(xxii) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in business similar to those of Target and its Subsidiaries.

(xxiii) adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(xxiv) agree or commit to do any of the foregoing.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.1  Preparation of the Proxy Statement

(a) As promptly as is practicable following the date of this Agreement, Target shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Target Shareholders’ Approval. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and other applicable law. Each of Parent and Target also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions. Target shall respond to any comments from the SEC as promptly as practicable following the receipt of such comments. Target will use its reasonable best efforts to cause the SEC to complete its review of the Proxy Statement as promptly as is practicable after such filing, and Target shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Target Common Shares as promptly as is practicable after the SEC shall have notified Target that it has no further comments regarding the Proxy Statement.

(b) No filing of or amendment or supplement to the Proxy Statement and all responses to requests for additional information and replies to comments prior to these being filed with or sent to the SEC will be made by Target, without providing Parent and its counsel a reasonable opportunity to review and comment thereon prior to its being filed with the SEC. Target agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Target Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. If at any time prior to the Effective Time, any information relating to Target, or any of its Affiliates, directors or officers, should be determined by Target to have rendered the Proxy Statement misleading in any material way (whether as a result of the misstatement of a material fact or the omission of a material fact), Target shall promptly prepare and file with the SEC an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target shall promptly notify the Parent of such material misstatement or omission and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Target. Target shall notify Parent promptly of the receipt of any comments from the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger and (ii) copies of all orders of the SEC relating to the Proxy Statement.

Section 8.2  Shareholders Meeting; Recommendations.  Subject to Section 8.4, Target shall take all actions necessary under applicable law to call, give notice of, convene and hold a meeting of the Target Shareholders (the “Target Shareholders Meeting”) as soon as reasonably practicable following the date of this Agreement for the purpose of securing the Target Shareholders’ Approval. Target shall consult with Parent regarding the date of the meeting and use its reasonable best efforts to have the Target Shareholder Meeting be a date not more than forty-five (45) days following the mailing of the Proxy Statement. The Proxy Statement shall (i) state that the Target Board has unanimously (x) approved this Agreement and the Transactions, (y) determined that this Agreement and the Transactions are advisable and in the best interests of Target and its shareholders, and (z) include the Target Recommendation (except to the extent that Target effects a Change in the Target Recommendation in accordance with Section 8.4 of this Agreement) and (ii) include the written opinion of Morgan Keegan, a Target financial advisor, as of the date of this Agreement, as to the fairness from a financial perspective of the Merger Consideration to be received by the holders of Target Common Shares pursuant to this Agreement. Target shall use its reasonable best efforts to solicit from shareholders of Target votes in favor of the Target Shareholders’ Approval. The Target Board shall not effect a Change in the Target Recommendation except pursuant to and solely as permitted by Section 8.4. Notwithstanding any Change in the Target Recommendation, unless this Agreement has been terminated pursuant to the terms hereof, this Agreement shall be submitted to the shareholders of Target at the Target Shareholder Meeting and nothing contained herein shall be deemed to relieve Target of such obligation. In addition to the foregoing, during the term of this Agreement, Target shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

Section 8.3  Access to Information; Confidentiality.  To the extent permitted by applicable law and subject to restrictions imposed upon the Target and any Target Subsidiary by any agreement of confidentiality with any Person, Target will provide and will cause Target’s Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, the “Representatives”) to provide Parent and its authorized Representatives, during normal business hours and upon reasonable advance notice access to the offices, employees, customers, suppliers, properties, books and records of Target (so long as such access does not unreasonably interfere with the operations of Target) as Parent may reasonably request. With respect to any information disclosed pursuant to this section, Parent shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated September 1, 2009, previously executed by Parent and Target (the “Confidentiality Agreement”). Target shall not be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any contract, law or order (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). Parent will use its reasonable efforts to minimize any disruption to the businesses of the Target and the Target Subsidiaries which may result from the requests for access, data and information hereunder.

Section 8.4  No Solicitation

(a) General Prohibitions.  Subject to Section 8.4(b), Target shall not, nor shall it authorize or permit any of its Subsidiaries or authorize any of its or their respective Representatives to, directly or indirectly, (A) solicit, initiate, encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for Target, (B) enter into or engage in any discussions or negotiations regarding, or that could reasonably be expected to lead to, any Acquisition Proposal for Target, furnish to any third party (or any Representative of any third party) any information (whether orally or in writing) in connection with, or in furtherance of, any Acquisition Proposal for Target, or afford access to the business, properties, assets, books or records of Target or any of its Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party (or any Representative of any third party) that has made, is seeking to make or has informed Target of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal for Target, (C) fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify the Target Recommendation (it being understood that, subject to and without limitation of Section 8.4(f), taking a neutral position or no position with respect to any Acquisition Proposal for Target shall be considered an amendment or modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal for Target, or take any action or make any statement inconsistent with the Target Recommendation (any of the foregoing in this clause (C), a “Change in the Target Recommendation”), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a third party becoming an “affiliated shareholder” under, Section 21.606 of the TBOC), or any restrictive provision of any applicable anti-takeover provision in Target’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal, (E) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract or instrument constituting or relating to an Acquisition Proposal for Target (other than a confidentiality agreement of the type referred to in Section 8.4(b)), or any contract or agreement in principle compelling Target to abandon, terminate or breach any of its obligations hereunder, or fail to consummate the Transactions (any of the foregoing agreements in this clause (E), a “Target Acquisition Contract”), (F) enter into any confidentiality or similar agreement with any third party which prohibits Target from providing or making available to Parent pursuant to Section 8.4(b) any of the information to be provided to such third party in the time periods provided in Section 8.4(b), (G) grant or permit any third party any waiver or release under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement with respect to any class of securities of Target or any of its Subsidiaries or (H) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions on Target set forth in the preceding sentence by any Representative of Target or any of its Subsidiaries shall be a breach of this section by Target.

(b) Exceptions after Receipt of Certain Proposals.  Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Target Shareholders’ Approval (and in no event after obtaining the Target Shareholders’ Approval), the Target Board, directly or indirectly through its Representatives, may, subject to compliance with Section 8.4(c), (A) (i) contact a third party or its Representatives for the purpose of clarifying any inquiry or Acquisition Proposal and the material terms and conditions thereof so as to determine whether such inquiry or Acquisition Proposal is a Superior Proposal or is reasonably likely to lead to a Superior Proposal or (ii) engage in negotiations or discussions with any third party that the Target Board determines in good faith is credible and reasonably capable of consummating a Superior Proposal for Target, and that has made after the date of this Agreement a Superior Proposal for Target or a bona fide written Acquisition Proposal for Target that the Target Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (B) thereafter, furnish to such third party nonpublic information relating to Target or any of its Subsidiaries pursuant to a confidentiality agreement with terms in the aggregate at least as restrictive to such third party as those contained in the Confidentiality Agreement and which contains a “standstill” or similar provision on terms no more materially favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement, applicable to Parent with respect to Target; provided, that the terms of such “standstill” or similar provision may allow such third party to make Acquisition Proposals to Target in connection with the negotiations or discussions permitted by this section (a copy of such confidentiality agreement shall, subject to Section 8.4(c), be provided promptly after its execution, and which copy and the terms and existence thereof shall be subject to the confidentiality obligations imposed on the Parent Parties pursuant to the Confidentiality Agreement), provided, that, subject to Section 8.4(c), all such nonpublic information (to the extent that such nonpublic information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party), and provided, further, that, if such Superior Proposal for Target or Acquisition Proposal for Target is made by a third party who or which, on the date hereof, is party to a confidentiality agreement with Target which would prohibit Target from complying with any of the terms of this section or Section 8.4(c) requiring the provision by Target of information, agreements or the documents to Parent, then Target may take the actions described in clauses (A) and (B) of this section only if such confidentiality agreement with such third party has been amended to (x) allow Target to fully comply with such terms of this section and Section 8.4(c) without violating such confidentiality agreement and (y) include, if not already included, a “standstill” or similar provision on terms no more materially favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement applicable to Parent with respect to Target; provided, that the terms of such “standstill” or similar provision may allow such third party to make Acquisition Proposals to Target in connection with the negotiations or discussions permitted by this section and (C) subject to compliance with Section 8.4(d), make a Change in the Target Recommendation; but in each case referred to in the foregoing clauses (A), (B) and (C) only if the Target Board determines in good faith, after consultation with outside legal counsel to Target, that its failure to take such action would likely be inconsistent with the Target Board’s fiduciary duties to the Target Shareholders.

(c) Required Notices.  Target shall not take any of the actions referred to in Section 8.4(b) unless Target shall have delivered to Parent one (1) Business Day’s prior written notice advising Parent that it intends to take such action, and Target shall continue to advise Parent after taking such action, on a current basis, of the status and terms of any discussions and negotiations with the third party. In addition, Target shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt by Target (or any of its Representatives) of any Acquisition Proposal, or any amendment or modification to any Acquisition Proposal, for Target or of any request for information relating to Target or any of its Subsidiaries or for access to the business, properties, assets, books or records of Target or any of its Subsidiaries by any third party that, to the knowledge of Target, is considering making, or has made, an Acquisition Proposal for Target, which notice shall be provided orally and in writing and shall identify the third party making, and the material terms and conditions of, any such Acquisition Proposal for Target, indication or request (including, in each case, any changes thereto). Target shall keep Parent informed, on a current basis, of the status and details of any such Acquisition Proposal for Target, indication or request (including, in each case, any changes thereto) and shall promptly (but in no event later than one (1) Business Day after receipt) provide to Parent copies of (i) all drafts of the definitive documents relating to any Acquisition Proposal sent or provided to Target or any of its Subsidiaries and (ii) from to time thereafter, all documents containing material changes to such definitive documents.

(d) Limitations on Ability to Change Recommendation or Terminate the Agreement.  Notwithstanding Section 8.4(b), the Target Board shall not make any Change in the Target Recommendation or terminate this Agreement pursuant to Section 11.1(h) unless and until (A) Target promptly notifies Parent, in writing, at least three (3) Business Days before taking that action, of its intention to do so, (B) if requested by Parent, during the three-Business-Day period, Target shall negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the Transactions and (C) if in response to an Acquisition Proposal for Target that constitutes a Superior Proposal for Target, Parent does not make, within such three-Business-Day period, an offer that is at least as favorable to the shareholders of Target, as determined by the Target Board in good faith (after considering the advice of Target’s financial advisor), as such Superior Proposal (it being understood that, with respect to the termination of this Agreement pursuant to Section 11.1(h), Target shall not terminate this Agreement pursuant to Section 11.1(h) during such three-Business-Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from Target and an additional three-Business-Day period that satisfies this section).

(e) Obligation to Terminate Existing Discussions.  Target shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and access to nonpublic information, if any, with, to or by any third party conducted prior to the date hereof with respect to any Acquisition Proposal for Target. Target shall promptly request that each third party, if any, in possession of Confidential Information (as such term is defined in the Confidentiality Agreement) about Target or any of its Subsidiaries that was furnished by or on behalf of Target or any of its Subsidiaries in connection with its consideration of any potential Acquisition Proposal to return or destroy all Confidential Information heretofore furnished to such third party in compliance with the applicable confidentiality agreement entered into with such third party.

(f) Certain Exceptions.  Nothing in this section shall prohibit the Target Board from (A) taking and disclosing to the Target Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable law, or (B) making any disclosure to the Target Shareholders if the Target Board determines, after consultation with outside counsel, that failure to so disclose such position would be reasonably likely to give rise to a violation of applicable laws; provided, however, that any such disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, other than (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (y) an express rejection of an applicable Acquisition Proposal or (z) an express reaffirmation of its Target Recommendation, shall be deemed a Change in the Target Recommendation. In addition, it is understood and agreed that, for purposes of this Agreement (including this Article VI), a factually and materially accurate public statement by Target that describes Target’s receipt of an Acquisition Proposal for Target and the operation of this Agreement with respect thereto shall not be deemed a Change in the Target Recommendation if Target affirmatively reaffirms in such disclosure the Target Recommendation.

Section 8.5  Directors’ and Officers’ Indemnification and Insurance

(a) The organizational documents of the Merger Sub and of the Surviving Company shall, with respect to indemnification of directors, officers, employees and agents, not be amended, repealed or otherwise modified after the date of this Agreement in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under Target’s articles of incorporation or the bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the Transactions).

(b) From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target or any of its Subsidiaries (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, claims, damages, costs, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld, conditioned or delayed) actually and reasonably incurred by the Indemnified Party based in whole or in part out of the fact the Indemnified Party is or was an officer or director of Target or any Subsidiary of Target or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such Indemnified Party was serving at the request of the Target, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”), to the full extent permitted under Texas law. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the TBCA or TBOC, as applicable, shall be made by independent counsel mutually acceptable to the Surviving Company and the Indemnified Party; provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), counsel selected for the defense of such claim shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Company (if selected after the Effective Time).

(c) The Surviving Company shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the TBOC, subject to the receipt by the Surviving Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Company.

(d) The Surviving Company shall maintain Target’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Company may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of annual premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed one hundred seventy-five percent (175%) of the aggregate amount of annual premiums currently paid by Target for such D&O Insurance.

(e) In the event Parent or any of its successors or assigns or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any of its Affiliates and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any of its Affiliates, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this section.

(f) The provisions of this Section 8.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 8.6  Further Assurances.  Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of Taxes and handling Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

Section 8.7  Expenses.  Except as provided in Section 11.3, each party shall bear solely and entirely, all Expenses that they incur.

Section 8.8  Cooperation.  Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more Representatives of Parent to report and consult on operational matters of materiality and the general status of ongoing operations, including, without limitation, matters relating to drilling of wells, whether or not within the ordinary course of business, and shall promptly provide Parent or its counsel with copies of all filings made by Target with any Governmental Authority in connection with this Agreement and the Transactions.

Section 8.9  Publicity.  Neither Target, Parent, Merger Sub nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation with and consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be reasonably determined to be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

Section 8.10  Additional Actions.  Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Shareholders’ Approval.

Section 8.11  Filings.  Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

Section 8.12  Consents.  Each of Parent, Merger Sub and Target shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

Section 8.13  Employee Matters

(a) Subsequent to the Effective Time, the Surviving Company shall perform or cause Target to perform the obligations of Target under the Well Bonus Plans and the severance agreements and severance plans to which Target is a party or subject and which are set forth in Sections 5.11(e) and 5.30 of the Target Disclosure Schedule. From the date of this Agreement until the Effective Time, Target agrees not to add any additional wells or make any additional grants to new or current participants under any of the Well Bonus Plans.

(b) To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or its Affiliates in which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with Target and its Subsidiaries to the extent such service was credited under a similar plan, program or arrangement of Target.

(c) To the extent Business Employees and their dependents enroll in any health plan sponsored by the Surviving Company or its Affiliates, the Surviving Company shall waive any preexisting condition limitation applicable to such Business Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by Target. In addition, the Surviving Company shall cause such health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to Business Employees and their dependents, other than exclusions or waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied, under the corresponding benefit plans of Target, and (ii) to provide each Business Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Target during the portion of the respective plan year prior to the Effective Time.

(d) With respect to the 401(k) accounts of those Business Employees who become eligible to participate in the Surviving Company’s 401(k) Plan after the Effective Time, Merger Sub agrees to take one or more of the following actions: (i) to establish an arrangement under which such Business Employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under Target’s 401(k) Plan as of the Effective Time; (ii) to permit such Business Employees to voluntarily transfer or rollover their accounts

(including loans) from Target’s 401(k) Plan to the Surviving Company’s 401(k) Plan; or (iii) to cause the Surviving Company’s 401(k) Plan to accept a direct trustee-to-trustee transfer of assets from Target’s 401(k) Plan into the Surviving Company’s 401(k) Plan, including any outstanding loans, on behalf of such Business Employees. Merger Sub and Target agree that they shall take all actions necessary, including the amendment of their respective plans, to effect the actions selected by Merger Sub under the preceding sentence.

(e) With respect to any Business Employees who become employed by Merger Sub or its Affiliates after the Effective Time, Merger Sub or such Affiliate shall give service credit for purposes of determining post Effective Time vacation, sick leave and any other paid time off entitlements that Merger Sub or such Affiliate provides to its employees generally.

(f) Target and Merger Sub shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this section.

Section 8.14  Notice of Certain Events.  Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 5.10 or Section 5.12, or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a breach, default or event under this Agreement or otherwise that, with notice or lapse of time or both, would become a breach or default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement and could reasonably be expected to cause the conditions set forth in Article IX not to be satisfied; and

(e) any Target Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect.

Section 8.15  Site Inspections.  Subject to compliance with applicable law, from the date hereof until the Effective Time, the Parent Parties may undertake (at the Parent Parties’ sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the Target’s operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will include any soil borings, groundwater or any other “Phase II” testing if required in the reasonable discretion of the Parent Parties without the consent of the Target, the Parent Parties shall confer with the Target regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Target may reasonably impose to (a) avoid interference with the Target’s operations or business; (b) require the Parent Parties’ representatives responsible for performing the Assessment to maintain insurance coverage as required by the Target; and (c) keep the Target’s property free and clear of any Liens arising out of any entry onto or inspection of the subject property. The Target shall cooperate in good faith with the Parent Parties’ effort to conduct an Assessment. The Parent Parties shall jointly and severally indemnify Target and its Subsidiaries from any claims made against Target or any of its Subsidiaries in respect of personal or bodily injury to, sickness, disease, death or loss of services or wages of or respecting, any employee, agent or contractor of any Parent Party, arising from any investigations, audits, assessments, studies, testing and inspections conducted by a Parent Party pursuant to this Section 8.15.

Section 8.16  Shareholder Litigation.  Target shall give the Parent Parties the reasonable opportunity to participate in the defense of any litigation against Target and its directors relating to the Transactions.

Section 8.17  Financing

(a) Prior to the Effective Time, Target shall cooperate with the Parent Parties, the Parent Parties’ financing sources, and the Parent Parties’ auditors and attorneys in connection with the Parent Parties’ financing efforts with respect to the Transactions, including without limitation any refinancing of existing credit facilities of the Parent Parties or Target. Without limiting the generality of the foregoing, Target shall provide, and Target shall instruct its auditors to provide, to the Parent Parties such financial and other information that Parent or its Representatives reasonably requests for inclusion in any materials to be used by the Parent Parties or provided to any financing sources in connection with such financing.

(b) Target shall not take any actions that would terminate or otherwise invalidate the agreement to extend the Fortis Forbearance Agreement until the Effective Time.

Section 8.18  [Reserved]

Section 8.19  Shell Settlement.  Target agrees that, prior to the Effective Time, it shall use reasonable best efforts to enter into a settlement agreement with Shell, to be effective as of the Effective Time, relating to the pending arbitration proceeding on terms that are materially similar to the terms of the proposed Compromise and Settlement Agreement previously disclosed to Parent. Target shall keep Parent informed, on a current basis, of the status and details of such agreement and shall provide to Parent copies of all correspondence and a description of all material oral discussions between Target and Shell (or between Target’s Representatives and Shell’s Representatives) with respect to the terms of the proposed settlement.

ARTICLE IX.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1  Conditions to the Obligation of Each Party.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Target Shareholders’ Approval shall have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that if Target seeks to terminate this Agreement pursuant to this subsection (b), Target must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c) Each of Target, Parent and Merger Sub shall have obtained all material Permits required to consummate the Transactions.

Section 9.2  Conditions to the Obligations of the Parent Parties.  The obligation of the Parent Parties to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all which may be waived by them, in whole or in part, to the extent permitted by applicable law:

(a) The representations and warranties of Target set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Target Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Parent shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.

(b) Target shall have performed in all material respects its obligations required to be performed by it under this Agreement. Parent shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.

(c) Since the date of this Agreement, there shall not have occurred a Target Material Adverse Effect.

(d) Each consent, waiver and approval set forth in Section 5.4(b) and Section 5.4(c) of the Target Disclosure Schedule must have been obtained, and Target must have provided Merger Sub with copies thereof.

(e) Target shall have provided to Parent the executed Compromise and Settlement Agreement with Shell relating to the arbitration proceeding between the parties, and the terms of such agreement shall be materially similar to the terms previously disclosed to Parent.

(f) No more than five percent (5%) of the holders of Target Common Shares shall have notified Target or the Parent Parties of their intent to exercise dissenter’s rights.

(g) The Fairness Opinion, as described in Section 5.24, shall not have been withdrawn.

(h) Except for the Well Bonus Plans and any other employee incentive plans being assumed by the Surviving Company, all employee incentive plans shall terminate on or prior to the Effective Time.

(i) All of Target’s payment and other obligations under the Engagement Letters shall have terminated, except for the indemnity and confidentiality provisions thereunder.

(j) Each holder of an Excepted Option shall have delivered to Parent an executed Option Waiver, Cancellation and Release Agreement cancelling such Excepted Options.

Section 9.3  Conditions to the Obligations of the Target.  The obligations of the Target to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Target, in whole or in part, to the extent permitted by applicable law:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Target shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b) Parent and Merger Sub shall have performed in all material respects the respective obligations required to be performed by them under this Agreement, and the Target shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

ARTICLE X.

SURVIVAL

Section 10.1  Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

Section 10.2  Survival of Covenants and Agreements.  The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER

Section 11.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Target:

(a) by the mutual written consent of Parent and Target by action of their respective boards of directors or governing bodies, at any time prior to the Effective Time;

(b) by either Parent or Target if the Effective Time has not occurred on or before 11:59 p.m. Central time on May 31, 2010 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this section shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c) by either Target or Parent, if any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and, such order, decree, ruling or other action shall have become final and non-appealable;

(d) by Target if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement which breach would cause the conditions set forth in Section 9.3(a) and Section 9.3(b) not to be satisfied and such breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Parent of notice of such breach (a “Parent Breach”);

(e) by Parent, if (i) there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement (other than as described in clause (ii) of this Section 11.1(e)) which breach would cause the conditions set forth in Section 9.2(a) and Section 9.2(b) not to be satisfied and such breach (if susceptible to cure) has not been cured in all respects within twenty (20) Business Days following receipt by Target of notice of such breach, or (ii) the Target Lenders terminate the Forbearance Period (as defined in the Fortis Forbearance Agreement) pursuant to Section 11(e) of the Fortis Forbearance Agreement, or Target breaches the covenant set forth in Section 8.17(b) (in the case of (i) and (ii), a “Target Breach”);

(f) by Parent or Target if the Target Shareholder Meeting (or any postponement or adjournment thereof) shall have concluded and the Target Shareholders’ Approval shall not have been obtained;

(g) by Parent if (i) a Change in the Target Recommendation shall have occurred, whether or not permitted by Section 8.4, (ii) following the date of any bona fide Acquisition Proposal by a third party for Target or any material modification thereto is first publicly announced, disclosed or otherwise made known prior to the time at which Target receives the Target Shareholders’ Approval, Target fails to issue a press release that expressly reaffirms the Target Recommendation within ten (10) Business Days following Parent’s written request to do so (which request may be made by Parent one time following any such Acquisition Proposal or any material modifications thereto), (iii) any tender offer or exchange offer constituting an Acquisition Proposal for Target is commenced or materially modified by any third party with respect to the outstanding Target Common Shares prior to the time at which Target receives the Target Shareholders’ Approval, and the Target Board shall not have recommended that the Target Shareholders reject such tender offer or exchange offer and not tender their Target Common Shares into such tender offer or exchange offer within ten (10) Business Days after commencement or material modification of such tender offer or exchange offer, unless Target has issued a press release that expressly reaffirms the Target Recommendation within such ten (10) Business Day period, (iv) Target or the Target Board approves, endorses, recommends, adopts or enters into any Acquisition Proposal by a third party for Target or any Target Acquisition Contract, whether or not permitted by Section 8.4, (v) Target shall have materially breached its obligations under Section 8.4, or (vi) Target or the Target Board announces, resolves or proposes to do any of the foregoing, whether or not permitted by Section 8.4; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 11.1(g) shall only be available for a ten (10) Business Day period following the applicable triggering event set forth in clauses (i), (ii), (iii), (iv) and (vi) of this Section 11.1(g);

(h) by Target, at any time prior to the time at which Target receives the Target Shareholders’ Approval, if the Target Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 8.4(b), provided that it pays to Parent the Termination Fee concurrently with such termination; and

(i) by Parent, at any time, provided that it pays to Target the Termination Fee concurrently with such termination.

Section 11.2  Notice of Termination; Effect of Termination.

(a) Other than pursuant to Section 11.1(a), a terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 11.1 shall be effective immediately upon delivery of such written notice to the other party or, if such termination is due to a Target Breach or a Parent Breach, immediately upon the expiration of the applicable cure period.

(b) In the event of termination of this Agreement by any party as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Article XI, Section 8.3, Section 8.9 and Section 12.14.

(c) Upon termination of this Agreement, each of the Voting Agreements and the Option Waiver, Cancellation and Release Agreements will terminate according to its terms.

Section 11.3  Expenses and Other Payments.

(a) If this Agreement is terminated pursuant to Section 11.1(b), Section 11.1(f), Section 11.1(g) or Section 11.1(h), then Target shall reimburse Parent, in cash, for Parent’s Expenses by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after receipt by Target of an invoice from Parent for Parent’s Expenses; provided, however, that in no event shall the amount reimbursed to Parent for its Expenses exceed $1,000,000. In all other cases, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If Parent terminates this Agreement pursuant to Section 11.1(g), then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after such termination.

(c) If Target terminates this Agreement pursuant to Section 11.1(h), then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, concurrently with such termination.

(d) If (i) Parent or Target terminate this Agreement pursuant to Section 11.1(b), (ii) prior to the Termination Date, any Person (other than Parent or its Affiliates) makes an Acquisition Proposal for Target, whether or not publicly announced, and (iii) within nine (9) months of the date of such termination Target enters into a definitive agreement or consummates a transaction contemplated by an Acquisition Proposal, then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after Target consummates a transaction contemplated by an Acquisition Proposal irrespective of the date upon which such transaction is consummated.

(e) If (i) Target terminates this Agreement pursuant to Section 11.1(f), (ii) prior to the date of the Target Shareholders Meeting any Person (other than Parent or its Affiliates) makes an Acquisition Proposal for Target, whether or not publicly announced, and (iii) within nine (9) months of the date of such termination Target enters into a definitive agreement or consummates a transaction contemplated by an Acquisition Proposal, then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after Target consummates a transaction contemplated by an Acquisition Proposal irrespective of the date upon which such transaction is consummated.

(f) If Target terminates this Agreement pursuant to Section 11.1(d), then Parent shall pay Target the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Target, no later than two (2) Business Days after such termination.

(g) If Parent terminates this Agreement pursuant to Section 11.1(e), then Target shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, no later than two (2) Business Days after such termination.

(h) If Parent terminates this Agreement pursuant to Section 11.1(i) only and for none of the other reasons specified in Section 11.1, then Parent shall pay Target the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Target, concurrently with such termination. Target agrees (for itself and on behalf of its Subsidiaries, Affiliates, stockholders or Representatives) that if Parent pays the Termination Fee pursuant to this Section 11.3(h), the payment of such Termination Fee shall be the sole and exclusive remedy of Target, its Subsidiaries, Affiliates, stockholders or Representatives against Parent, Merger Sub or any of their respective Subsidiaries, Affiliates, partners or Representatives for Parent’s termination of this Agreement pursuant to Section 11.1(i), and in no event will Target seek to recover any other money damages or seek any other remedy based on a claim in law or equity (including specific performance). Upon payment to Target of the Termination Fee, neither Parent, Merger Sub nor any of their Subsidiaries, Affiliates, stockholders or Representatives shall have any further liability or obligation to Target or its Subsidiaries, Affiliates, stockholders or Representatives relating to or arising out of this Agreement or the Transactions.

(i) The parties acknowledge and agree that the agreements contained in this section are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this section, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of six percent (6%) per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties further acknowledges that the payment of the amounts by Parent and Target specified in this section is not a penalty, but in each case (except in the case of a Parent Breach or a Target Breach) are liquidated damages in a reasonable amount that will compensate Target or Parent, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent or Target, as applicable, be required to pay the Termination Fee more than once.

ARTICLE XII.

MISCELLANEOUS

Section 12.1  Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent:

ALTA MESA HOLDINGS, LP
15415 Katy Fwy, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle, President
Telephone: (281) 530-0991
Facsimile: (281) 530-5278

To Merger Sub:

ALTA MESA ACQUISITION SUB, LLC
c/o Alta Mesa Holdings, LP
15415 Katy Fwy, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle, President
Telephone: (281) 530-0991
Facsimile: (281) 530-5278

With copies (which shall not constitute notice) to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Buddy Clark
Telephone: (713) 547-2077
Facsimile: (713) 236-5577

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Bill Nelson
Telephone: (713) 547-2084
Facsimile: (713) 236-5557

To Target:

THE MERIDIAN RESOURCE CORPORATION
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
Attention: Paul Ching, Chairman & CEO
Telephone: (281) 597-7000
Facsimile: (281) 597-8880

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention: Roger K. Harris
Telephone: (713) 651-5151
Facsimile: (713) 651-5246

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three (3) Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 12.2  Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 12.3  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

Section 12.4  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.5  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 12.6  Entire Agreement.  This Agreement, all documents contemplated herein or required hereby, the Confidentiality Agreement and the Voting Agreements represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

Section 12.7  Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Texas, without reference to rules relating to conflicts of law.

Section 12.8  Submission to Jurisdiction.  Each party to this Agreement submits to the exclusive jurisdiction of the federal and state courts in Harris County, in the State of Texas, in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 12.9  Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 12.10  No Third Party Beneficiaries.  Except as provided in Section 8.5, no Person other than a party to this Agreement is an intended beneficiary of this Agreement or any portion hereof.

Section 12.11  Disclosure Schedules.  The disclosures made on the Target Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on the Target Disclosure Schedule will not be deemed an admission by Target that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect.

Section 12.12  Amendments and Supplements.  At any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Parent Parties and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the shareholders of Target, there shall be no amendment or change to the provisions hereof unless permitted by the TBCA and/or the TBOC, as applicable, without further approval by the shareholders of Target.

Section 12.13  Extensions, Waivers, etc.  At any time prior to the Effective Time, either party may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party, or breaches thereof, contained herein or in any document delivered pursuant hereto; or

(c) subject to the proviso of Section 12.12 waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Merger Sub or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 12.14  Specific Performance; Additional Remedies.  Parent, Merger Sub and Target agree that money damages would not be a sufficient remedy for any Parent Breach or any Target Breach and that, in addition to the remedies set forth in Section 11.3, the non-breaching party shall be entitled to all remedies available to it at law or equity as a remedy for such breach, including specific performance and injunctive relief. In connection with any request for specific performance or other equitable relief by the non-breaching party under this Section 12.14, the breaching party waives any requirement for the security or posting of any bond in connection with such remedy. The parties further agree that (a) by seeking any particular remedy, the non-breaching party shall not in any respect waive its right to seek any other form of relief that may be available to it, and (b) nothing contained in this Section 12.14 shall require the non-breaching party to institute any proceeding for (or limit the right of the non-breaching party to institute any proceeding for) specific performance or injunctive relief under this Section 12.14 before exercising any termination right arising from a Parent Breach or a Target Breach, as applicable (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 12.14 or anything contained in this Section 12.14 restrict or limit the right of the non-breaching party to terminate this Agreement as a result of a Parent Breach or a Target Breach, as applicable, or pursue any other remedies under this Agreement that may be available then or thereafter.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALTA MESA HOLDINGS, LP

By: Alta Mesa GP, LLC
Its: General Partner

By:	/s/ Harlan H. Chappelle
Name:     Harlan H. Chappelle

Title:	President and Chief Executive Officer

ALTA MESA ACQUISITION SUB, LLC

By:	/s/ Harlan H. Chappelle
Name:     Harlan H. Chappelle

Title:	Manager

THE MERIDIAN RESOURCE CORPORATION

By:	/s/ Paul D. Ching
Name:     Paul D. Ching

Title:	Chairman, Chief Executive Officer and
President

[Signature Page — Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of December   , 2009, by and among ALTA MESA HOLDINGS, LP, a Texas limited partnership (“Parent”), ALTA MESA ACQUISITION SUB, LLC, a Texas limited liability company (“Merger Sub,” and, together with Parent, the “Parent Parties”), THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (“Target”), and the undersigned shareholder (“Shareholder”) of Target.

RECITALS

A. Concurrently with the execution of this Agreement, the Parent Parties and Target have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides that upon the terms and subject to the conditions thereof, at the Effective Time, Target shall merge with and into Merger Sub and the separate corporate existence of Target shall thereupon cease and Merger Sub shall be the Surviving Company.

B. In connection with the Merger, Target has agreed to solicit the votes of the shareholders of Target on certain actions, the approval of which by such shareholders is a condition precedent to the consummation of the Merger, and, in connection therewith, to deliver to the shareholders of Target a proxy statement soliciting their vote on such actions (the “Proxy Statement”).

C. As of the date hereof, Shareholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of Target as set forth on the signature page of this Agreement.

D. In order to induce the Parent Parties to execute the Merger Agreement, Shareholder desires to restrict the transfer or disposition of, and desires to vote, his Shares as provided in this Agreement, and the execution and delivery of this Agreement is a material condition to the Parent Parties’ willingness to enter into the Merger Agreement.

E. As a shareholder of Target, Shareholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Certain Definitions.  Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time of the Merger and (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article XI thereof.

(d) “Options” means: (i) all securities Beneficially Owned by such Shareholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of Target, including, without limitation, options, warrants and other rights to acquire Target Common Shares or other shares of capital stock of Target; and (ii) all securities of which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of Target, including, without limitation, in each case, Target Options, Target Warrants and other rights to acquire Target Common Shares or other shares of capital stock of Target.

(e) “Person” means any (i) individual, (ii) corporation, limited liability company, partnership, limited partnership or other entity, or (iii) Governmental Authority.

(f) “Shares” means: (i) all shares of capital stock of Target Beneficially Owned by such Shareholder as of the date of this Agreement; and (ii) all shares of capital stock of Target of which Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

(g) “Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) Transfer pursuant to a court order and (2) such actions pursuant to which such Shareholder maintains all voting rights with respect to such security.

2.  No Transfer of Shares or Options.  Shareholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Shareholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options or make any agreement relating thereto, in each case, without the prior written consent of Parent. Shareholder agrees that any Transfer in violation of this Agreement shall be void ab initio and of no force or effect. Shareholder hereby agrees with, and covenants to, each other party hereto, that Shareholder shall not request that Target register the Transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of its Shares, unless such Transfer is made in compliance with this Agreement. Shareholder shall notify the Parent Parties promptly, but in no event later than two Business Days, of the number of any Shares or Options acquired by such Shareholder after the date hereof or any other change in the number of Shares and Options Beneficially Owned by such Shareholder after the date hereof.

3.  No Transfer of Voting Rights.  Shareholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, Shareholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement and the Merger Agreement.

4.  Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of shareholders of Target, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of Target with respect to any of the following, Shareholder shall vote all of the Shares or cause all of the Shares to be voted:

(i) in favor of (1) the Merger and the other Transactions, including all actions and transactions contemplated by the Proxy Statement, and (2) any other actions properly presented to holders of shares of capital stock of Target in furtherance of the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy Statement;

(ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy Statement; and

(iii) except as otherwise agreed in writing in advance by Parent, against the following actions (other than in furtherance of the consummation of the Merger and the actions contemplated by the Merger Agreement or the Proxy Statement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Target or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of Target or its Subsidiaries; (C) the issuance of shares of capital stock of Target in connection with any such transaction described in the foregoing clause (A) or clause (B), or (D) (1) any change in a majority of the persons who constitute the board of directors of Target; (2) any change in the present capitalization of Target or any amendment of Target’s articles of incorporation or bylaws; (3) any other material change in Target’s corporate structure or business; or (4) any action that is intended, or could reasonably be expected, in any manner to impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or otherwise adversely affect the consummation of the Merger or any of the other Transactions, in accordance with the terms thereof, or the Proxy Statement, including, without limitation, any action which could result in a breach in any respect of any covenant, representation, or warranty or other obligation or agreement of Target under the Merger Agreement or this Agreement.

(b) Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of this Section 4.

5.  Representations, Warranties and Covenants of Shareholder.  Shareholder hereby represents, warrants and covenants to the Parent Parties as follows:

(a) Shareholder is the Beneficial Owner of the Shares and Options indicated on the signature page of this Agreement. If any such Shares are held other than of record in the name of Shareholder, Exhibit A lists each name, address and, if applicable, account number (each such name and, if applicable, corresponding account number, a “Nominee Account”) in which such Shares are so held and the number of Shares so held in each such Nominee Account. Except as set forth on Exhibit A, Shareholder is the record holder of the Shares and Options indicated on the signature page of this Agreement.

(b) As of the date hereof, Shareholder does not Beneficially Own any shares of capital stock of Target or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of Target, other than the Shares and Options set forth on the signature page hereto.

(c) Shareholder has the sole, full right, power and authority to dispose, vote or direct the voting of the Shares for and on behalf of all Beneficial Owners of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Without limiting the foregoing, none of the Shares are subject to any shared voting power or power of disposition by any other Beneficial Owner of the Shares.

(d) The Shares are Beneficially Owned by Shareholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, preemptive rights, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, or any other encumbrances of any kind or nature (“Encumbrances”), except as permitted by the terms of this Agreement.

(e) The execution and delivery of this Agreement by Shareholder does not, and Shareholder’s performance of its obligations under this Agreement will not, conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to Shareholder or by which Shareholder or any of Shareholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(f) Shareholder has the sole, full right, power and authority to make, enter into and carry out the terms of this Agreement with respect to all of the Shares without limitation, qualification or restriction on such power and authority. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(g) Except as expressly contemplated herein, Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares that would prohibit or restrict Shareholder from voting the Shares as described in this Agreement or require Shareholder to Transfer the Shares in violation of this Agreement, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

6.  Additional Documents.  Each of Shareholder and Target hereby covenants and agrees to execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable, in the reasonable opinion of Parent, to carry out the purposes and intent of this Agreement.

7.  Consents and Waivers.  Shareholder hereby gives all consents and waivers that may be required from it for the execution and delivery of this Agreement under the terms of any agreement or instrument to which Shareholder is a party or subject or in respect of any rights Shareholder may have now or at any time prior to the Expiration Date with respect to the voting of the Shares. Shareholder further consents to Target placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, until otherwise requested by Parent, remain in effect until the Expiration Date. Shareholder further consents and authorizes the Parent Parties and Target to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

8.  Waiver of Claims.  Subject to Section 11 of this Agreement, Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder, either alone or together with the other Target voting agreements to be delivered in connection with the execution of the Merger Agreement, or the approval of the actions contemplated by the Merger Agreement or the Proxy Statement by the Board of Directors of Target, breaches any fiduciary duty of the Board of Directors of Target or any member thereof; provided, that the Shareholder may defend against, contest or settle any such action, claim suit or cause of action brought against Shareholder that relates solely to the Shareholder’s capacity as a director or officer of Target.

9.  Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

10.  Covenants.  Target agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the Transfer of any Shares, except in accordance with the terms of this Agreement.

11.  Shareholder Capacity.  Shareholder does not make any agreement or representation or warranty herein as a director or officer of Target. Nothing in this Agreement shall be construed as prohibiting, preventing, precluding or otherwise affecting any actions taken, or not taken, by Shareholder in his capacity as an officer or director of Target or any of its Subsidiaries or from fulfilling the obligations of such office.

12.  Board Approval.  Target represents and warrants that prior to the execution of this Agreement, the Board of Directors of Target has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Target and the holders of Target’s capital stock and has approved the execution and delivery of this Agreement by Target.

13.  Miscellaneous.

(a) Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

To Parent:

ALTA MESA HOLDINGS, LP
15415 Katy Fwy, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle, President
Telephone: (281) 530-0991
Facsimile: (281) 530-5278

To Merger Sub:

ALTA MESA ACQUISITION SUB, LLC
c/o Alta Mesa Holdings, LP
15415 Katy Fwy, Suite 800
Houston, Texas 77094
Attention: Harlan H. Chappelle, President
Telephone: (281) 530-0991
Facsimile: (281) 530-5278

With copies (which shall not constitute notice) to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Buddy Clark
Telephone: (713) 547-2077
Facsimile: (713) 236-5577

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Bill Nelson
Telephone: (713) 547-2084
Facsimile: (713) 236-5557

To Target:

THE MERIDIAN RESOURCE CORPORATION
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
Attention: Paul Ching, Chairman & CEO
Telephone: (281) 597-7000
Facsimile: (281) 597-8880

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski, L.L.P.
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention: Roger K. Harris
Telephone: (713) 651-5151
Facsimile: (713) 651-5517

To Shareholder:

To the address for notice set forth opposite Shareholder’s name on the signature page hereof.

(c) Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts.  This Agreement may be executed in two or more counterparts, and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties or to a person designated in writing by the parties to accept and confirm the execution and delivery of this Agreement, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by the Parent Parties and Shareholder; provided, however, that Target’s obligations hereunder may not be changed or modified without the written consent of Target.

(f) Severability.  In the event that any provision of this Agreement shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g) Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of Harris County in the State of Texas in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction.  The parties hereto agree to waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies.  The parties acknowledge that the Parent Parties will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to the Parent Parties upon any such violation or breach, the Parent Parties shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to the Parent Parties at law or in equity, and that Shareholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy by the Parent Parties shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the Parent Parties.

(j) Binding Effect; No Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 13(j) shall be void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALTA MESA HOLDINGS, LP

By: Alta Mesa GP, LLC
Its: General Partner

By:
Name:
Title:

ALTA MESA ACQUISITION SUB, LLC

By:
Name:
Title:

THE MERIDIAN RESOURCE CORPORATION

By:
Name:
Title:

[Signature Page — Voting Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

SHAREHOLDER:

Signature

Print Name

Address

Shares and Options

Target Common Shares:
Target Options:
Target Warrants:

[Signature Page — Voting Agreement]

EXHIBIT A

[Nominee Accounts]

Exhibit B

Form of Option Waiver, Cancellation and Release Agreement

OPTION WAIVER, CANCELLATION AND RELEASE AGREEMENT

This Option Waiver, Cancellation and Release Agreement (this “Agreement”) is entered into by and between THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (“Target”), and          (the “Optionholder”). Terms used in this Agreement with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of December   , 2009 (the “Merger Agreement”), by and among ALTA MESA HOLDINGS, LP, a Texas limited partnership (“Parent”), ALTA MESA ACQUISITION SUB, LLC, a Texas limited liability company (“Merger Sub,” and, together with Parent, the “Parent Parties”), and Target. This Agreement shall be effective as of the Effective Time.

RECITALS

A. Under the option agreement, dated          , by and between the Optionholder and Target (the “Option Agreement”), Target granted to the Optionholder a stock option (the “Option”) to purchase           full shares of Target Common Shares at an exercise price equal to $      per share pursuant to the [1997 Long-Term Incentive Plan/2007 Long-Term Incentive Plan] (the “Plan”).

B. In connection with the Merger, Target and the Optionholder desire to cancel the entire Option Agreement as it relates to           shares of Target Common Shares immediately prior to the Effective Time so that on and after the Effective Time, the Option Agreement shall be cancelled and of no further effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

CANCELLATION OF OPTIONS

1.1  Waiver of Substitution.  In exchange for the payment of the amount described in Section 1.3 below, as of the Effective Time, the Optionholder hereby irrevocably and unconditionally waives and relinquishes his rights of substitution with respect to the Option under the Plan and Option Agreement. In waiving the right to substitution, the Optionholder understands and acknowledges that he shall not be entitled to acquire under the Option Agreement any cash, stock, securities or other property that the Optionholder may be entitled to pursuant to any [Change of Control (as defined in the Plan)/Corporate Change (as defined in the Plan)], except as set forth in Section 1.3 of this Agreement.

1.2  Cancellation of Option Agreement.  In exchange for the payment of the amount described in Section 1.3 below, the Optionholder hereby agrees that the Option Agreement and the Option granted thereunder shall be cancelled, terminated, and of no further force or effect, effective as of the Effective Time, and neither Target nor the Optionholder shall have any further rights or obligations with respect to the Option Agreement, or with respect to any Target Common Shares that could have been purchased upon exercise of the Option under the Option Agreement. The Optionholder hereby agrees not to exercise the Option under the Option Agreement, in whole or in part, or transfer the Option under the Option Agreement or any portion thereof.

1.3  Payment.  In exchange for the Optionholder’s agreement to cancel the Option Agreement and the rights, obligations and liabilities of Target thereunder granting Optionholder the right to purchase Target Common Shares or other ownership interests of Target and the release of claims set forth in Section 1.4, Target hereby agrees to pay Optionholder, as promptly as practicable after the Effective Time, $10.00 in cash, without interest (less any income or employment Tax withholding required under (x) the Code, (y) any applicable state or local Tax laws, or (z) any other applicable laws).

1.4  Release.

(a) Effective as of the Effective Time, the Optionholder, for the Optionholder and the Optionholder’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge Target, the Parent Parties and their respective Affiliates (including, but not limited to, the Surviving Company) and each of their respective successors and assigns, and their present and former officers, directors, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights to acquire securities of Target pursuant to the Option Agreement and the Target Common Shares issuable thereunder (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Optionholder or the Optionholder’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the Effective Time; provided that this Section 1.4(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b) The Optionholder covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the Effective Time.

1.5  Further Assurances.  Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

ARTICLE II

MISCELLANEOUS

2.1  Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

2.2  Parties Bound.  The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

2.3  Counterparts.  This Agreement may be executed in two or more counterparts, and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties or to a person designated in writing by the parties to accept and confirm the execution and delivery of this Agreement, it being understood that all parties need not sign the same counterpart.

2.4  Entire Agreement.  This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

2.5  Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of Harris County in the State of Texas in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

2.6  Notices.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by Target or by the Optionholder, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith. Notice to Target shall be addressed and delivered as follows:

THE MERIDIAN RESOURCE CORPORATION
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
Attention: Paul Ching, Chairman & CEO
Telephone:
Facsimile:

Notice to the Optionholder shall be addressed and delivered to the address set forth opposite the Optionholder’s name on the signature page hereof.

2.7  Effectiveness.  If the Merger Agreement is terminated pursuant to Article XI thereof, this Agreement shall be void and cease to be of further force or effect, with no liability on the part of any party to the other party hereto and the agreements and obligations of the parties contained the Option Agreement shall continue to apply in accordance with the terms of the Option Agreement, without giving effect to the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Target has caused this Agreement to be executed by its duly authorized officer, and the Optionholder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the   day of          , 2010.

THE MERIDIAN RESOURCE CORPORATION

By:
Name:
Title:

OPTIONHOLDER

By:
Name:
Address:

Annex B

711 Louisiana Street
Suite 1650
Houston, TX 77002
713.546.5800 Telex 69-74324
WATS 800.366.7426

December 22, 2009

Personal and Confidential

Board of Directors
The Meridian Resource Corporation
1401 Enclave Parkway
Suite 300
Houston, Texas 77077

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of the Meridian Resource Corporation (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated as of December 22, 2009 (the “Merger Agreement”), among Alta Mesa Holdings, L.P. (“Parent”), and Alta Mesa Acquisition Sub, L.L.C., a Texas limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company. Capitalized terms used in this opinion letter without definition shall have the meaning ascribed to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, each share of the Company’s common stock, $.01 par value (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except as otherwise provided for in the Merger Agreement, shall be converted into the right to receive an amount in cash, without interest, equal to the $0.29 (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company;

ii) reviewed certain non-public internal financial statements and other financial and operating data concerning the Company, including the Company’s engineering and reserve report;

iii) reviewed certain non-public financial forecasts relating to the Company prepared by the management of the Company (the “Company Forecasts”);

iv) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company, including the Company’s questionable ability to continue as a going concern;

v) reviewed historical reported prices and trading activity for the Company Common Stock;

A Regions Company
Not FDIC Insured • May Lose Value • No Bank Guarantee
Not a Deposit • Not Insured by Any Government Agency

The Meridian Resource Corporation
December 22, 2009

vi) compared the financial performance of the Company and the prices of the Company Common Stock with those of certain other publicly traded companies we deemed relevant;

vii) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

viii) reviewed the Merger Agreement;

ix) considered the results of the Company’s efforts to solicit indications of interest from selected third parties with respect to a possible acquisition of the Company; and

x) performed such other analyses and considered such other factors as we have deemed appropriate.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. At the direction of the Company we have assumed, without independent verification, that the Company Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company.

We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have assumed that the Merger will be consummated as provided in the Merger Agreement with full satisfaction of all covenants and conditions set forth in the Merger Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or the Merger Consideration and the tax treatment of the Merger to various constituencies. We express no view or opinion as to the fairness of the amount or nature of the compensation, if any, to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the shareholders of the Company. In addition, we express no view or opinion as to the relative merits of the Merger in comparison to other transactions available to the Company or in which the Company might engage or as to whether any transaction might be more favorable to the Company as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of the Company to recommend the Merger to the Company’s stockholders or the Company’s decision to proceed with or effect the Merger. This opinion is not a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger.

The Company has agreed to indemnify us against certain liabilities arising out of our engagement by the Company. Moreover, we and our affiliates are actively engaged in the securities business as a broker, dealer, investment advisor and investment banking organization. Accordingly, we and/or our affiliates may actively trade or hold securities or loans of the Company for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be republished or disclosed to any other party without our written consent, provided that this opinion may be published in a proxy statement delivered to stockholders of the Company in connection with the solicitation of proxies to approve the Merger. Under its engagement with the Company, Morgan Keegan will receive a fee in connection with rendering this opinion, which fee is not contingent upon the successful completion of the Merger. Morgan Keegan’s opinion was approved by Morgan Keegan’s fairness opinion committee.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

The Meridian Resource Corporation
December 22, 2009

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair, from a financial point of view, to such holders.

Sincerely,

/s/  Morgan Keegan & Company, Inc.
MORGAN KEEGAN & COMPANY, INC.

Annex C

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

§ 10.351. Applicability of Subchapter

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. Definitions

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. Form and Validity of Notice

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. Rights of Dissent and Appraisal

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange or a similar system;

(B) listed on the Nasdaq Stock Market or a successor quotation system;

(C) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor system; or

(D) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor entity; or

(iii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

§ 10.355. Notice of Right of Dissent and Appraisal

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(2) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(2).

§ 10.356. Procedure for Dissent by Owners as to Actions; Perfection of Right of Dissent and Appraisal

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(2) must give to the responsible organization a notice dissenting to the action that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) before the action is considered for approval, if the action is to be submitted to a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the action was approved by the requisite vote of the owners, if the action is to be undertaken on the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(2)(E) is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under this section, the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. Withdrawal of Demand for Fair Value of Ownership Interest

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. Response by Organization to Notice of Dissent and Demand for Fair Value by Dissenting Owner

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356, the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) An offer made under Subsection (c)(2) must remain open for a period of at least 60 days from the date the offer is first delivered to the dissenting owner.

(e) If a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or if a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 60th day after the date the offer is accepted or the agreement is reached, as appropriate, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. Record of Demand for Fair Value of Ownership Interest

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. Rights of Transferee of Certain Ownership Interest

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. Proceeding to Determine Fair Value of Ownership Interest and Owners Entitled to Payment; Appointment of Appraisers

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. Computation and Determination of Fair Value of Ownership Interest

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. Powers and Duties of Appraiser; Appraisal Procedures

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. Objection to Appraisal; Hearing

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. Court Costs; Compensation for Appraiser

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. Status of Ownership Interest Held or Formerly Held by Dissenting Owner

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. Rights of Owners Following Termination of Right of Dissent

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. Exclusivity of Remedy of Dissent and Appraisal

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

THE MERIDIAN RESOURCE CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
[          ], 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of The Meridian Resource Corporation, a Texas corporation (the “Company”), hereby constitutes and appoints Paul D. Ching, Lloyd V. DeLano and Steven G. Ives, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of common stock, $.01 par value, of the Company that the undersigned would be entitled to vote at the special meeting of shareholders of the Company to be held [          ], 2010, and at any adjournment or postponement thereof, on the following matters more particularly described in the accompanying Proxy Statement dated [          ], 2010.

This proxy revokes all prior proxies with respect to the special meeting. This proxy will be voted in the manner directed herein and in accordance with the accompanying Proxy Statement. Receipt of the Notice of Special Meeting and the related Proxy Statement is hereby acknowledged. If no direction is made, the undersigned grants the proxies named above discretionary authority with respect to, and this proxy will be voted FOR, proposals 1 and 2 which are being proposed by the board of directors of the Company. In their discretion, the proxies named above are authorized to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The board of directors of the Company recommends that you vote FOR the approval of proposals 1 and 2.

THERE ARE THREE WAYS TO DELIVER YOUR PROXY

MAIL — Simply complete, sign and date your proxy card and return it in the envelope provided as soon as possible. If you are delivering your proxy by telephone or Internet, please do not mail your proxy card.

-OR-

TELEPHONE — On a touch tone telephone, call toll-free [          ], 24 hours a day, 7 days a week. You will be prompted to provide your unique control number shown below. Have your proxy card ready, then follow the prerecorded instructions. Available until [  ] p.m. Eastern Time on [     ], [     ], 2010.

-OR-

INTERNET — Visit the Internet website at www.[     ].com. Enter your unique control number shown below and follow the instructions on your screen. You will incur only your usual internet charges. Available until [  ] p.m. Eastern Time on [     ], [     ], 2010.

CONTROL NUMBER
[          ]
(Continued and to be signed on the reverse side)

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THE MERIDIAN RESOURCE CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
[          ], 2010

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

Please mark your vote in blue or black ink as shown here. ☒

1. Proposal to adopt the Agreement and Plan of Merger dated as of December 22, 2009, among The Meridian Resource Corporation, Alta Mesa Holdings, LP and Alta Mesa Acquisition Sub, LLC.

[  ] FOR
[  ] AGAINST
[  ] ABSTAIN

2. Proposal to approve the postponement or adjournment of the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

[  ] FOR
[  ] AGAINST
[  ] ABSTAIN

3. In accordance with their discretion, to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.                                                                                          [  ]

Signature of Shareholder	Date:
Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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